UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2006

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

The annual meeting of shareholders of Vectren Corporation (the “Company”) will be held at the corporate offices of Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, April 26, 2006, at 10:00 a.m. (Central Daylight Time), for the following purposes:

1.	The reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected;
2.	The reapproval of the Vectren Corporation At Risk Compensation Plan, as amended and restated;
3.	The ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for 2006; and
4.	The transaction of such other business as may properly come before the meeting, or any adjournment of the meeting.

As allowed by the Company’s Code of By-Laws, the board of directors has fixed the close of business on March 3, 2006, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-888-693-8683 or using the Internet (www.cesvote.com). Please have your proxy card in hand when calling or accessing the website. Please note that if your shares are not registered in your own name, your bank, broker or other institution holding your shares may not offer telephone or Internet voting. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

By order of the board of directors,

VECTREN CORPORATION

By RONALD E. CHRISTIAN
Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary

Evansville, Indiana

March 15, 2006

LOCATION OF APRIL 26, 2006

ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot adjacent to Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

YOUR VOTE IS IMPORTANT

PLEASE READ THE PROXY STATEMENT AND SIGN, DATE AND MAIL THE PROXY IN THE PREPAID ENVELOPE WITHOUT DELAY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON IF YOU WISH. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT THEY RECEIVE YOUR VOTING INSTRUCTIONS.

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COMMUNICATIONS TO NON-EMPLOYEE DIRECTORS

In February 2003, the Nominating and Corporate Governance committee (“Governance committee”) of the board of directors created a new position of Lead director, whose primary responsibilities, including serving as chair of executive sessions of the non-employee directors, are set forth in the Corporate Governance Guidelines attached as Appendix A. The guidelines are also posted on the Company’s website at www.vectren.com. Those guidelines provide that the Chair of the Governance committee is to serve as the Lead director. In 2006, the Chair of the Governance committee is Robert L. Koch II. In February of 2003, Mr. Koch was elected Lead director by the full Board.

The Audit committee is responsible for, among other things, establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this code. That code is attached as Appendix G, and is also posted on the Company’s website at www.vectren.com. The committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. In 2006, the Chair of the Audit committee is Richard W. Shymanski.

Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit committee or with any of the non-employee directors as a group may do so by writing to:

Lead Director, Chair, Audit Committee, or Non-Employee Directors Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

ACCESS TO INFORMATION

The Company makes copies of its Corporate Code of Conduct (which is applicable to all of its employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the board of directors), its Corporate Governance Guidelines and all committee charters, available free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
sschein@vectren.com

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the corporate offices of Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, April 26, 2006, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about March 15, 2006.

SOLICITATIONS OF PROXIES

The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or orally at the meeting.

If you are a participant in the Company’s Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you will receive a Voting Instruction Form asking how you want your shares to be voted. If you give instructions on the form, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, such as the election of directors and the reappointment of independent registered public accounting firms, the broker may vote your shares at its discretion. But for other proposals, including the proposal to reapprove the Company’s At Risk Compensation Plan, as amended and restated, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2006 annual meeting of shareholders is (1) the reelection of four directors of the Company to serve for a term of three years or until their successors are duly qualified and elected, (2) the reapproval of the Vectren Corporation At Risk Compensation Plan, as amended and restated, and (3) the ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for 2006. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 3, 2006, the Company had one class of capital stock outstanding, consisting of 76,186,504 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 3, 2006 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

The Company’s board of directors currently consists of twelve directors divided into three classes having staggered terms of three years each. The Class III directors, John M. Dunn, Niel C. Ellerbrook, Anton H. George, and Robert L. Koch II, are nominees for election with terms expiring in 2006. The Class I directors, John D. Engelbrecht, William G. Mays, J. Timothy McGinley, and Richard P. Rechter, have terms expiring in 2007. The Class II directors, R. Daniel Sadlier, Richard W. Shymanski, Michael L. Smith and Jean L. Wojtowicz, have terms expiring in 2008. Mr. Ellerbrook also serves as Chairman of the Board, President and Chief Executive Officer of Vectren Corporation. In addition, Mr. Ellerbrook serves as Chairman of the Board, Chief Executive Officer and director of Vectren Utility Holdings, Inc. (“VUHI”), a holding company for the Company’s regulated gas and electric distribution company subsidiaries, Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Energy Delivery of Ohio, Inc. Mr. Ellerbrook also serves as Chairman of the Board and director of Vectren Capital, Corp. (“Vectren Capital”), the Company’s subsidiary that serves as the vehicle for financing non-regulated business activities, Vectren Enterprises, Inc. (“Vectren Enterprises”), the Company’s subsidiary that serves as the corporate parent for non-regulated business activities, and Vectren Foundation, Inc. (“Vectren Foundation”), the entity that serves as the vehicle for fulfilling philanthropic objectives in the areas where the Company’s subsidiaries provide service.

At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly qualified and elected. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on April 26, 2006.

The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly qualified and elected. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee.

Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Class III Directors—Term expiring 2006

John M. Dunn, age 68, has been a director of SIGCORP, Inc., a predecessor of the Company (“SIGCORP”), or the Company since 1996. Mr. Dunn is Chairman and Chief Executive Officer of Dunn Hospitality Group, Ltd. and Dunn Hospitality Group Manager, Inc., a hotel development and management company. He is also a director of Old National Bank of Evansville, Indiana.

Niel C. Ellerbrook, age 57, has been a director of Indiana Gas, Indiana Energy, SIGECO, VUHI or the Company since 1991. Mr. Ellerbrook is Chairman of the Board, President and Chief Executive Officer (CEO) of the Company. He has served as Chairman and CEO since March 2000, which was the point in time when SIGCORP and Indiana Energy, Inc. (“Indiana Energy”) merged to create the Company, and additionally, as President since May, 2003. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Mr. Ellerbrook is the Chairman, Chief Executive Officer and a director of VUHI. Mr. Ellerbrook is also the Chair and a director of Vectren Capital and Vectren Enterprises and President, Chair and a director of Vectren Foundation. He is also a director of Old National Bancorp. He also serves on the Board of Trustees of the University of Evansville.

Anton H. George, age 46, has been a director of Indiana Energy or the Company since 1990. Mr. George is President and Chief Executive Officer of Indianapolis Motor Speedway Corporation, an auto racing company. Mr. George is also President and Chief Executive Officer of Hulman & Company, a manufacturer and distributor of baking powder and President of Terre Haute Realty Corporation, a real estate company. He is a director of First Financial Corporation.

Robert L. Koch II, age 67, has been a director of SIGECO, SIGCORP, or the Company since 1986. As Chair of the Nominating and Corporate Governance Committee of the Company’s Board, Mr. Koch is also the Lead director among the non-employee Board members. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives, recycled non-ferrous metals, and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment. Mr. Koch is also a director of Fifth Third Bancorp. He also serves on the Board of Trustees of the University of Evansville.

The board of directors recommends a vote “FOR” all nominees for Class III directors.

Class I Directors—Term expiring 2007

John D. Engelbrecht, age 54, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is President and Chief Executive Officer of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 14 U.S. cities. He is also a director of the University of Tennessee College of Communication and Information Science and trustee of the Evansville Museum.

William G. Mays, age 60, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer and founder of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of WellPoint, Inc. and First Indiana Corporation.

J. Timothy McGinley, age 65, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is a principal of House Investments, Inc., a real estate investment company. He is also a director of Waterfield Mortgage Corporation and he is the Chairman of the Board of Trustees of Purdue University.

Richard P. Rechter, age 66, has been a director of Indiana Gas, Indiana Energy, or the Company since 1984. Mr. Rechter is a director and Chairman of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling.

Class II Directors—Term expiring 2008

R. Daniel Sadlier, age 59, was elected to the board of directors of the Company in 2003. Mr. Sadlier is chairman of the Board of Directors of Fifth Third Bank (Western Ohio). He also is the Chairman of the Board of Trustees of the University of Dayton.

Richard W. Shymanski, age 69, has been a director of SIGECO, SIGCORP, or the Company since 1989. He is Chairman of Fendrich Industries, Inc., a holding company comprised of divisions that manufacture and import bandanas and other advertising specialty products; dyes and finishes yarns for the textile industry; prints on lightweight woven goods and precut fabric and engages in quilting products design and manufacturing. He is also the retired Chairman and Chief Executive Officer of Harding, Shymanski & Co., P.C., Certified Public Accountants and consultants, in Evansville, Indiana. He also serves on the Board of Trustees of the University of Evansville.

Michael L. Smith, age 57, was elected to the board of directors of the Company effective March 1, 2006 to complete the term vacated upon the retirement of Ronald G. Reherman. In addition to the Company, Mr. Smith serves on the following other public company boards of directors: Kite Realty Group, Inc., First Indiana Corporation, Emergency Medical Services Corporation, Inc., Calumet Specialty Products LP and InterMune, Inc. He also serves on the Board of Trustees of DePauw University. In order to allow Mr. Smith to fulfill his commitments and transition off several boards, the Board of Directors has determined to waive from March 1, 2006 until May 31, 2007, the director qualification standard in the Corporate Governance Guidelines attached as Appendix A which limits directors to service on no more than three other public company boards of directors. Mr. Smith was Executive Vice President and Chief Financial Officer of WellPoint, Inc. from 1999 until he retired on January 31, 2005.

Jean L. Wojtowicz, age 48, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation and Windrose Medical Properties Trust.

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company are Jerome A. Benkert, Jr., age 47, Carl L. Chapman, age 50, Ronald E. Christian, age 47, and William S. Doty, age 55.

Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy’s administrative services company.

Mr. Chapman has served as Chief Operating Officer of the Company since August 1, 2004 and as Executive Vice President since March 31, 2000. Prior to August 31, 2004 and since March 31, 2000, Mr. Chapman served as Executive Vice President of the Company and President of Vectren Enterprises. Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. From October 1, 1997 to June, 2002, Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Currently, Mr. Chapman is the Chairman of ProLiance Energy, LLC.

Mr. Christian has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since August 1, 2004 and Executive Vice President, General Counsel and Secretary of the Company since May 1, 2003. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy.

William S. Doty has served as Executive Vice President of Utility Operations since May 1, 2003. Mr. Doty also served as Senior Vice President of Energy Delivery for the Company from April of 2001 to May of 2003. He was Senior Vice President of Customer Relationship Management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was Vice President of Energy Delivery for SIGECO.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and executive officers as a group, as of February 2, 2006. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Shares Owned Beneficially (1)
John M. Dunn	15,220	(2)(3)(4)(7)
Niel C. Ellerbrook	684,843	(2)(3)(6)(7)
John D. Engelbrecht	21,844	(3)(4)(7)
Anton H. George	2,509,602	(1)(4)(5)(7)
Robert L. Koch II .	16,672	(2)(3)(4)(7)
William G. Mays	13,234	(4)(7)
J. Timothy McGinley	21,839	(2)(4)(7)
Richard P. Rechter	25,988	(2)(4)(7)
R. Daniel Sadlier	1,935	(2)(4)
Richard W. Shymanski	27,919	(3)(4)(7)
Michael L. Smith	1,500
Jean L. Wojtowicz .	13,550	(2)(4)(7)
Jerome A. Benkert, Jr.	183,315	(2)(6)(7)
Carl L. Chapman	256,119	(2)(6)(7)
Ronald E. Christian	175,275	(2)(6)(7)
William S. Doty	115,084	(2)(3)(6)(7)
All Directors and Executive Officers as a Group (16 Persons)	4,082,439	(1)

(1)	Except for Anton H. George, no director or executive officer owned beneficially as of February 2, 2006, more than .90 percent of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 1,572,837 shares or 2.06 percent of common stock of the Company. The beneficial ownership by Anton H. George of 2,509,602 shares or 3.29 percent of common stock of the Company is discussed below in footnote (5).

(2)	This amount does not include derivative securities held under the Company’s non-qualified deferred compensation plans. These derivative securities are in the form of phantom stock units which are valued as if they were Company common stock. The amounts shown for the following individuals include the following amounts of derivative units:

Name of Individuals or Identity of Group	Phantom Stock Units
John M. Dunn	14,558
Niel C. Ellerbrook	136,755
Robert L. Koch II	15,242
J. Timothy McGinley	2,453
Richard P. Rechter	22,431
R. Daniel Sadlier	5,379
Jean L. Wojtowicz	5,046
Jerome A. Benkert, Jr.	14,934
Carl L. Chapman	33,725
Ronald E. Christian	38,498
William S. Doty	11,115
All Directors and Executive Officers as a Group (11 Persons)	300,136

(3)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

(4)	Includes shares granted to non-employee directors under the Company’s At Risk Compensation Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(5)	Of the 2,509,602 shares, Mr. George has both sole voting and investment power with respect to 11,410 shares and both shared voting and investment power with respect to 9,280 shares held in an irrevocable charitable remainder unitrust of which he is co-trustee with his wife. Also included in this number are 10,489 shares, which he has the right to acquire as of February 2, 2006, or within sixty (60) days thereafter, under the Company’s At Risk Compensation Plan. Regarding the balance, he has either voting or investment power in his capacity as a member of the shareowner’s board of directors, charitable donations committee, or board of managers. Mr. George disclaims beneficial interest in these shares.

(6)	Includes shares granted to executives under the At Risk Compensation Plan and a restricted stock award granted to certain executives on January 1, 2006, under the Company’s At Risk Compensation Plan. These shares are subject to certain transferability restrictions and forfeiture provisions.

(7)	Includes shares which the named individual has the right to acquire as of February 2, 2006, or within sixty (60) days thereafter, under the 1994 Stock Option Plan (formerly SIGCORP, Inc. Stock Option Plan) or the Company’s At Risk Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, the Company and its subsidiaries purchased air conditioning units for approximately $350,000 from Koch Air, LLC, a wholly owned subsidiary of Koch Enterprises, Inc. (“Koch”). Robert L. Koch II, the Lead director, is the president and chief executive officer of Koch and he and members of his family own the shares of capital stock of Koch.

The Company and its subsidiaries paid Taylor Brothers Construction Company (“Taylor”) $200,000 in 2005 for construction-related services. William G. Mays, a director of the Company, owns approximately 25% of Taylor.

The Company and its subsidiaries purchased approximately $110,000 of asphalt from Rogers Group, Inc. (“RGI”) in 2005. Richard P. Rechter, a director of the Company, is a director and chairman of RGI and owns more than 10% of the outstanding shares of RGI.

INDEPENDENCE, MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has determined that all of the directors of the Company are independent, except for Mr. Ellerbrook, since they satisfy the Company’s Director Independence Standards. Those Director Independence Standards are set forth on page 11 of this proxy statement. In reaching this conclusion, the board of directors determined that none of the relationships described under “Certain Relationships and Related Transactions” would impair the director’s ability to make independent judgments since they involved the sale to the Company and its subsidiaries of commodity-type products and services which were immaterial in amount to the selling entities.

The board of directors of the Company had eight (8) meetings during the last fiscal year. No member attended fewer than 80 percent of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of the Company’s board of directors are elected to various committees. The standing committees of the Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit Committee, the Finance Committee, and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley. As Chair of the committee, Mr. Koch is also the Company’s Lead Director. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were five (5) meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are William G. Mays, Chair, John M. Dunn, Robert L. Koch II, and Richard P. Rechter. None of the members is an officer or employee of the Company. The functions of the committee are described under “Report of the Corporate Affairs Committee” below. There were three (3) meetings of the committee during the past fiscal year.

The members of the Audit Committee are Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, and R. Daniel Sadlier. Mr. Shymanski is also the committee’s designated “financial expert”. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the Audit Committee are described under “Report of the Audit Committee” below. There were five (5) meetings of the committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, J. Timothy McGinley, and Jean L. Wojtowicz. The Finance Committee acts on behalf of the board of directors with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the committee to act on behalf of the Board. The functions of the committee are described under “Report of the Finance Committee” below. There were two (2) meetings of the committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Anton H. George, R. Daniel Sadlier, and Richard W. Shymanski. Membership on the committee is restricted to non-employee members of the board of directors. The functions of the committee are described under “Report of the Compensation and Benefits Committee” below. There were three (3) meetings of the committee during the past fiscal year.

DIRECTOR COMPENSATION

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins at page 8, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions are discussed in that report.

Non-employee directors of the Company receive a cash retainer of $20,000 per year for service on the Board. The fees are paid in the form of a monthly retainer of $1,666.66. Committee Chairs receive an additional cash retainer of $2,000 per year, which is paid in the form of a monthly retainer of $166.66.

Non-employee directors also receive a fee of $1,000 for each Company Board meeting attended. Each non-employee member of a committee of the Board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee Chair of a committee is paid an additional fee of $500 for each meeting attended.

On May 1, 2005, each non-employee member of the Board received a grant of 1,350 shares of restricted stock under the Vectren Corporation At Risk Compensation Plan. The terms of those grants provide that, subject to certain limited exceptions, the restrictions will lift on May 1, 2006. As part of the total compensation provided to non-employee directors, a grant of restricted stock to each non-employee director will be made on May 1, 2006 with a value of $35,000 and the grant will vest at the end of one year. The equity compensation provided to non-employee directors is solely in the form of restricted stock.

In addition to the cash compensation referenced above, Mr. Smith will receive an additional monthly fee of $2,916 for the months of March and April, 2006, which is in lieu of the equity compensation he would have received attributable to such months.

The Company pays the travel and accommodation expenses of directors to attend meetings and other corporate functions, along with any taxes related to such payments. Such travel may be by Company aircraft if available.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10 percent of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2005 were timely made.

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance committee (“Governance committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance committee has five (5) members and is composed entirely of non-employee directors who each satisfy the “independence” standard established by the full Board. The Governance committee met five (5) times during the past fiscal year.

Scope of Responsibilities

The Governance committee has several significant responsibilities, including:

•	Serving as a conduit for shareholders to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of Chief Executive Officer;

•	Monitoring other corporate governance matters, including periodically reviewing the Company’s Shareholder Rights Agreement, Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•	Identifying and selecting qualified nominees for election to the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence”;

•	Assessing the contributions of existing members of the Board for reelection;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

2005 Accomplishments

The Governance committee achieved several accomplishments during the past year. The Governance committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance primarily arising from the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and significant regulatory changes affecting listed companies and established by the New York Stock Exchange (“NYSE”). These efforts by the Governance committee are ongoing.

As required by the Governance committee’s Charter, which is attached to this proxy statement as Appendix B, and is posted on the Company’s website at www.vectren.com, the Governance committee conducted an annual review of the corporate governance principles applicable to the full Board. Based upon that review, the Governance committee recommended a modification to the corporate governance principles to extend the retirement age for directors from 70 to 72. This recommendation was affirmed by the board of directors. The current corporate governance principles are attached to this proxy statement as Appendix A and are posted at the Company’s website at www.vectren.com.

The Governance committee considers nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” at page 40 of this proxy statement.

The Governance committee conducted a search for a new director to complete the term of office that was vacated when Ronald G. Reherman retired at the end of August, 2005. The Governance committee identified Michael L. Smith, retired chief financial officer of WellPoint, Inc., as a candidate who met the Company’s Board of Directors selection criteria and indicated a willingness to serve if elected. The Governance committee determined that, in light of his experience as the chief financial officer of a public company, Mr. Smith would be an excellent addition to the board of directors. In recommending Mr. Smith to the Company’s full board of directors, the Governance committee determined that it would be appropriate to waive the director qualification standard in the Company’s Corporate Governance guidelines from March 1, 2006 through May 31, 2007 which limits directors to service on no more than three other public company boards in order to allow Mr. Smith to transition off two of the five other public company boards on which he serves.

The Governance committee conducted an annual informational inquiry with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance committee as required by the Company’s corporate governance principles, and were approved by the full Board. During 2005 the standards were modified by the Board at the recommendation of the Governance committee to comport with the New York Stock Exchange changes to the exchange’s independence standard, which is the model for the Board’s standard. The standards are set forth and discussed at page 11 of this proxy statement.

During the past year the Governance committee recommended to the full Board the realignment of the members of the Board on the various Board committees. In connection with this effort, the Governance committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Upon reviewing each of the Governance committee’s recommendations, they were approved by the full Board.

Also, during the past year, the Governance committee established and recommended to the Board for approval additional criteria pertaining to the selection and retention of directors. The criteria are set forth on pages B-4 to B-5 of Appendix B and were approved by the Board. The Governance committee and the Board are charged with applying the criteria in light of all of the relevant facts and circumstances relating to each determination.

During the past year the Governance committee established a formal process to ensure there was adequate communication with the Board regarding actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and joint ventures. That process provides for quarterly updates to the Board relative to these actions.

The Governance committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. During the year, directors’ stock ownership was monitored and, as discussed at page 22 of this proxy statement, as of February 2, 2006 each director was in compliance with those guidelines.

During the past year, the Governance committee continued with the administration of the succession planning process regarding the Chief Executive Officer position. The purpose of this process is twofold. First, the Governance committee believes that it is prudent to have in place a short-term contingency plan in the unlikely event that an unforeseen emergency required that a replacement Chief Executive Officer be named. Second, the Governance committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Reports on this process were provided to the Governance committee at its meetings.

Under the oversight of the Governance committee, formal Board development activities were undertaken. During the past year the Board conducted a multi-day development session where they heard presentations from various external professionals with respect to important issues affecting the Company, including issues relating to credit quality, corporate governance and energy regulation. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. This session was accredited as approved director training by Institutional Shareholder Services.

As the plan administrator of the existing Vectren Corporation At Risk Compensation Plan (At Risk Plan) with respect to compensation for non-employee members of the Board, and with assistance from an independent compensation consultant, the Governance committee periodically evaluates the continuing market competitiveness of the non-employee Board members’ compensation. The most recent evaluation occurred in late 2003 and at that time the Governance committee determined the existing level of director compensation was market competitive. A renewed evaluation is expected to occur within the next year. The Governance committee made annual awards of restricted stock for directors effective as of May 1, 2005, and again to be effective on May 1, 2006. Under the proposed At Risk Compensation Plan, as amended and restated, that is the subject of action at the annual meeting, and is discussed more fully at pages 31-38, the Governance committee would continue to be the plan administrator with respect to compensation for non-employee members of the Board.

Earlier this year, the chair of the Governance committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The chair of the Governance committee then presented the evaluation results to the full Board. In response, the Chief Executive Officer developed an action plan that will be executed over the course of 2006.

Earlier this year, the Governance committee received affirmations from the chairs of all other committees certifying that their respective charters were adhered to in 2005, and specifying whether any changes to those charters were determined to be necessary and advisable. Each committee chair confirmed that their charter had been adhered to. Moreover, in the case of the Audit committee, minor changes were proposed to the charter, which were reviewed and approved by the Governance committee and the Board.

In connection with the 2006 Annual Meeting, employing the qualification criteria set forth in the corporate governance guidelines, as well as the director retention criteria approved by the Board and discussed above, the Governance committee evaluated the Board nominees who are standing for reelection. As a result of that process, the Governance committee concluded that the full Board should recommend to the shareholders that the four existing directors whose terms are expiring at this meeting be reelected.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance committee’s charter, earlier this year the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also, as required by the Governance committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Director Independence Standards

In determining director independence, the board of directors considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the listed company.

[1]	For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance committee from time to time and the Director Qualification Standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this evaluation, the Governance committee considers the candidate’s professional background, skills and such other factors as it deems appropriate given the current needs of the Board and the Company.

Commitment

The Governance committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company’s stakeholders. The Governance committee anticipates meeting throughout the year to continue to enhance the Company’s corporate governance principles, which are expected to evolve coincident with the ongoing changes being implemented by the Securities and Exchange Commission under Sarbanes-Oxley and the Corporate Governance Listing Standards of the NYSE as part of its oversight of listed companies.

Nominating and Corporate Governance Committee

Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs committee consists of four (4) members and is composed entirely of non-employee directors who each satisfy the “independence” standard established by the full Board. The Corporate Affairs committee met three (3) times during the past fiscal year.

Scope of Responsibilities

The Corporate Affairs committee’s responsibilities are set forth in its charter, which is attached to this proxy statement as Appendix C and is also posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•	Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environment related laws and regulations.

2005 Accomplishments

The Corporate Affairs committee considered several matters during the year. Management presentations were provided regarding the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits committee as a performance metric under the Company’s existing At Risk Compensation Plan (“At Risk Plan”).

The Corporate Affairs committee considered how the Company communicates with its customers, including with respect to topics such as high natural gas prices. As part of this dialogue, presentations were provided by management regarding natural gas supply, including the measures employed by the Company’s regulated business group to minimize price volatility for customers. Presentations were also provided with respect to the measures employed to assist customers in paying their utility bills.

The Corporate Affairs committee monitored the activities of Vectren Foundation. This monitoring included receiving regular reports regarding the foundation’s activities in the Company’s operating areas.

Safety performance by the Company’s subsidiaries was monitored by the Corporate Affairs committee. Considerable attention was given to the types of safety issues that arise in the Company’s regulated business operations, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits committee as a metric in establishing annual payment awards under the existing At Risk Plan.

The Company’s continuing diversity efforts were reported on to the Corporate Affairs committee. This report included a review of the company’s hiring practices, as well as interaction with governmental authorities with responsibility for these matters.

The Company’s environmental compliance and stewardship were considered at each meeting of the Corporate Affairs committee. Presentations were provided with respect to various environmental initiatives being undertaken by the Company.

Regulatory initiatives involving the Company’s utility operations were monitored by the committee. This monitoring included receiving reports from management regarding important matters pending before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

Reports were provided to the Corporate Affairs committee by legal counsel regarding litigation affecting the Company and its subsidiaries. Those reports included environmental compliance and employment litigation matters.

Finally, legislative matters that are of importance to the Company at the federal level, as well as in Indiana and Ohio, were reviewed and considered by the Corporate Affairs committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs committee’s charter, in late 2005 the committee reviewed the charter and determined that no modifications were necessary or advisable at this time. Also as required by the Corporate Affairs committee’s charter, the committee conducted an annual performance evaluation, the results of which will be discussed by the committee at its next regularly scheduled meeting.

Commitment

The Corporate Affairs committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs committee anticipates meeting at least three times in 2006 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

William G. Mays, Chair, Robert L. Koch II, John M. Dunn, and Richard P. Rechter

REPORT OF THE AUDIT COMMITTEE

The Audit committee oversees the Company’s financial reporting process on behalf of the full Board. The Audit committee consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”). The Audit committee met five (5) times during the past fiscal year.

Scope of Responsibilities

The Audit committee operates under a written Audit Committee Charter containing provisions that address requirements imposed by the Securities and Exchange Commission (“SEC”) and the NYSE. That charter is attached to this proxy statement as Appendix D and is also posted on the Company’s website at www.vectren.com. The Audit committee’s responsibilities include the authority and the responsibility of:

•	Selecting, evaluating, and replacing the independent registered public accounting firm (“independent auditors”);

•	Reviewing the scope, conduct, and results of audits performed;

•	Making inquiries as to the differences of views, if any, between such independent auditors and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems;

•	Considering whether the provision by the independent auditors of services for the Company in addition to the annual audit examination is compatible with maintaining the independent auditors’ independence; and

•	Reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s Internal Audit department.

2005 Accomplishments

In fulfilling its oversight responsibilities, the Audit committee reviewed and discussed with management and independent auditors the financial statements and report of management on the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K. The Audit committee also received reports from management with respect to each of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Richard W. Shymanski continued to serve the Audit committee as the designated “financial expert.” This designation was reviewed and approved by the Nominating and Corporate Governance committee and confirmed by the board of directors.

The Audit committee reviewed with the independent auditors their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit committee under generally accepted auditing standards.

In addition, the Audit committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by the Independence Standards Board.

The Audit committee also discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The Audit committee meets periodically with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During the year, the Audit committee administered the Company’s policy to govern when and under what circumstances the Company can engage its independent auditors to provide non-audit related services.

During the year, the Audit committee received regular reports regarding risk management issues arising from the Company’s business. As part of this process, management periodically provided presentations to the Audit committee regarding the matters considered by the Company’s risk management committee.

During the year, the Audit committee received reports from the Company’s legal counsel with respect to litigation, claims and other legal matters potentially affecting the Company.

During the year, the Audit committee was involved in monitoring the efforts undertaken by management to document, test and evaluate the Company’s system of internal control over financial reporting in response to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

In early 2006, the Audit committee reviewed and approved the Internal Audit department work plan for activities to be undertaken by the department during 2006. The Audit committee also reviewed and reaffirmed the department’s charter.

Corporate Code of Conduct

As provided for in its charter, the Audit committee is responsible for establishing, reviewing and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This includes ensuring that the Code is in compliance with all applicable rules and regulations. A copy of the Code is attached as Appendix G to this proxy statement and is also posted on the Company’s website at www.vectren.com. The Audit committee reviews management’s monitoring of the Company’s compliance with the Code, and ensures that management has the proper review system in place to provide that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. The Audit committee also confirmed, with assistance from the Director of Internal Audit, that during 2005 the members of the Board have complied with the Code.

Delineation of Responsibilities Between Management, the Independent Auditors, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The Company’s independent auditors are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit committee’s responsibility is to monitor and review the processes performed by management and the independent auditors. It is not the Audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit committee members are not employees of the Company. Therefore, the Audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. Furthermore, the Audit committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

2005 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit committee recommended to the board of directors that the audited financial statements for 2005 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn:	Investor Relations Vectren Corporation P.O. Box 209 Evansville, IN 47702-0209

Reappointment of Deloitte & Touche LLP (“Deloitte”)

The Audit committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accountants for fiscal year 2006. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2006 Annual Meeting.

Annual Committee Charter Review and Performance Evaluation

As required by the Audit committee’s charter, in early 2006 the committee reviewed the charter and determined that minor modifications were appropriate. The thrust of the modifications was to ensure that the language of the charter is action oriented. Also, as required by the Audit committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Commitment

The Audit committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit committee anticipates meeting at least quarterly throughout 2006.

Audit Committee

Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, and R. Daniel Sadlier

REPORT OF THE FINANCE COMMITTEE

The Finance committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s regulated and non-regulated businesses. The Finance committee consists of four (4) members, three of whom are non-employee directors who each satisfy the “independence” standard established by the full Board. The fourth member and chair of the Finance committee is Niel C. Ellerbrook, chairman of the Board, president and chief executive officer. The Finance committee met twice during the last fiscal year.

Scope of Responsibilities

The Finance committee’s responsibilities are set forth in its charter, which is attached to this proxy statement as Appendix E and is also posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Acting when it is impracticable for the full Board to meet and take action with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates; and

•	Acting on behalf of the full Board in limited instances where it is impracticable for the full Board to meet and take action, and only within parameters prescribed and delegated by the full Board.

2005 Accomplishments

During the year, the Finance committee reviewed and approved the Company’s overall financing program for 2005. The Finance committee monitored issues relating to credit ratings affecting the debt issued by the

Company’s subsidiaries. The Finance committee also reviewed and commented upon the Company’s dividend policy prior to the presentation of that policy to the full Board. In the fall, at the Finance committee’s second meeting, the Company’s 2006 financing plan was reviewed and approved. At that time the committee also reviewed and commented upon a proposed five year financing plan.

Acting pursuant to delegated authority from the full Board, the Finance committee reviewed and authorized a non-utility business transaction.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance committee’s charter, in early 2006 the committee reviewed the charter and determined that no changes were necessary or advisable at this time. The charter is attached as Appendix E. Also, as required by the Finance committee’s charter, the committee will conduct an annual performance evaluation, the results of which will be discussed by the committee at its next regularly scheduled meeting.

Commitment

The Finance committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board when delegated authority to respond to certain circumstances. The Finance committee anticipates meeting at least twice in 2006 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair, John D. Engelbrecht, J. Timothy McGinley, and Jean L. Wojtowicz

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits committee (“Compensation committee”) is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and certain of its subsidiaries and with respect to those officers serves as an administrator of the annual and long-term incentive plans, including the Company’s At Risk Compensation Plan (the “At Risk Plan”). The Compensation committee is also responsible for monitoring the Company’s executive compensation programs to ensure that they are aligned with the Company’s business strategies and financial goals. The Compensation committee operates pursuant to a charter, which is attached to this proxy statement as Appendix F and is also posted on the Company’s website at www.vectren.com.

The Compensation committee is composed of four (4) non-employee directors who each satisfy the “independence” standard established by the full Board. The Compensation committee met three (3) times during the past year.

A.  Executive Compensation Policy

The Company’s total compensation program for officers includes base salaries, as well as annual incentive and long-term incentive opportunities under the At Risk Plan.

The Compensation committee’s primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve shareholder, customer, and employee interests. The Company believes that the program also motivates the Company’s officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by comparable organizations of similar size. It is the opinion of the Compensation committee that the total compensation earned by Company officers in 2005 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

B.  Components of Executive Compensation

Base Salary

Individual salaries are set based on market comparisons to actual pay for comparable positions within the utility industry, and industry in general. In determining actual salaries, the Compensation committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities. Establishing industry-based salaries provides an objective standard by which to judge the reasonableness of the Company’s salaries, maintains the Company’s ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

Annual Incentive Compensation

All of the Company’s officers have a significant portion of their total compensation at risk. Participation in the annual incentive opportunity under the At Risk Plan, which includes the chief executive officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are based on periodic reviews of prevailing practices for comparable positions among similar companies of comparable size. The potential incentive award is determined annually by the Compensation committee and is based upon a percentage of each participant’s base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 40 to 60 percent of base salary.

For 2005, under the At Risk Plan, the Compensation committee established a number of performance metrics to be used for determining whether and to what extent annual incentive payments would be made to participants. The first metric was based upon the Company’s achievement of specified earnings per share (“EPS”) measures, as adjusted for the partial impact of abnormal weather. For 2005, excluding Mr. Ellerbrook, this metric represented 80 percent of the total annual incentive payment opportunity for Mr. Benkert and Mr. Christian. In the case of Mr. Chapman, this metric represented 60 percent of his total incentive payment opportunity. In the case of Mr. Doty, this metric represented 70 percent of his total incentive opportunity. The Compensation committee established three 2005 Company EPS measures for payments: threshold (zero payment); target; and maximum (two times target incentive). Linear interpolation was to be used for results between threshold, target and maximum. As a result of the Company’s performance in 2005, the payment relating to Company EPS was at 150 percent of target.

The second metric was based upon achieving a specified level of safety performance during 2005 and, excluding Mr. Ellerbrook, represented 10 percent of the total annual incentive opportunity for the four other executive officers. This metric was designed to incent the minimization of OSHA recordable accidents at the Company and the Company’s regulated subsidiaries. Similar to the EPS metric, the Compensation committee established achievement standards for 2005 OSHA Recordable Accidents as defined by the committee: threshold; target; and maximum. Similar to the measurement used for the first metric, linear interpolation was used for results between threshold, target and maximum. In 2005, the actual number of OSHA recordable accidents resulted in a 46 percent of target payment with respect to this metric.

The third metric was based upon achieving a specified level of customer satisfaction during 2005, and, excluding Mr. Ellerbrook, represented 10 percent of the total annual incentive opportunity for the four other executive officers. In 2005, the customer satisfaction performance resulted in a 33 percent of target payment with respect to this metric.

The fourth metric, which pertained only to Mr. Chapman and Mr. Doty, was based upon achieving a specified level of equivalent availability at the Company’s regulated electric generation facilities during 2005. For Mr. Chapman and Mr. Doty, this metric represented 10 percent of the total incentive payout opportunity. Similar to the other metrics, the Compensation committee established achievement standards for equivalent availability as defined by the committee: threshold, target and maximum. Also, similar to the measurements used for the other metrics, linear interpolation was used for the results between threshold, target and maximum. In 2005, the actual equivalent availability resulted in a 200 percentage of target payment.

The fifth metric, which pertained only to Mr. Chapman, was based upon the achievement by Vectren Enterprises, the Company’s holding company for non-utility businesses, of specific EPS measures. This metric represented 10 percent of Mr. Chapman’s total incentive opportunity. Like the other metrics, the Compensation committee established three 2005 Enterprises EPS measures for payments: threshold (zero percent); target; and maximum (two times target incentive). Linear interpolation was to be used for results between threshold, target and maximum. In 2005, the payment relating to Enterprises EPS was at 200 percent of target.

The amounts payable under the At Risk Plan for 2006 will be determined and paid early in 2007 and accordingly will be reflected in next year’s proxy statement as part of calendar year 2006 compensation.

Long-Term Incentive Compensation

The purpose of the long-term incentive opportunity under the At Risk Plan is to retain and motivate the Company’s principal officers to increase their incentive to work toward the attainment of the Company’s long-term growth and profit objectives. Under the plan, the Compensation committee determines the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer’s base salary to be used for determining the number of shares or options to be granted. Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and totally at risk.

Prior to the adoption of the At Risk Plan by the Company’s shareholders in April 2001, in September of 2000 the board of directors determined that it was appropriate to grant to the executive officers, as well as other principal officers, restricted stock under the Executive Restricted Stock Plan, which was originally approved by Indiana Energy’s shareholders. It was adopted by the Company’s board of directors as a Company plan concurrent with the effective date of the merger of Indiana Energy and SIGCORP, Inc. in March of 2000. That September 2000 grant, which was effective as of October 1, 2000, provided as prescribed by the Executive Restricted Stock Plan that, depending upon the Company’s performance as measured using total shareholder return (stock price appreciation plus dividends) relative to the performance of its designated peer group, the grant could double, vest or be forfeited. The grant was subdivided into three segments, which had, respectively, performance measuring periods ending December 31, 2002, December 31, 2003 and December 31, 2004. At the end of December 31, 2002, the Company’s performance placed it into the top quartile of its peer group and, as a result, one third of the grant was doubled and, as doubled, remained restricted subject to continued employment for an additional year. As of December 31, 2003, that grant, as doubled, vested.

Regarding the portions of the grant with measuring periods ending December 31, 2003 and December 31, 2004, the Compensation committee determined that in measuring the Company’s performance relative to its peers, the concept of linear interpolation should be employed instead of the use of absolute quartiles. This action, which was taken in December of 2002, and subsequently ratified by the full Board (excluding Mr. Ellerbrook), provides that if the Company’s performance puts it below the 25th percentile relative to its peers, the grant is forfeited. Performance by the Company between the 25th and 90th percentile of the peer group can result in the grant ranging from 0.375 to two times. Performance by the Company at the 90th percentile and higher will result in the grant doubling. Based upon advice from its independent consultant, the Compensation committee concluded that this method is preferable to the use of the absolute quartile method, which relies upon measurement cliffs.

For the portion of the grant with a measuring period ending December 31, 2003, in measuring the Company’s performance relative to its peers and employing linear interpolation, an award was made equal to 1.2794 the target payment. That grant, as modified for the performance adjustment, is reflected in 2003 compensation in Table I, the Summary Compensation Table, under LTIP Payouts. That grant vested as of December 31, 2004. For the portion of the grant with a measuring period ending December 31, 2004, in measuring the Company’s performance relative to its peers and employing linear interpolation, an award was made equal to 1.2381 the target payment. That grant, as modified for the performance adjustment, is reflected in 2004 compensation in Table I, the Summary Compensation Table, under LTIP Payouts. That grant vested as of December 31, 2005.

On December 31, 2005, a three year measurement period ended on a grant of restricted stock made under the At Risk Plan on January 1, 2003. Similar to the grants made under the Restricted Stock Plan, the ultimate amount of the award was based upon the Company’s performance (total shareholder return) relative to companies in a peer group established by the Compensation committee. In measuring the Company’s performance relative to its peers and employing linear interpolation, an award was made equal to 0.6235 the target payment. That grant, as modified for the performance adjustment, is reflected in 2005 compensation in Table I, the Summary Compensation Table under LTIP Payouts. The grant is still subject to forfeiture since, except for limited circumstances provided in the At Risk Plan, i.e., death or retirement, the grant recipient must remain employed by the Company for an additional year to receive the shares on an unrestricted basis.

In 2005, the Compensation committee reviewed the composition of the peer group that had been in use to determine the Company’s relative Total Shareholder Return (TSR) performance. The committee decided to modify the peer group to a smaller group that would be more readily tracked for performance comparison purposes and would more closely align with the Company’s attributes and business model.

In December of 2005, the Compensation committee met and decided to provide annual long-term compensation grants as part of executives’ total compensation opportunity for service to be provided in 2006. Those grants consisted of 100 percent restricted stock. The grants of restricted stock were effective as of January 1, 2006, the ultimate amount of which will be determined equally by (1) the Company’s TSR performance relative to a peer group established by the Compensation committee and (2) the Company’s earned return on equity with threshold, target, and maximum objectives established by the Compensation committee. The final determination of the grant of restricted stock will occur at the conclusion of the performance period ending December 31, 2008. With respect to the relative TSR performance, linear interpolation will be employed when performing that calculation and performance versus the peer group which is below the 25th percentile will result in a complete forfeiture of that portion, while performance at the 90th percentile will result in a doubling of that portion. With respect to earned return on equity, linear interpolation will be employed when performing that calculation and performance below threshold as established by the committee will result in a complete forfeiture of that portion, while performance at or above maximum as established by the committee will result in a doubling of that portion. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by the Company through December 31, 2009 before the grant will vest.

It is the opinion of the Compensation committee that the long-term plan meets the objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant’s increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of the Company’s common stock and the Company’s earned return on equity. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

C.  Chief Executive Officer Compensation

The compensation of Niel C. Ellerbrook, Chairman, President and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at risk payment under the annual incentive plan, and an at risk long-term incentive.

In establishing Mr. Ellerbrook’s total compensation for 2005, the Compensation committee considered the total compensation of other chief executive officers in comparable companies, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ellerbrook.

Mr. Ellerbrook’s base salary was established on the same basis as the other Company officers. This basis was described previously in this report.

Mr. Ellerbrook’s annual incentive opportunity and actual payment received for 2005 were established pursuant to the At Risk Plan and was based upon three of the metrics described in section B of this report—with 80% of the incentive opportunity being tied to 2005 EPS and 10% being tied to each of Safety and Customer Satisfaction. With respect to 2005 EPS, Mr. Ellerbrook received $657,600, which represented 150% of the target payment opportunity. Regarding Safety, he received a payment of $25,292, and with respect to Customer Satisfaction he received a payment of $18,267, which payments represented, respectively, 46 percent and 33 percent of the applicable target payment opportunities. The methods of measurements ensured the linkage of this aspect of Mr. Ellerbrook’s compensation to the Company’s financial performance, as well as the maintenance of a safe workplace and customer satisfaction. Mr. Ellerbrook was eligible to receive a target annual incentive opportunity of 80 percent of salary and a maximum annual incentive of 160 percent of salary.

Mr. Ellerbrook’s receipt of restricted stock under the At Risk Plan is likewise directly linked to the Company’s performance.

For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the Compensation committee that Mr. Ellerbrook’s total compensation is reasonable and appropriate.

D.  Share Ownership

The Company’s share ownership policy requires officers and directors to meet share ownership targets. That policy was adopted in 2000 and it provides a five year transition period for officers to comply. The Compensation committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

•	Participants who are officers have a share ownership target based on a multiple of their base salary, ranging from two times base salary for certain participants to five times for Mr. Ellerbrook. As of February 2, 2006, all of the five named executive officers listed in the compensation table on page 24, already exceed the established ownership requirements.

•	Participants who are non-employee Board members have a share ownership target of five times the annual retainer amount of $20,000. As of the February 2, 2006, all of the ten non-employee Board members, as of that date, already exceed the established ownership requirement. In the case of Mr. Smith, who was elected to the Board effective as of March 1, 2006, he does not yet comply with the ownership requirement.

•	As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, including derivative units of Company stock in the Company’s non-qualified deferred compensation plans, the value of vested “in the money” stock options and the market value of restricted shares, with market value based on the market price of the Company’s common shares.

E.  Employment And Termination Benefits Agreements

In 2004, the Committee, with assistance from an independent compensation consultant, reviewed the market competitiveness of the existing forms of employment agreements between the Company and the executive officers and certain other officers. As a result of that effort the Compensation committee recommended to the Board that non renewal termination notices be provided to each officer with a contract. The effect of this action was to commence the running of the time under the contracts, which, for the executive officers, had a thirty-six (36) month term. With respect to all executive officers other than Mr. Ellerbrook, the Compensation committee recommended to the Board that new forms of agreements embodying current market terms and conditions be adopted and proffered to the executive officers for execution. Those new agreements which were accepted by such executive officers contain a number of revised terms and conditions and further provide that following the expiration of their initial terms, which in the case of the executive officers, excluding Mr. Ellerbrook, range from twenty-four (24) to thirty-six (36) months, they may be terminated by either party upon the provision of twelve (12) months prior notice. The forms of these agreements have been filed with the Securities and Exchange Commission (SEC). These employment agreements are also discussed in the next section of this report, as well as at pages 29-30 of this proxy statement.

In the case of Mr. Ellerbrook his employment agreement was terminated in 2004 with his consent and was replaced by a termination benefits agreement that is only effectuated if there is a change in control, as defined in the agreement. The termination benefits agreement provides for a payment, under defined circumstances, of an amount equivalent to three (3) times Mr. Ellerbrook’s base salary and the average of the last three annual incentive payments or the then effective target annual incentive payment, whichever is higher. Mr. Ellerbrook’s termination benefits agreement has also been filed with the SEC. Mr. Ellerbrook’s termination benefits agreement is discussed further at pages 29-30 of this proxy statement.

F.  Compensation Consultant, Termination Benefits Agreements and Deductibility Of Executive Compensation

During 2005 the Compensation committee engaged the services of an independent compensation consultant reporting directly to the Committee to consult exclusively on executive compensation. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by comparable companies. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company’s objectives.

As described above under the heading “Employment And Termination Benefits Agreements,” the Company has entered into a termination benefit agreement with Mr. Ellerbrook and employment agreements with each of the remaining executive officers. These agreements do not affect in any manner the recommendations of the Compensation committee and the determinations by the non-employee members of the Board with respect to the total compensation provided the executive officers.

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), applicable to the individual executives named in the Summary Compensation Table, that disallows corporate deductibility for “compensation” paid in excess of One Million Dollars unless the compensation is payable solely on achievement of an objective performance goal. The At Risk Compensation Plan has been structured to give the Compensation committee the discretion to award compensation which satisfies the requirements of Section 162(m) of the Code. Consequently, the Compensation committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses.

G.  Recommendation Regarding the Approval of the At Risk Compensation Plan

As more fully discussed with respect to Item 2, with assistance from an independent compensation consultant, the Compensation committee has reviewed the existing At Risk Plan and made a number of recommended changes to that plan to ensure it is consistent with current marketplace conditions relating to such plans. The Compensation committee recommended to the full Board that the plan, as modified, be approved and submitted to the shareholders for review and reapproval at this meeting. As discussed with respect to Item 2, the Board concurred with the decision of the Compensation committee and has recommended that the shareholders reapprove the plan at the Company’s annual meeting.

H.  Annual Review of Committee Charter and Performance Evaluation

As required by the Compensation committee’s charter, in late 2005 the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also, as required by the Compensation committee’s charter, the committee conducted a performance evaluation, the results of which have been discussed among the committee members.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair, Anton H. George, R. Daniel Sadlier, and Richard W. Shymanski

COMPENSATION

The following tabulation shows for years 2003, 2004, and 2005 the compensation paid by the Company and its subsidiaries to each of the five most highly compensated executive officers of the Company and its subsidiaries in all capacities in which they serve.

TABLE I

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)
		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($)(2)	Options (# Shares) (3)	LTIP Payouts ($)(4)	All Other Compensation ($)(5)
Niel C. Ellerbrook	2005	683,040	701,159	159,574	0	508,028	68,619
Chairman, President and	2004	674,386	336,887	127,980	85,100	557,339	79,174
Chief Executive Officer	2003	653,656	439,578	107,879	71,000	529,728	86,492

Carl L. Chapman	2005	350,098	293,831	52,445	0	152,422	28,584
Executive Vice President and	2004	329,695	56,763	40,271	32,000	189,509	32,884
Chief Operating Officer	2003	319,327	151,882	35,347	21,000	180,117	26,216

Jerome A. Benkert Jr.	2005	318,039	184,246	46,821	0	152,422	29,399
Executive Vice President and	2004	309,693	87,029	36,616	26,000	143,252	30,379
Chief Financial Officer	2003	299,328	113,250	29,156	21,000	136,142	28,885

Ronald E. Christian	2005	299,647	173,882	42,335	0	135,474	33,593
Executive Vice-President,	2004	289,694	72,368	31,536	25,000	122,643	35,626
Chief Administrative Officer,	2003	279,329	93,956	25,287	18,000	116,521	31,685
General Counsel and Secretary

William S. Doty	2005	264,022	140,926	26,047	0	76,211	20,464
Executive Vice President	2004	259,079	64,882	18,184	16,000	61,325	17,051
Utility Operations	2003	220,656	77,178	13,060	12,000	58,273	13,344

Earnings are shown on a calendar year basis.

(1)	The amounts shown in this column are exclusively payments under the Company’s At Risk Compensation Plan, which is discussed above in Part B, relating to “Annual Incentive Compensation,” and Part C of the Compensation and Benefits Committee Report.

(2)	The amounts shown in this column are dividends paid on restricted shares issued under the Vectren Corporation Executive Restricted Stock Plan and the At Risk Compensation Plan.

(3)	The options shown were authorized under the Company’s At Risk Compensation Plan. No options were granted on January 1, 2006. For further information, see the discussion above in Part B relating to “Long-Term Incentive Compensation,” and Part C of the Compensation and Benefits Committee Report.

(4)	The amounts shown in this column represent the value of shares issued under the Vectren Corporation At Risk Plan for 2005 and the Vectren Corporation Executive Restricted Stock Plan for 2004 and 2003 for which the amount of the grant was fixed as of the end of the year. As discussed in the Compensation and Benefits Committee Report under Part B, “Long-Term Incentive Compensation,” the number of shares of restricted stock to be awarded to the executive is not fixed until the end of the applicable performance measurement period. Once the number of shares is fixed, the shares are issued to the executive, but are subject to forfeiture if the executive ceases to be employed by the Company during the next year. For 2005 compensation, the LTIP Payout amounts reflect the value of the total number of shares fixed as of December 31, 2005 multiplied by the closing price for Company common stock as of that date. Subject to the executive’s continued employment with the Company, these shares will vest on December 31, 2006. The actual value of the shares at the time of vesting will depend upon the then-applicable Company common stock market price as of December 31, 2006. Even though the amount of the LTIP payment is determined as of the end of the performance period, the shares are still subject to forfeiture dependent upon time vesting.

At December 31, 2005, the aggregate number and value of unvested restricted shares previously awarded (including a grant authorized by the Compensation and Benefits committee on December 19, 2005 to be effective on January 1, 2006) based upon the closing price of the Company’s common stock on December 31, 2005 were as follows: Mr. Ellerbrook: 156,405 shares—$4,247,959.80; Mr. Chapman: 55,012 shares—$1,494,125.92; Mr. Benkert: 43,612 shares—$1,184,501.92; Mr. Christian: 40,988 shares—$1,113,234.08; and Mr. Doty: 27,906 shares—$757,026.96.

(5)	This column reflects Company contributions to the retirement savings plan (Ellerbrook: 2005—$12,600, 2004—$12,300, 2003—$12,000; Chapman: 2005—$12,600, 2004—$12,300, 2003—$12,000; Benkert: 2005—$12,600, 2004—$12,300, 2003—$12,000; Christian: 2005—$12,600, 2004—$12,300, 2003—$12,000; Doty: 2005—$6,300, 2004—$6,150, 2003—$6,000), the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to insurance (term life for 2005, 2004 and 2003) for the benefit of executive officers (Ellerbrook: 2005—$5,923, 2004—$5,856, 2003—$550; Chapman: 2005—$3,323, 2004—$3,089, 2003—$269; Benkert: 2005—$2,995, 2004—$2,902, 2003 $252; Christian: 2005—$2,827, 2004—$2,714, 2003—$235; Doty: 2005—$2,480, 2004—$2,434, 2003—$193), deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook: 2005—$48,596, 2004—$54,538, 2003—$55,570; Chapman: 2005—$11,812, 2004—$16,595, 2003—$12,222; Benkert: 2005—$11,704, 2004—$13,077, 2003—$13,208; Christian: 2005—$9,721, 2004—$10,719, 2003—$10,735; Doty: 2005—$3,567, 2004—$3,938, 2003—$2,472), reimbursement for taxable expenses (Ellerbrook: 2005—$1,500, 2004—$6,480, 2003—$18,372; Chapman: 2005—$850, 2004—$900, 2003—$1,725; Benkert: 2005—$2,100, 2004—$2,100, 2003—$3,425; Christian: 2005—$8,445, 2004—$9,893, 2003—$8,715; Doty: 2005—$8,116, 2004—$4,529, 2003—$4,679).

OPTION/STOCK APPRECIATION RIGHTS (“SAR”) GRANTS

IN LAST FISCAL YEAR

In 2005 a total of 2,894 options were awarded to all plan participants under the Vectren Corporation At Risk Compensation Plan. No options were granted to non-employee directors or executive officers in 2005. Grants to executives authorized in 2004 and effective on January 1, 2005 were previously reported in Table II in last year’s proxy statement.

TABLE II

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

FROM 1/1/2005 TO 12/31/2005

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options As of 12/31/2005		Value of Unexercised In-The-Money Options as of 12/31/2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Niel C. Ellerbrook	0	0	431,504	79,596	$1,689,304	$86,469
Carl L. Chapman	0	0	147,450	28,050	$581,391	$27,964
Jerome A. Benkert, Jr.	20,000	$128,800	90,410	24,090	$326,210	$25,865
Ronald E. Christian	0	0	100,560	22,440	$383,790	$23,120
William S. Doty	0	0	68,652	14,520	$304,037	$15,180

TABLE III

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans
(a)	(b)	(c)	(d)	(e)	(f)
	Number of Shares; Units or Other Rights (1)	Performance or Other Periods Until Maturation or Payout (2)	Threshold Number of Shares (3)	Target Number of Shares (4)	Maximum Number of Shares (5)
Niel C. Ellerbrook	54,400	—	20,400	54,400	108,800
Carl L. Chapman	21,400	—	8,025	21,400	42,800
Jerome A. Benkert, Jr.	13,000	—	4,875	13,000	26,000
Ronald E. Christian	13,000	—	4,875	13,000	26,000
William S. Doty	10,000	—	3,750	10,000	20,000

(1)	This column reflects restricted stock grants awarded under the Vectren Corporation At Risk Compensation Plan by the Compensation and Benefits Committee on December 19, 2005, effective January 1, 2006. The manner for determining the awards, and other terms and conditions of the At Risk Plan, are discussed in the Compensation and Benefits Committee Report relating to “Long-Term Incentive Compensation”. The market value of the shares on the date of grant is determined by the market price on the date of grant or, if no trading occurs on that date, the market price on the next trading day on which shares are traded. Dividends are paid directly to the holders of the stock.

(2)	As discussed in the Compensation and Benefits Committee Report relating to “Long-Term Incentive Compensation,” for the grant authorized on December 19, 2005 and effective on January 1, 2006, the measurement period commenced on January 1, 2006 and will conclude on December 31, 2008.

(3)	The ultimate amount of the grant will be determined by two metrics which are weighted equally: the Company’s total shareholder return performance relative to its peer group and the Company’s earned return on equity relative to objectives established by the Compensation committee. With respect to the total shareholder return metric, performance at the 25th percentile will result in a threshold payment equal to 0.375 of the initial grant which is shown in column (b), and also in column (e). Performance versus the peer group which is below the 25th percentile will result in a complete forfeiture. Performance at 90% will result in a doubling of the grant. With respect to earned return on equity metric, performance below the threshold will result in a complete forfeiture and performance at or above the maximum will result in a doubling of the grant.

(4)	The total number of shares in column (b), and also set forth in column (e), are subject to forfeiture as discussed in footnote (3). If the Company’s total shareholder return performance compared to the peer group during the measurement period places it above 25% and below 90%, linear interpolation will be employed to perform the award calculation. With respect to the earned return on equity, linear interpolation will be applied to calculate the award for performance above the threshold and below the maximum. At target, the payment will be equal to the initial grant which is shown in column (b).

(5)	Under the At Risk Plan, if the Company’s total shareholder return performance compared to the peer group during the measuring period places it in the 90th percentile or if the earned return on equity is at or above the maximum established by the Compensation committee, an additional performance grant equal to the original grant will be made. In those events, the shares shown in column (e) will be doubled.

RETIREMENT SAVINGS PLAN

During the past fiscal year, the Company sponsored the Retirement Savings Plan which covers both bargaining and non-bargaining employees.

In general, the Company’s Retirement Savings Plan permits participants to elect to have not more than 50 percent of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company’s common stock or in various other investment funds. Salaried participants in the Savings Plan have matching Company contributions made to the plan on their behalf equal to 50 percent of their contributions not in excess of 6 percent of their individual qualified compensation. Also, a Company contribution is made to the Savings Plan for all eligible salaried employees which is equal to 3 percent of qualified compensation, other than certain employees who are grandfathered in a certain traditional pension plan. The 3 percent annual contribution is not made for employees of certain non-regulated subsidiaries.

To the extent certain officers’ contributions are reduced by reason of Internal Revenue Code limits on compensation and contributions, the Company will make up these contributions in an unfunded, non-qualified deferred compensation plan arrangement. However, the value of the Company-provided contributions under the non-qualified arrangement will also apply as an offset to the benefits provided under the supplemental pension plan described below.

The Summary Compensation Table shows the value of contributions made to the plan for executive officers in the column marked “All Other Compensation.”

RETIREMENT PLANS

The Company sponsors a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company’s plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (including overtime, if applicable, and bonuses).

PENSION PLAN TABLE

	Years of Service(1)
Covered Remuneration	15	20	25	30 or more
$ 400,000	$130,000	$173,333	$216,667	$260,000
500,000	162,500	216,667	270,833	325,000
600,000	195,000	260,000	325,000	390,000
700,000	227,500	303,333	379,167	455,000
800,000	260,000	346,667	433,333	520,000
900,000	292,500	390,000	487,500	585,000
1,000,000	325,000	433,333	541,667	650,000
1,100,000	357,500	476,667	595,833	715,000
1,200,000	390,000	520,000	650,000	780,000
1,300,000	422,500	563,333	704,167	845,000
1,400,000	455,000	606,667	758,333	910,000
1,500,000	487,500	650,000	812,500	975,000
1,600,000	520,000	693,333	866,667	1,040,000
1,700,000	552,500	736,667	920,833	1,105,000

(1)	The compensation covered by the plans includes the salaries and bonuses shown under column (c) and (d) of the Summary Compensation Table. Years of service in excess of 30 are not used in calculating the benefit amount under the Unfunded Supplemental Retirement Plan. Benefits under the supplemental plan above would be offset by Social Security and benefits under the defined benefit plan benefits and Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries.

(2)	Although the benefit attributable to the Savings Plan may be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable defined benefit plan, exceeds the amount specified in the table. It is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.

(3)	As of December 31, 2005, the years of service in the supplemental pension plan for the executives named in the compensation table are Niel C. Ellerbrook—25 years; Carl L. Chapman—20 years; Jerome A. Benkert—20 years; Ronald E. Christian—16 years; and William S. Doty—12 years.

To the extent an officer’s benefits under the defined benefit pension plan are limited by reason of Internal Revenue Code limits on compensation and benefits, the benefits are restored under an unfunded, non-qualified plan maintained by the Company. However, these non-qualified defined benefit pension plan benefits also act as an offset under the supplemental pension plan described below.

The Company has a supplemental pension plan covering certain of the principal officers of the Company and its subsidiaries. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with a participating employer (which may consist of the Company or one or more of its subsidiaries) before normal retirement age (65), but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation).

Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, defined benefit pension plan benefits, described above, and benefits under the Retirement Savings Plan attributable to contributions by participants’ employers, will equal approximately 65 percent of the participant’s average annual compensation during the 60 consecutive calendar months immediately preceding the participant’s retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of the Company.

The above table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan, under the defined benefit plan based on the specified remuneration, under the Retirement Savings Plan attributable to contributions made by the Company and, as pertinent, one or more of its subsidiaries, and including an estimated primary Social Security Benefit. The compensation included in column (c) and (d) of the Summary Compensation Table under the headings Salary and Bonus qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.

STOCK OPTION PLAN

Prior to the merger with the Company, SIGCORP maintained the SIGCORP Stock Option Plan. Effective as of the merger, each unexpired and unexercised option to purchase SIGCORP common shares was automatically converted into an option to purchase the number of the Company’s common shares that could have been purchased under the original option multiplied by 1.333. The exercise price per share of Company common stock under the new options is equal to the original per share option exercise price divided by 1.333. To date, a total of 999,752 options have been granted and, as of February 2, 2006, 336,994 options were outstanding. Since the merger, no additional options have been granted under the SIGCORP Stock Option Plan, nor does the Company intend to issue any additional options under this plan.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENT

The Company has entered into a change in control agreement with its Chief Executive Officer, Mr. Ellerbrook, and employment agreements with certain of its executive officers, including Messrs. Benkert, Chapman, Christian and Doty. The employment agreements provide for each executive’s continued employment with the Company and contain provisions protecting the Company from competition by the executive in the event the executive’s employment is terminated prior to a change in control by the executive without good reason or by the Company for cause.

The current employment agreements were effective as of February 1, 2005 and have an initial term of 3 years for Messrs. Benkert, Chapman, and Christian and 2 years for Mr. Doty. The employment agreements automatically renew for successive one year periods unless notice of termination is given by the Company no later than one year prior to expiration of the term.

Under the employment agreements, each executive’s terms and conditions of employment, including position, rate of base salary, incentive compensation opportunities, participation in benefit plans and perquisites, are addressed. The employment agreements provide that the Company will have the right at any time to terminate an executive’s employment and that any executive will have the right at any time to terminate his employment at the Company.

Under the change in control agreement with Mr. Ellerbrook, the Company will provide him with the following benefits upon a termination by the Company other than for cause, death or disability or upon a termination by Mr. Ellerbrook with good reason within three years after a change in control or upon a termination by Mr. Ellerbrook for any reason during the 90 day period after the change in control. Under the employment agreements with the other officers referred to above, the Company will provide them with the following benefits upon a termination by the Company other than for cause, death or disability, upon a termination by the executive for good reason, or upon a termination by the executive for any reason during the 30 day period immediately after the first anniversary of a change in control.

•	accrued base salary and the greater of target bonus or average bonus over the preceding three years and all deferred compensation;

•	a multiple (or if lesser the number of months until age 65) of base salary and the greater of target bonus or average bonus in the preceding three years which multiple is three for Messrs. Ellerbrook, Benkert, Chapman and Christian and two for Mr. Doty;

•	enhanced benefits under the supplemental retirement plan assuming three years (or if lesser the number of months until age 65) of additional employment for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years of additional employment for Mr. Doty;

•	the immediate vesting of any restricted stock, stock options and any other stock awards;

•	medical, dental and other welfare benefit plan benefits for three years (or if lesser the number of months until age 65) for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years for Mr. Doty; and

•	all other amounts required to be paid under any other plan, program, policy, practice, contract or agreement.

CORPORATE PERFORMANCE

The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite and the S&P Utilities Index.

COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN*

AMONG VECTREN CORPORATION, THE S & P 500 INDEX,

THE S & P UTILITIES INDEX

*$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

ITEM 2. APPROVAL OF COMPANY’S AT-RISK COMPENSATION PLAN, AS AMENDED AND RESTATED

The Company’s shareholders are being requested to reapprove the Company’s At Risk Compensation Plan with the amendments described below (the “Plan”), which was reapproved by the board of directors of the Company on February 22, 2006, subject to shareholder approval. The shareholders of the Company originally approved the At Risk Compensation Plan at the 2001 annual meeting. The principal purposes of the reapproval of the Plan are to (1) increase the number of shares that may be issued as awards by 1,350,000 shares, (2) continue to give the Company the flexibility to award performance based compensation, the deductibility of which will not be limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (3) permit the Company to continue to grant incentive stock options under Section 422 of the Code for an additional 10 years, (4) comply with a new deferred compensation tax law, and (5) adjust upward some of the annual award limits.

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan which is attached to this proxy statement as Appendix H.

Summary of the Plan

The Plan, which includes at risk compensation payable in cash, stock options, restricted stock and other awards, was approved and recommended by the Compensation committee of the board of directors. The Plan is a variant of the existing Plan that was reviewed and approved by the Company’s shareholders at the 2001 annual meeting. The Plan is administered by the Compensation committee, which has complete discretion in determining the Company’s employees and outside directors who shall be eligible to participate in the Plan, provided that for outside directors the plan is administered by the Nominating and Corporate Governance Committee of the Board. The at risk compensation for the employees and outside directors is generally based on the performance of the Company and its success in attaining specific strategic goals. The Plan includes both short-term and long-term incentives. The short-term incentives are accomplished through potential payment of annual incentive awards. Long-term incentive compensation, which often includes equity ownership, is achieved through restricted shares, stock options and other awards. The purpose of the Plan is to promote the interests of the Company and its shareholders through (a) the attraction and retention of participants essential to the success of the Company; (b) the motivation of participants using performance-related incentives linked to performance goals and the interest of the Company shareholders, and (c) enabling such individuals to share in the growth and success of the Company and its subsidiaries. The Company estimates that approximately 80 employees are eligible to be selected to receive grants under the Plan.

An outside director who is selected by the Compensation committee to participate in the Plan will only be eligible for awards relating to stock (other than incentive stock options) and will not be eligible for the annual incentive awards described in more detail below.

The number of shares of the Company’s common stock which may be issued pursuant to the current Plan may not exceed in the aggregate 4,000,000 shares and of that only 1,584,475 shares are presently available for new awards. If the Plan is reapproved by shareholders, the number of shares of the Company’s common stock which may be issued pursuant to the Plan will be increased to 5,350,000 shares and, thus, there would be 2,934,475 shares available for new awards. The number of shares of restricted stock which may be issued pursuant to the current Plan is 800,000 shares of which 241,933 shares remain available for new restricted stock awards. If the Plan is reapproved by shareholders, there will be no maximum number of shares of the Company’s common stock that may be issued as restricted stock, but the maximum number of shares of the Company’s common stock that may be issued as “incentive stock options” may not exceed in the aggregate 200,000 shares. Shares of common stock may be available from the authorized but unissued shares, shares issued and reacquired by the Company or shares purchased in the open market for purposes of the Plan. As of March 2, 2006, the closing price for the Company’s common stock was $26.36 per share.

Stock Options.    Under the Plan, the Compensation committee may grant stock options to participants as it shall determine. The Compensation committee has complete discretion in determining the type of option granted, the option price (which shall not be less than 100% of the fair market value of the common stock on the date of grant), the duration of the option, the number of shares of common stock to which an option pertains, any condition imposed upon the exercisability or the transferability of the options (including vesting conditions), the conditions under which the option may be terminated, and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each option grant shall have such specified terms and conditions detailed in an option agreement made with the participant. The option agreement shall specify whether the option is intended to be an incentive stock option or a non-qualified stock option. However, no incentive stock option may be awarded (a) after the tenth anniversary of the date the Plan was reapproved by the board of directors, or (b) to a participant who is not an employee. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Compensation committee shall determine, which will be specified in the option agreement and the Plan and need not be the same for each participant.

Restricted Stock.    The Compensation committee may also grant shares of restricted stock under the Plan to such participants, and in such amounts and for such duration and/or consideration as it shall determine. Each restricted stock grant under the Plan shall be evidenced by an award agreement that shall specify the restriction period, the conditions which must be satisfied prior to removal of the restriction, the forfeiture of such shares in the event such conditions are not satisfied, the number of shares of restricted stock granted, and such other provisions as the Compensation committee shall determine. The Compensation committee may specify in the award agreement conditions or restrictions which the Compensation committee may deem advisable, including without limitation, conditions for acceleration or achievement at the end of the restriction period based on any performance criteria. Notwithstanding the foregoing, the Compensation committee has the authority to grant additional unrestricted stock to a participant under the Plan. The shares of restricted stock granted under the Plan may not be sold, or otherwise transferred, until termination of the applicable restriction period or upon earlier satisfaction of other conditions as specified by the Compensation committee in its sole discretion and set forth in the applicable award agreement.

Other Stock Based Awards.    In addition to stock options and restricted stock, the Compensation committee may issue to participants, either alone or in addition to other awards made under the Plan, stock appreciation rights, performance awards or other stock unit awards. Any such awards shall be governed by the terms of an agreement, and the Compensation committee may impose such terms and conditions, similar to those described above, and not inconsistent with the terms of the Plan. Stock appreciation rights shall have an exercise price determined at the time of grant by the Compensation committee, subject to the limitation that the grant price shall not be less than 100% of fair market value of the common stock. Performance awards granted hereunder may be issued in the form of either performance units or performance shares. The Compensation committee shall set performance criteria in its discretion for each participant who is granted a performance award, and the extent to which such performance criteria are met will determine the value of the performance unit or performance share to the participant. Stock unit awards granted hereunder may but are not required to be in the form of the Company’s common stock or other securities. The value of each such award shall be based, in whole or in part, on the value of the underlying common stock. The Compensation committee, in its sole and complete discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment rules of the award.

Annual Incentive Awards.    Under the Plan, annual cash incentive awards may also be paid to employees on the basis of the Company achieving certain performance goals. Following the completion of a performance period, the Compensation committee will undertake or direct an evaluation of performance criteria, and no annual incentive award may be paid without a certification by the Compensation committee that the performance goals have been met. Performance criteria of the Company will be established in writing by the Compensation committee before the beginning of each performance period or at such later time as may be permitted under the Plan. The maximum individual annual incentive award for a performance period of twelve calendar months will be $2,000,000 compared to the existing limit of $1,500,000, provided the employee has been a participant under the Plan for such twelve month period.

Change in Control.    In the event of a change in control (if not otherwise defined in an agreement with a participant then as defined in the Plan and summarized below), the awards to any participant shall immediately vest and all restrictions shall lapse. With respect to options, if a participant’s employment terminates then any option shall be exercisable as set forth in the participant’s award agreement as if the participant’s employment had not terminated, except that upon resignation (except resignation for good reason, meaning, for example, a demotion, a reduction or failure to increase salary, a relocation and a reduction in total compensation opportunity) the option may only be exercised for three months and upon termination for cause the option may only be exercised immediately. In the event the change in control occurs prior to the end of the performance period for an award, then incentive awards shall be earned assuming targets have been achieved and no further adjustment shall be made to the number of shares of restricted stock granted.

A change in control includes (1) an acquisition by a person or group of 20% or more of the Company’s outstanding common stock or stock generally entitled to vote for the election of directors; (2) a majority of the directors of the Company as of May 1, 2001 and their replacements nominated or elected by a majority of the then current board of directors no longer comprise a majority of the board of directors; or (3) a merger, sale of substantially all of the Company’s assets or dissolution unless, after the merger, sale of substantially all of the Company’s assets or dissolution, more than 60% of the stock generally entitled to vote for the election of directors of the corporation surviving the event is held by shareholders of the Company immediately prior to the event and no person or group (other than a shareholder of the Company who prior to the merger owned 20% or more of the stock of the Company generally entitled to vote in the election of directors) owns 20% or more of the stock generally entitled to vote in the election of directors of the surviving corporation and at least a majority of the board of directors of the surviving corporation were members of the Company’s Board on May 1, 2001 or are their replacements nominated or elected by a majority of the then current board of directors.

Amendment and Termination.    The Compensation committee has the sole power and authority to administer the Plan and may amend, suspend or terminate the Plan. Any amendment can only be made with shareholder approval if shareholder approval is necessary to comply with any legal requirement or NYSE listing rules. The Plan has no termination date but no “incentive stock options” may be granted after the tenth anniversary of the date the Plan was reapproved by the board of directors.

Qualified Performance Based Compensation.    Employees and directors of the Company selected by the Compensation committee are eligible to participate in the Plan and, except as limited by Section 162(m) of the Code, compensation paid to employees is deductible by the Company. Section 162(m) of the Code limits the compensation deduction for each of the Company’s C.E.O. and its other four highest compensated executive officers to $1 million in any calendar year unless the compensation is qualified performance based compensation under Section 162(m) of the Code. The Plan gives the Compensation committee the flexibility, however, to grant awards that qualify for deductibility as performance based compensation under Section 162(m) of the Code. If the Compensation committee chooses to grant awards that qualify as performance based compensation, the awards (other than options) must be contingent on the attainment of one or more performance goals based on one or more of the following performance criteria including but not limited to: operating and maintenance expense targets, customer satisfaction, safety, and financial goals (which may be adjusted for abnormal weather, based on National Oceanic and Atmospheric Administration measures or such other objective measures, as approved by the Compensation committee before the beginning of a performance period) including, but not limited to, absolute or relative (i.e. in relation to a peer group of companies) total shareholder return, return on equity, debt to equity ratio, investment performance, revenues, sales, net income, operating income (with or without investment income or income taxes), cash flow, margin, earnings before any or all of interest, taxes, depreciation and amortization, return on assets, return on invested capital, earnings per share and/or growth thereof, or total capital, equity or net worth, of the Company, any of its subsidiaries, divisions, business units or other areas of the Company or its subsidiaries. In addition, the maximum number of shares represented by restricted stock awards and performance shares that may be granted to any such employee in any calendar year is 150,000 (compared to the existing limit of 100,000), the maximum number of shares represented by stock options and stock appreciation rights that can be granted to any such employee in any calendar year is 750,000 (compared to the existing limit of 500,000) shares, and the maximum aggregate amount payable in respect of performance units and stock unit awards to any such employee during any calendar year is $1,500,000 (compared to the existing limit of $1,000,000).

United States Federal Income Tax Aspects of the At Risk Compensation Plan

Non-Qualified Stock Options.    With respect to non-qualified stock options (an option other than an incentive stock option, which is described below), as a general rule, no federal income tax is imposed on the optionee upon the grant of a non-qualified stock option. In addition, the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-qualified stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares.

Upon the exercise of a non-qualified stock option, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the award recipient assuming any federal income tax withholding requirements are satisfied. Upon a subsequent disposition of the shares received upon the exercise of a non-qualified stock option, any appreciation after the date of exercise should qualify as a capital gain.

Incentive Stock Options.    The incentive stock options under the Plan are intended to constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or exercise of incentive stock options if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). If these conditions are met and no tax is imposed on the optionee, then the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the underlying shares. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price generally must be included in the optionee’s alternative minimum taxable income.

Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Restricted Stock.    An individual who has been granted restricted stock under the Plan will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and, subject to the application of Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. Dividend equivalents accrued and paid to the holder during the period that the forfeiture restrictions apply will also be treated as compensation income to the holder and deductible as such by the Company.

However, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award. If the recipient makes this election, (a) the Company will be entitled to a deduction at the same time and in the same amount (subject to the limitations contained in Section 162(m) of the Code), (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

Stock Units Awards.    A recipient of stock units awards under the Plan will generally not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. At the time stock units are settled or, if earlier, when they cease to be subject to a substantial risk of forfeiture, the recipient will have taxable compensation income and, subject to Section 162(m) of the Code as discussed below, the Company will receive a corresponding deduction. The measure of this income and deduction will be the payment to the participant, which may be the fair market value of the shares at the time the stock units are settled, plus any accrued dividend equivalents; provided, however, that, with respect to a recipient subject to Section 16 of the Securities and Exchange Act of 1934, as amended, unless such recipient elects otherwise, such fair market value will be measured at the time any restrictions imposed with respect to such shares under Section 16 of the Exchange Act of 1934 subsequently lapse.

Section 162(m) of the Code.    Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “qualified performance-based compensation” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations issued thereunder, the Company believes that the income generated in connection with the exercise of stock options granted under the Plan should qualify as performance-based compensation and, accordingly, the Company’s deductions for such compensation should not be limited by Section 162(m) of the Code. The Plan has been designed to provide flexibility with respect to whether other awards will qualify as performance-based compensation under Section 162(m) of the Code. The Company believes that certain awards under the Plan will so qualify and the Company’s deductions with respect to such awards should not be limited by Section 162(m) of the Code. The Plan does provide that all awards under the Plan to employees covered by Section 162(m) of the Code are subject to other conditions, restrictions, and requirements as the Committee may determine to be necessary to avoid the loss of deduction by the Company under Section 162(m) of the Code. It also provides that in the event an award does not qualify for deductibility under Section 162(m) of the Code, the Plan automatically defers the payment until the Company reasonably anticipates that the amount will be deductible under Section 162(m) of the Code. However, certain awards may not qualify as performance-based compensation and, therefore, the Company’s compensation expense deductions relating to such awards will be subject to the Section 162(m) of the Code deduction limitation.

Section 409A of the Code.    Section 409A of the Code regulates the payment of deferred compensation and if compensation is deferred and the deferral does not comply with Section 409A of the Code, the participant will be subject to interest, penalties and a 20% excise tax on such amounts. In addition, if the participant is a “specified employee” (generally one of the top 50 officers who makes more than $130,000 per year), no deferred compensation may be paid to the specified employee during the first six months following separation from service.

Awards Granted Under the Plan in 2005

As of February 2, 2006, 1,786,585 stock options and 523,685 shares of restricted stock were outstanding under the existing At Risk Plan. Information regarding restricted stock grants made by the Company in 2005 is contained in the table captioned “Long-Term Incentive Awards In Last Fiscal Year” and information regarding outstanding options is set forth in the table captioned “Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values.” Because grants under the Plan are in the discretion of the Compensation committee, the Company is not able to predict the amounts, types or recipients of future grants. The table shows awards granted under the At Risk Plan in 2005 to the individuals and groups indicated. These awards are not necessarily indicative of awards that may be made in the future.

Name	Number of Options Granted(1)	Number of Restricted Shares Granted(2)	Amount of Bonus Awards(3)
Niel C. Ellerbrook	—	54,400	701,159
Carl L. Chapman	—	21,400	293,381
Jerome A. Benkert, Jr.	—	13,000	184,246
Ronald E. Christian	—	13,000	173,882
William S. Doty	—	10,000	140,926
All Executive Officers (including the persons named above) as a group	—	111,800	1,493,594
All Non-Employee Directors as a group	—	13,950	0
All Employees as a group (including non-executive officers)	2,894	70,119	994,885

(1)	These options are market priced, vest over 3 years and have a vesting schedule pursuant to which 34 percent vests at the end of the first year, and 33 percent vests at the end of each of the second and third year, and a 10 year term.

(2)	See footnotes to the table captioned “Long-Term Incentive Plan Awards in Last Fiscal Year” for information concerning the terms and conditions of the above restricted stock awards which were made on December 19, 2005, effective January 1, 2006.

(3)	These amounts represent annual cash incentive awards under the At Risk Plan for performance in 2005.

Shares Issuable Under Share-Based Compensation Plans

As of December 31, 2005, the following shares were authorized to be issued under share-based compensation plans:

	A		B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	2,123,579	(1)	$23.18	1,584,475	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	2,123,579		$23.18	1,584,475

(1)	Includes awards outstanding under the Vectren Corporation At Risk Compensation Plan, and the 1994 Stock Option Plan.

(2)	Includes shares available for issuance under the Vectren Corporation At Risk Compensation Plan, of which up to 800,000 shares may be issued in restricted stock under the current Plan. Shares available for issuance under the At Risk Plan have been reduced by the issuance of 170,100 restricted shares approved by the Compensation committee, effective January 1, 2006. The Company has no intention of making further grants from the 1994 Stock Option Plan, Vectren Corporation Executive Restricted Stock Plan or the Vectren Corporation Director Restricted Stock Plan; and therefore, have not included any shares available for issue associated with those plans in the chart above.

The 1994 Stock Option Plan was approved by SIGCORP common shareholders prior to the merger forming Vectren, and both the directors and executive restricted stock plans were approved by Indiana Energy common shareholders prior to the merger forming Vectren. The At Risk Compensation plan was approved by Vectren Corporation common shareholders after the merger forming Vectren.

Required Vote and Recommendation

Approval of the Company’s At Risk Compensation Plan requires an affirmative vote of a majority of the votes cast on the proposal provided that the total votes cast represents over 50% of the outstanding shares of common stock. For this proposal, an abstention will have the same effect as a vote against the proposal. Under the rules of the NYSE, brokers are prohibited from exercising discretionary authority to reapprove the Plan. Broker non-votes will not be voted for or against the proposal but will reduce the number of votes deemed to be cast on the matter.

The Board of Directors recommends voting “FOR” this proposal.

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors recommends that the stockholders ratify the Audit committee’s selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2006. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The votes cast for ratification must exceed the votes cast against ratification. Abstentions and broker non-votes will not be counted either for or against the proposition. In the event the stockholders fail to ratify the appointment, the Audit committee of the board of directors will consider it as a direction to select other auditors. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the board of directors determines that such change would be in the best interest of the Company and its stockholders.

The board of directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The board of directors and the Audit committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for fiscal year 2006. See “Report of the Audit Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2005 and December 31, 2004:

	2005	2004
Audit Fees(1)	$1,409,862	$1,424,910
Audit-Related Fees(2)	$50,000	$13,650
Tax Fees(3)	$128,208	$103,663
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$1,588,070	$1,542,223

(1)

Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2005 and 2004 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2005 and 2004 fiscal years. This includes fees incurred for audit services related to regulatory filings and certain of the Company’s subsidiaries in connection with the audit of the Company’s financial statements. The amount also includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $100,262 and $74,185 in 2005 and 2004, respectively.

(2)	Audit-related fees consisted principally of reviews related to various financing transactions and consultation on various accounting issues. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $0 and $650 in 2005 and 2004, respectively.

(3)	Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company, and tax technical training. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $9,896 and $2,788 in 2005 and 2004, respectively.

(4)	Pursuant to its charter, the Audit committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last fiscal year and related fees were approved by the Audit committee in accordance with this policy.

Changes in and Disagreements with Auditors on Accounting and Financial Disclosure

None.

COST AND METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $7,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation therefore in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

A copy of the Company’s summary annual report for the fiscal year ended December 31, 2005 was mailed to shareholders on or about March 15, 2006. The Company’s consolidated financial statements, including footnotes, are included in Appendix I of this proxy statement.

REVOCATION RIGHTS

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

NOMINATION OF DIRECTORS BY SHAREHOLDERS

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company’s By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of the shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder’s notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to the Company’s board of directors. However, there is a framework in place for shareholders to contact the board of directors Lead director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the board of directors. The criteria employed by the Nominating and Corporate Governance committee when considering all nominees to the board of directors are set forth at page B-5 of Appendix B.

SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2007 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2007 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 16, 2006 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder, and (iv) any interest of the shareholder in the business.

By order of the board of directors. VECTREN CORPORATION

By RONALD E. CHRISTIAN Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Evansville, Indiana

March 15, 2006

Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free [1-888-693-8683] or using the Internet (www.cesvote.com). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

APPENDIX A

Vectren Corporation

Board of Directors

Corporate Governance Guidelines

Adopted As Of February 26, 2003 As Amended and Restated As of March 1, 2006

1.  Director Qualification Standards

A.  A majority of the members of the Board of Directors (“Board”) must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange.

B.  The Nominating & Corporate Governance Committee (“Governance Committee”) shall be responsible for developing additional qualifications for directors, including the establishment of criteria for determining the independence of directors, which qualifications will be subject to approval by the full Board.

C.  Recognizing the value of continuity of directors who have experience with the Company, there are no limits on the number of terms in which a director may hold office.

D.  No member of the Board shall serve on the board of directors of more than 3 other public companies.

E.  Directors are expected to advise the Chair of the Board and the Chair of the Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

F.  Directors are expected to report changes in their principal business responsibilities, including retirement, to the Chair of the Board and the Chair of the Governance Committee.

G.  A director should offer to resign if the Board concludes that the director no longer meets the Company’s qualifications for service as a director.

H.  Following the adoption of these guidelines, if the Company’s Chief Executive Officer (“CEO”) leaves that office, the CEO will tender to the Governance Committee his or her resignation from the Board to be effective following such transition period that is determined by the Governance Committee to be necessary or advisable to provide for the transfer of responsibility to the new CEO.

I.  Upon reaching the age of seventy-two (72), a director shall be deemed to have retired from the Board effective as of the last day of the month during which the director reached the age of seventy-two (72).

2.  Board Composition

A.  The optimal size of the Board shall be between twelve (12) and fourteen (14) directors. However, the Board would be willing to have a somewhat larger number of directors to accommodate the availability of an outstanding candidate. Similarly, the Board is willing to reduce the size of the Board, or maintain a vacancy, if it cannot identify available candidates meeting the Board’s qualification standards.

B.  The Chair of the Board and the Chair of the Governance Committee shall jointly extend invitations to new nominees to the Board.

C.  The Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company.

D.  The Board specifically reserves the right to vest the responsibilities of Chair of the Board and Chief Executive Officer in the same individual and the Board has no fixed policy with respect to combining or separating the offices of Chair of the Board and Chief Executive Officer.

E.  The Board will schedule at each meeting executive sessions where non-management directors meet without management participation.

3.  Director Responsibilities

A.  Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

B.  In all matters relating to the Company’s business and stakeholders, directors shall diligently discharge their responsibilities, as well as conduct themselves with integrity and in an honest manner.

C.  In considering the best long-term and short-term interests of the Company, directors may consider the effects of any action on shareholders, employees, suppliers and customers of Company and its subsidiaries, communities in which the Company and its subsidiaries conduct business and other pertinent factors.

D.  Directors should regularly attend meetings of the Board and of all Board committees upon which they serve.

E.  Directors should participate in Board development activities arranged by the Company.

F.  To prepare for meetings, directors should review the materials that are sent to directors in advance of those meetings.

G.  Directors shall preserve the confidentiality of confidential material given or presented to the Board.

H.  The Chair of the Board shall set the agenda of meetings of the Board and the Chair of each committee shall set the agenda of meetings of the applicable committee. Any director may suggest agenda items and may raise at meetings other matters that they consider worthy of discussion.

I.  Directors must disclose to other directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

4.  The “Lead” Non-Management Director

A.  The Board will select from the non-management directors a “lead” non-management director who shall have the following duties:

•	Coordinate the activities of non-management directors;

•	Provide the Chair of the Board with input as appropriate on agendas for the Board and committee meetings;

•	Serve as Chair of the Governance Committee;

•	Coordinate and develop the agenda for, and chair executive sessions of, the non-management directors; and

•	Facilitate communications between the Chair of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board.

In performing the duties described above, the “lead” non-management director will consult with the Chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairs.

B.  The Board will establish methods by which interested parties may communicate directly with the “lead” non-management director or with the non-management directors of the Board as a group and cause such methods to be disclosed to the public.

5.  Board Committees

A.  The Board shall at all times maintain an Audit Committee, a Compensation and Benefits Committee, a Corporate Affairs Committee, a Finance Committee, and a Nominating and Corporate Governance Committee which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may also establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s Code of By-Laws as the Board sees fit.

B.  The Board, with assistance from the Governance Committee, shall annually review the Committee assignments and shall consider the rotation of Chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

6.  Public Comments on Behalf of the Company

A.  Except in unusual circumstances or as required by committee charters or as requested by senior management, directors are expected to follow the principle that senior management, as opposed to individual directors, provides the public voice of the Company. Directors receiving inquiries from institutional investors, the press or others should refer them to the Chief Executive Officer or other appropriate officer of the Company.

7.  Director Access to Management and Independent Advisors

A.  The Company shall provide each director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

B.  The Board and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal counsel and other advisors at the expense of the Company.

8.  Director Compensation and Stock Ownership

A.  The Governance Committee will determine, as well as periodically review, the form and amount of director compensation, including cash, equity-based awards and other compensation.

B.  The Board will be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations in which a director is affiliated or if the Company enters into consulting contracts with, or provides other indirect compensation to, a director. The Board, with assistance from the Governance Committee, will critically evaluate each of these matters when determining the form and amount of director compensation, and the independence of a director.

C.  The Board believes that directors should be stockholders and have a financial stake in the Company. The Governance Committee shall establish Company stock ownership guidelines for directors and monitor compliance with those guidelines.

9.  Director Orientation and Development

A.  The Company, with oversight from the Governance Committee, will establish, or identify and provide access to, appropriate orientation programs and sessions for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

B.  The Company, with oversight from the Governance Committee, will arrange for directors to periodically participate in appropriate programs, sessions or materials regarding the responsibilities of directors of publicly-traded companies and the Company’s businesses.

10.  Management Evaluation and Succession

A.  The Board (not including any members of management of the Company), with assistance from the Compensation and Benefits Committee, will conduct an annual review of the performance and compensation of the Chief Executive Officer.

B.  The Chief Executive Officer will provide an annual report on succession planning and related development recommendations to the Governance Committee, including a short-term succession plan delineating temporary delegation of authority in the event that the Chief Executive Officer or any other executive officer is unexpectedly unable to perform his or her duties.

C.  The Corporate Affairs Committee will review, at least annually, the Company’s succession planning process for all positions other than the Chief Executive Officer.

11.  Annual Performance Evaluation of the Board

A.  The Board, with assistance from the Governance Committee, will conduct a self-evaluation annually to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance.

B.  The Board, with assistance from the Governance Committee, shall review these Corporate Governance Guidelines no less frequently than annually to determine whether any changes are necessary or advisable.

12.  Amendment, Modification and Waiver

A.  These Guidelines may be amended, modified or waived by the Board and waivers of these Guidelines may also be granted by the Governance Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

APPENDIX B

Vectren Corporation

Board of Directors

Nominating and Corporate Governance Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Nominating and Corporate Governance Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board’s performance. The Committee will also be responsible for the development of the Board, as well as oversight of the succession planning process relating to the Company’s Chief Executive Officer.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable laws and regulations, as well as the listing standards of the New York Stock Exchange, including any permitted transition period. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Director Selection Criteria.    The Committee shall establish criteria for selecting new directors, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size, structure and the skills of existing members) and principles of diversity, including geographic as well as traditional considerations.

B.  Director Recruitment.    The Committee shall consider (in consultation with the Chair of the Board and Chief Executive Officer) and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Committee shall also review any candidate recommended by the shareholders of the Company in light of the Committee’s criteria for selection of new directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Committee.

C.  Reconsideration of Directors for Re-Election.    In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee shall assess the contributions of those directors selected for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the full Board.

D.  Recommendation to the Board.    The Committee shall recommend the director nominees for approval by the Board and the shareholders.

E.  Director Removal Guidelines.    The Committee shall establish and recommend to the Board guidelines for the removal of members of the Board.

F.  Governance Guidelines.    The Committee shall recommend to the Board corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board and its Committees, including its oversight of management and consultation with management. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board with respect to changes to the guidelines.

G.  Advice as to Committee Membership and Operations.    The Committee shall advise the Board with respect to the structure and operations of the various Committees of the Board and qualifications for membership thereon, including policies for removal of members and rotation of members among other Committees of the Board. The Committee shall recommend to the full Board (after consultation with the Chair of the Board and Chief Executive Officer) the composition of each committee of the Board.

H.  Non-Management Board Member Compensation.    The Committee shall be responsible to periodically review, assess and recommend changes to the Board with respect to compensation for non-management members of the Board.

I.  Common Stock Ownership Guidelines.    The Committee shall periodically review and, if concluded to be appropriate, recommend changes to the minimum Company common stock ownership guidelines applicable to the non-management members of the Board. The Committee shall also monitor compliance with these guidelines and periodically report on this subject to the Board.

J.  Director Independence.    The Committee shall develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

K.  Evaluation and Development of the Board.    The Committee shall oversee the evaluation and development of the Board. In discharging this responsibility, the Committee shall solicit comments from all directors and report annually to the Board on the results of the evaluation. The Committee shall also plan for and implement periodic development opportunities for directors.

L.  Approval of Officer Service on Outside Boards.    The Committee shall establish a process and guidelines governing the review and acceptance by any Company officer of a post as a compensated member of the board of directors of an unrelated entity.

M.  Succession Planning.    The Committee shall oversee the succession planning process for the office of Chief Executive Officer of the Company. Periodically, the Committee will review that process with the Board, as well as make recommendations to the Board with respect to candidates for that office.

N.  Periodic Review of the Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.    The Committee shall periodically review and, if concluded to be appropriate, make recommendations for changes to the Company’s Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.

O.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to engage or terminate any such outside consultant and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

P.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Q.  Other Delegated Responsibilities.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

VECTREN CORPORATION

BOARD OF DIRECTORS RETENTION CRITERIA

The following represents a non-exclusive list of criteria that are to be considered by the Board of Directors (“Board”) in assessing whether a member of the Board should be retained for service. Generally, the criteria will be employed at the time the Board is required to recommend to the shareholders whether a director should be reelected for another term of office. However, there are circumstances during a director’s term when certain of the criteria are relevant and could result in a director being removed from the Board prior to the conclusion of their term of office. The criteria are as follows:

1. The loss of “independence” as that concept is established from time to time by the Board;

2. Service on more that three public company boards, excluding the Board;

3.	Changes in principal business responsibilities, which affect the director’s continuing ability to contribute to the Board;

4.	Failure to comply with the Board share ownership guidelines following an appropriate transition period commencing with the initiation of service as a director or an increase in the ownership requirements;

5. Failure to consistently attend Board functions, including meetings and development activities;

6. Failure to adhere to the Code of Conduct applicable to the Board;

7. Failure to comply with the Corporate Governance Guidelines; and

8. Receiving more than a fifty percent withhold vote at an election where the director is on the ballot.

Each instance of assessment of retention/removal of a director will occur within the context of all of the relevant facts and circumstances. With respect to the foregoing criteria, the applicability of one or more of the criteria to a director does not unconditionally require a determination that a director should not be retained. For instance, a failure to attend Board functions for a period of time may be attributable to an illness, which, once cured, no longer serves as an impediment to the director fulfilling their responsibilities.

The review and application of these criteria and the assessment whether a director should not be retained/removed from the Board will initially be conducted by the Nominating and Corporate Governance committee (“Governance Committee”), and, following that action, the matter will then be presented to the Board, with the affected director being excused from that process.

VECTREN CORPORATION BOARD OF DIRECTORS SELECTION CRITERIA

The following represents a non-exclusive list of criteria that are to be considered by the Board of Directors (“Board”) in assessing whether a proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Board when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

1. The	satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

2. The	person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

3. The	person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

4. The	viewpoint, background and demographics of the person and whether they would positively contribute to the overall diversity of the Board;

5. The	person’s professional ethics, integrity and values;

6. The	person’s intelligence and ability to make independent analytical inquiries;

7. The	person’s stated willingness to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

8. Whether	the person serves on more than three public company boards, excluding the Board;

9. The	person’s principal business responsibilities;

10.	Whether the person would be able to serve on the Board for an extended period of time;

11.	Whether the person has, or potentially could have, a conflict of interest which would affect their ability to serve on the Board; and

12.	Whether and to what extent the person has an ownership interest in the Company.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Company, and the long-term interests of the Company’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Nominating and Corporate Governance committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable.

APPENDIX C

Vectren Corporation

Board of Directors

Corporate Affairs Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Corporate Affairs Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to discharge the duties of the Board relating to its policies, practices and procedures as a responsible corporate citizen.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board. Any member of the Board shall be eligible to serve on the Committee. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers but who do not otherwise have to qualify as “independent” directors) meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Business Practices.    The Committee shall oversee the Company’s policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations.

B.  Public Communications.    The Committee shall oversee the Company’s policies, practices and procedures relating to public communications with key stakeholders, other than the financial community.

C-1

C.  Community Relations.    The Committee shall oversee the Company’s policies, practices and procedures relating to community relations, including charitable contributions and community affairs.

D.  Customer Relations.    The Committee shall oversee the Company’s policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service.

E.  Employment Practices.    The Committee shall oversee the Company’s policies, practices and procedures relating to employment practices and procedures, including employer of choice, workforce diversity and compliance with employment related laws, regulations and policies.

F.  Environmental Compliance and Stewardship.    The Committee shall oversee the Company’s policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental related laws and regulations. At each meeting of the Committee, a report shall be provided with respect to environmental compliance and stewardship.

G.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

H.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

I.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

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APPENDIX D

Audit Committee Charter

Adopted As Of February 26, 2003

Amended and Restated As Of March 1, 2006

I.  Statement of Purpose

The Audit Committee (Committee) is established by and amongst the Board of Directors (Board) of Vectren Corporation (Company) for the primary purpose of assisting the Board in:

•	overseeing the integrity of the Company’s financial statements,

•	overseeing the Company’s compliance with legal requirements,

•	overseeing the independent auditor’s qualifications and independence,

•	overseeing the performance of the company’s internal audit function and independent auditor, and

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit department, and the Board.

The Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditor and to any advisers that the Committee chooses to engage.

The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In complying with the requirements for independence (as defined by all applicable rules and regulations), the Committee may choose to achieve such compliance over any permitted transition period. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the SEC. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Annually, the members of the Committee shall be elected by the Board at the annual meeting of the Board. Vacancies or additions to the Committee may be filled at any time during the year by action of the full Board. The term of service for Committee members shall be one year or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.  Meetings.    The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Meetings may be conducted through the use of any means of communication by which all members may simultaneously hear each other during the meeting. As part of its job to foster open communication, the Committee should meet periodically with management, the director of the Internal Auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where directors meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be at least a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for the meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Documents/Reports/Accounting Information Review

1.  Review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302, 404 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

2.  Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

3.  Review and comment on the earnings press releases with management, including review of “pro-forma” or “adjusted” non-GAAP information.

4.  Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

5.  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and management’s response.

B.  Independent Auditors

1.  Appoint (subject to shareholder ratification, if the Board determines such ratification should be submitted to the Company’s shareholders), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. Review the experience and qualifications of senior members of the independent audit team annually and ensure that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The independent auditors shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. Consider whether the auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

2.  Review with the independent auditor any problems or difficulties and management’s response; review the independent auditor’s attestation and report on management’s internal control report; and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•	an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

3.  At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

4.  Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such pre-approval reported to the audit committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

5.  Set and review clear hiring policies annually that are compliant with governing laws or regulations, for employees or former employees of the independent auditor.

C.  Financial Reporting Processes and Accounting Policies

1.  In consultation with the independent auditors and the Internal Audit department, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

2.  Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

3.  Review analyses prepared by management and the independent auditor setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

4.  Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

5.  Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

6.  Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

D.  Internal Audit

1.  Review and advise on the selection and/or removal of the Internal Audit director when appropriate.

2.  Review activities, organizational structure, and qualifications of the Internal Audit department annually.

3.  Annually, review and recommend changes (if any) to the Internal Audit charter.

4.  Review the performance of the Director of Internal Audit when appropriate and when necessary communicate the performance of the Director of Internal Audit to management.

5.  Periodically review with the Internal Audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

E.  Ethical Compliance, Legal Compliance, and Risk Management

1.  Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

2.  Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

3.  Review, with the Company’s general counsel, legal compliance matters including corporate securities trading policies.

4.  Review, with the Company’s general counsel, any legal matter that could have a significant impact on the organization’s financial statements.

5.  Discuss and review policies with respect to risk assessment and risk management. Such discussions should occur quarterly and include the Company’s major financial and accounting risk exposures and the actions management has undertaken to control them.

F.  Other Responsibilities

1.  Review with the independent auditors, the Internal Auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

2.  Prepare and approve the report that the SEC requires be included in the Company’s annual proxy statement.

3.  Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX E

Vectren Corporation

Board of Directors

Finance Committee Charter

Adopted As Of May 17, 2004, and

Revised and Restated As Of February 23, 2005

I.  Statement of Purpose

The Finance Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The Committee shall have as its only standing member the Chair of the Board, President and Chief Executive Officer (“Chair”), who shall also be the chair of the Committee. The purpose of the Committee is to act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board. To be eligible, the members of the Committee, other than the Chair, shall meet the independence requirements established by the Board. The Committee shall be comprised of at least three members. Committee members may be removed by the Board.

C.  Meetings.    The Committee shall meet at such times as may be requested by the Chair or otherwise pursuant to authority delegated by the Board. The Committee shall meet only when in the reasonable judgment of the Chair it is necessary or desirable to have Board involvement in actions relating to financing activities of the Corporation, but it is either impracticable to convene a meeting of the full Board, or action by the Committee has been authorized pursuant to delegation by the full Board.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where committee members meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

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III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Authority.    When it is impracticable for the full Board to meet and take action with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates, the Committee shall have all of the authority of the full Board allowed by applicable law to discharge the duties of the Board. Moreover, the Committee shall also have all of the authority of the full Board allowed by applicable law to discharge the duties that have been delegated by the Board. The Committee shall have all of the authority of the full Board allowed by the Indiana Business Corporation Law.

B.  Financing Activities.    The Committee shall act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Corporation, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates.

C.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

D.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

E.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

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APPENDIX F

Vectren Corporation

Board of Directors

Compensation and Benefits Committee Charter

Adopted As of February 26, 2003

I.  Statement of Purpose

The Compensation and Benefits Committee (“Committee”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to discharge the responsibility of the Board relating to total compensation of the Company’s executive officers and such other senior executives as the Committee may determine (together, “management”) and related matters. The Committee shall also prepare a report on executive compensation for inclusion in the Company’s annual proxy statement.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers) meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Goals and Objectives.    The Committee shall review and approve periodically, but no less frequently than annually, the Company’s goals and objectives relevant to compensation of the Chief Executive Officer and management, including the balance between short-term compensation and long-term incentives, shall evaluate the performance of the Chief Executive Officer and management in light of those goals and objectives, and shall set the compensation level of the Chief Executive Officer and management based on such evaluation.

B.  Compensation Levels.    The Committee shall establish the compensation level (including base and incentive compensation) and direct and indirect benefits of the Chief Executive Officer and management. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return (or other criteria) during such periods as the Committee may deem appropriate, the value of similar incentive awards to persons holding comparable positions at comparable companies and the awards given to management in prior years. The Chair of the Committee shall be responsible for communicating to the Chief Executive Officer the evaluation of the performance of the Chief Executive Officer conducted by the outside Directors of the Company and the level of compensation approved for the Chief Executive Officer.

C.  Post-Service Arrangements.    The Committee shall evaluate the post-service arrangements and benefits of the Chief Executive Officer and management and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements. The Committee shall also review for reasonableness all other post-service arrangements between the Company, including its wholly-owned subsidiaries, and current or former employees to the extent those arrangements involve an annual Company obligation of in excess of $100,000.00.

D.  Incentive Compensation Plans.    The Committee shall make recommendations to the Board with respect to the establishment and terms of incentive compensation plans and equity-based plans and, unless determined otherwise by the Board, shall be the principal administrator of such plans, including determining any awards to be granted to the Chief Executive Officer and management under any such plan implemented by the Company.

E.  Consulting and Employment Agreements.    The Committee shall have the responsibility for reviewing and approving all consulting and employment agreements of the Company with any of the Company’s executive officers, or with any director, provided that any such agreement must also be approved by the full Board. The Committee shall also review for reasonableness all other consulting agreements between the Company, including its wholly-owned subsidiaries, and former employees to the extent those agreements involve an annual Company obligation of in excess of $100,000.00.

F.  Administration of Employee Benefits and Benefit Plans.    The Committee shall have the responsibility for overseeing the administration of employee benefits and benefit plans for the Company and its subsidiaries; reviewing new benefits or changes in existing benefits; and appointing from among the management of the Company committees to administer such employee benefits and benefit plans.

G.  Common Stock Ownership Guidelines.    The Committee shall periodically review, assess and recommend changes to the minimum Company common stock ownership guidelines applicable to the officers of the Company.

H.  Evaluation of Total Compensation Program.    The Committee shall review on a periodic basis the operation of the Company’s total compensation program to evaluate its coordination and execution and shall recommend to the Board steps to modify compensation programs that provide benefits or payments that are not reasonably related or are disproportionate to the benefits received by the Company.

I.  Perquisite Policies.    The Committee shall establish and review periodically policies with respect to management perquisites.

J.  Access to Records, Consultants and Others.    The Committee shall have the ultimate authority and responsibility to engage and terminate any outside consultant, at the Company’s expense, to assist in determining appropriate compensation levels for the Chief Executive Officer or other senior executive management and to approve the terms of any such engagement and the fees of any such consultant. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may also request that any officer or other employee of the Company, including the Company’s senior compensation or human resources executives, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

K.  Annual Compensation and Benefits Committee Report.    The Committee shall produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

M.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

APPENDIX G

Corporate Code of Conduct

I.  PURPOSE

Vectren Corporation, including its wholly-owned subsidiary companies (collectively, “Company”), serves an important role in the lives and livelihoods of hundreds of thousands of individual families, businesses and investors, in the region it serves. This role is supported by the Company’s commitments and obligations to its shareholders, customers, employees and communities served (collectively, “stakeholders”).

The Company has a reputation as a good corporate citizen and enjoys a high level of public trust and confidence. Public trust and confidence is fundamental to good business and a prerequisite for any enterprise’s continued success.

To effectively satisfy the Company’s commitments and obligations to its stakeholders, uphold its reputation for good citizenry and maintain the public’s trust and confidence, we, as officers and employees (collectively, “Employees”) of the Company, must conduct ourselves and discharge our responsibilities to the Company with the highest standards of integrity and fair dealing.

Our good reputation, as well as the public’s trust and confidence in the Company, are valuable assets that cannot be taken for granted and must be safeguarded and earned everyday. This Corporate Code of Conduct (“Code”) is intended to help achieve these objectives by providing each Employee with guidelines for making decisions which support the Company’s commitment to the highest standards of integrity and fairness.

II.  SCOPE

The Code is applicable to all Employees at Vectren Corporation and each of its wholly owned subsidiaries. The Code also applies to Employees at any newly formed or acquired company immediately upon formation or acquisition. The “Company”, as used in this Code, means Vectren Corporation and all of its wholly owned subsidiaries. Any waiver of the Code for executive officers or directors may be made only by the board or a board committee and must be promptly disclosed to shareholders.

III.  GENERAL POLICY

It is the Company’s policy that Employees will conduct themselves in a truthful, honest and ethical manner with the highest standard of integrity and fair dealing. The following standards emphasize the Code’s focus on compliance and appropriate conduct:

•	Compliance with Company policies and procedures.

•	Compliance with applicable local, state and federal laws.

•	Compliance with applicable rules, regulations and technical standards governing the operation of our businesses.

•	Avoidance of conflicts of interest or the appearance of conflicts of interest (as defined in the attached guidelines).

•	Maintenance of accurate accounts, books and records.

IV.  APPLICATION

The following is intended to provide general guidance to Employees on issues related to their conduct, it is not to be considered as an all-inclusive list. Questions regarding whether conduct would be inconsistent with the

Code should be directed to your supervisor or Vectren Corporation’s Director of Internal Auditing (Director of Auditing). In some cases, the Company may already have detailed policies and procedures related to these guidelines, which detail administrative interpretations and/or implementation instructions. If so, such policies and procedures should be consulted for further information.

A.  Conflicts of Interest

Conflicts of interest arise when any circumstance, relationship or financial interest prevents, or has the appearance of preventing any Employees from discharging their responsibilities exclusively in the best interest of the Company and independent of personal considerations.

These circumstances, relationships or financial interests do not have to be directly related to an Employee. Conflicts or appearances of conflicts may arise where a close family member of an Employee is involved in a transaction with the Company or could stand to benefit from a transaction the Company may have with a third party.

Although it is not possible to identify every activity that might give rise to a conflict of interest, some of the more common circumstances that could result in a conflict are set forth below. Should you have any questions regarding this matter, you should consult your supervisor or the Director of Auditing.

1.  Relationships with Company Vendors, Suppliers, Contractors and Customers

Employees are expected to maintain impartial relationships with the Company’s vendors, suppliers, contractors and customers. Employees must be motivated solely to acquire and/or provide goods or services on terms most favorable to the Company. Care must be exercised to avoid even the appearance of special influence being exerted on behalf of a vendor, supplier, contractor or customer due to personal or other relationships.

Generally, Employees should avoid financial interests in vendors, suppliers, or contractors with whom the Company does business.

As it relates to officers and employees, any relationship other than the employer-employee relationship that exists between an officer or employee and the Company, should be disclosed in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

2.  Gifts, Meals, Services and Entertainment

It is a violation of the Code for an Employee or a close family member of an Employee to request or accept anything of value which, based upon the facts and circumstances, could be reasonably determined to have an influence on the performance of the Employee’s duties to act in a manner which favors a vendor, supplier, contractor or customer contrary to the Company’s best interests.

Normal and customary business meals and entertainment (which are considered generally accepted business practices) or small gifts which are intended for promotional or advertising purposes only, are not considered a violation of the Code so long as the item of value is not excessive. Excessive is defined as being of sufficient value as to actually influence or which, based upon the facts and circumstances, could reasonably be concluded to have the ability to influence decisions made by the recipient or cause the recipient to favor the provider. In no case should an Employee accept “gifts of cash”/bribes from vendors, competitors, suppliers or contractors.

Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

3.  Outside Employment

In general, officers and Employees have the right to be employed outside the Company and to have financial and managerial interests in outside companies. However, any outside employment or business activities must not conflict with the officer’s or Employee’s ability to properly perform his or her responsibilities or job duties, nor should such employment or business activity create or appear to create a conflict of interest.

No officer may, without prior approval of the Governance Committee, serve as a compensated member of the board of any other enterprise. Likewise, Employees seeking to serve as a member of the board of any other enterprise should consult with their supervisor and obtain approval prior to accepting the position.

No officer or Employee may, without prior approval of their supervisor, perform work or services for an outside organization which has or seeks to have a business relationship with the Company. Supervisors should consider whether the Employee’s service in such a capacity would cause a conflict of interest or interfere with the Employee’s ability to perform their duties.

4.  Confidential Information and Insider Trading

In the course of fulfilling their responsibilities to the Company, Employees may have access to information that is of a confidential, privileged, competitive and/or proprietary nature (collectively, “Confidential Information”). It is essential that Employees protect the confidentiality of such information.

The use or disclosure of confidential information may be for Company purposes only and not for personal benefit or the benefit of others.

Federal and state laws explicitly prohibit Employees from using “insider” or “material non-public” information when trading or recommending Company securities (i.e., stock or debt). Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in arriving at a decision to buy, sell, or hold the Company’s securities. Employees must not act on such information until it has been disclosed to the public and the public is considered to have had an opportunity to absorb the information. Generally, this would not be until information has been publicly disclosed and the market has had an opportunity to react to the information.

Employees must not disclose “insider” or “material non-public” information to others, including friends or relatives, until such information has been disclosed to the public. Such “outsiders” who have received material inside information are also considered by law to be “insiders” and are subject to the same legal prohibitions described above.

Examples of inside information that might be considered to be material include dividend rate changes, earnings estimates, significant expansion or curtailment of operations, a merger or acquisition proposal or agreement, sale or purchase of substantial assets, major litigation, or other matters that could significantly impact the Company.

Examples of trading Company securities include directly buying and selling stock and transfers into and out of the Company stock fund in the 401(k) Plan.

5.  Participation in Public Office

The Company believes strongly in the democratic process and supports that process through all appropriate means. Employees are encouraged to participate in our system of government, to speak out on public issues and to be active in civic and political activities.

However, conflicts of interest must be avoided. Thus, when speaking out on public issues, Employees should not give the appearance of acting on the Company’s behalf unless they have, in fact, been authorized, in advance, to do so. Employees who hold public office should not participate in any decision that would directly and substantially affect the Company (i.e., assessing Company land for tax purposes) and should make it clear why they are abstaining.

6.  Use of Company Name or Resources for Personal Benefit

It is the Company’s policy that Employees not use the name of the Company, its purchasing power or its assets or resources for their personal benefit without proper approval. Disposal of Company assets should be made strictly in accordance with established procedures which specify required approvals and methods of disposal. The best interests of the Company are served when its resources are used only for the benefit of the Company. It is the responsibility of all officers and employees to ensure Company assets and resources are safeguarded and not misused. Employees are expected to exercise reasonable judgment regarding the appropriateness of incidental personal use of Company assets.

B.  Accuracy of Books and Records

The Company maintains a system of internal controls which it believes provides reasonable assurance that Company assets are safeguarded and that transactions are properly executed and recorded in accordance with management’s criteria. This system is characterized by a control-oriented environment within the Company, which includes policies and procedures along with supervisory overview and approval of transactions.

It is the Company’s policy that all transactions will be recorded in an accurate and timely manner and in accordance with established procedures. It is a violation of the Code to intentionally misstate, conceal or otherwise misrepresent any transaction. Falsification of any Company record is strictly prohibited and, as appropriate, may be subject to disciplinary action, up to and including termination.

The Company’s senior financial officers have special responsibilities relating to the preparation and dissemination of the Company’s financial statements. These responsibilities include the requirement to periodically submit certifications with respect to the accuracy of those statements. (See Section V, D Annual Reporting).

C.  Suspected Dishonest, Fraudulent or Illegal Activities

The Company, like any enterprise, is subject to the possibility of dishonest, fraudulent and illegal activities by one or more of its employees or agents. It is the Company’s policy to establish and maintain an atmosphere hostile to such activities and to encourage employees to come forward if they are made aware of any such activities. Given the Company’s obligations and responsibilities to all of its stakeholders, dishonest, fraudulent and illegal activities will not be tolerated and will be dealt with severely.

Accordingly, the Code, along with other measures and controls, have been established by the Company to:

•	Prevent and detect dishonest, fraudulent and illegal activities,

•	Encourage those aware of such activities to come forward and provide them a method by which such communications can be made in complete confidence and without fear of retribution, and

•	Promptly investigate and resolve such activities in a fair and objective manner.

To protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the Code must be strictly followed. Any individual suspected of a dishonest or fraudulent activity will be given the opportunity to provide proof to the contrary. If it is concluded that illegal activities are involved, the matter may be referred to the appropriate law enforcement authorities.

The Director of Auditing will have the overall responsibility for overseeing compliance with this policy and, together with the executive officer responsible for the area in question, will be responsible for the investigation of suspected dishonest or fraudulent activities. The investigation of any suspected illegal activities will be the responsibility of Company’s General Counsel.

Operating management is primarily responsible for preventing and detecting dishonest, fraudulent and illegal activities within their assigned areas. To discharge this responsibility, each manager or supervisor should be generally familiar with the potential for dishonest, fraudulent and illegal activities that may occur within their areas. Each manager and supervisor should also be alert for irregularities or deviations from standard operating procedures, which may indicate the presence of such activities.

All officers and employees must be alert for dishonest, fraudulent and illegal activities. Such activities or irregularities may include, but are not limited to:

•	Alteration or intentional misstatement of Company reports and records (including time and expense reports and bidding documentation),

•	Forgery or other unauthorized or improper alteration of checks, drafts, promissory notes, and securities,

•	Any misappropriation of funds, securities, supplies, or any other asset,

•	Any irregularity in the handling or reporting of monetary transactions,

•	Unauthorized disposal of Company assets, or

•	Any illegal act.

In the event Employees are made aware of any of the above activities or other dishonest, fraudulent or illegal activities, they should immediately notify, as appropriate, their supervisor or the Director of Auditing. All such communications will be held in strict confidence. Upon learning of these matters, affected supervisors are responsible for immediately notifying the Director of Auditing and the executive officer with responsibility for the area where the alleged activities are occurring.

In extraordinary cases where the confidential channels of communication described above are still not deemed sufficient and an officer or employee is gravely concerned about protecting his or her identity while bringing a suspected dishonest, fraudulent or illegal activity to light for investigation (including accounting or auditing issues), they may communicate their concern directly to the Chair of the Vectren Corporation Audit Committee. The officer or employee should provide as much detail and specifics as possible regarding the alleged activities and place the document (without self-identification, if so desired) in an envelope, sealed and marked confidential, addressed to the “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209. Upon receipt in the Company’s mail distribution center, the envelope will be forwarded unopened to the Chair of the Audit Committee. Pursuant to the Charter of the Audit Committee of Vectren Corporation, the Chair has at their disposal the resources necessary to investigate the concerns.

Great care must be exercised in the investigation of and in communicating or reporting these matters within the Company. It is essential to avoid making false or incorrect accusations or contacting suspected individuals that an investigation is under way. Individuals suspected of such activities will be contacted through appropriate channels. Therefore, to protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the following must be strictly adhered to:

•	Officers or Employees who believe they have specific knowledge of an alleged dishonest, fraudulent or illegal activity must immediately contact their supervisor, the Director of Auditing or the Chair of the Audit Committee of Vectren Corporation;

•	Officers or Employees, other than those specifically authorized to do so, must not contact the suspected individual to determine the facts or discuss any other aspect of the matter;

•	Officers or Employees must not discuss the case with anyone inside the Company other than those involved in the investigatory process;

•	Officers or Employees, other than those specifically authorized to do so, must not discuss the case, facts, suspicions, or allegations with anyone outside the Company unless in response to questions from law enforcement authorities; and,

•	Officers or Employees must direct all inquiries from individuals suspected of wrongdoing or their representatives, to the Director of Auditing, the appropriate executive officer or the Company’s General Counsel. Proper response to such an inquiry should be, “I’m not at liberty to discuss this matter.” Under no circumstances should there be any reference to “what you did,” “the crime,” “the fraud,” “the forgery” etc.

This section of the Code is intended to provide further guidelines on how to report matters related to Code compliance and employee and supervisory responsibilities associated with the Code’s enforcement.

V.  RESPONSIBILITIES AND ENFORCEMENT

It is the responsibility of all Employees to ensure compliance with the Code. It is the specific responsibility of each supervisor to ensure their employees are aware of and understand the Code. It is further the responsibility of each supervisor to monitor compliance with the Code and report instances of non-compliance to the Director of Auditing.

Employees aware of potential violations of the Code should contact, as appropriate, their supervisor or the Director of Auditing. In the case of an employee, if the employee concludes that contacting his or her supervisor would not be prudent, he or she can directly communicate potential violations, in complete confidentiality, to the Director of Auditing or the Chair of the Audit Committee as indicated in the prior section. Upon notification of a potential violation of the Code, the Director of Auditing will promptly investigate the matter and, if substantiated, notify the appropriate executive officer for resolution and determination of appropriate action. Employees alleged to have violated the Code will have an opportunity to offer proof to the contrary. Failure to report violations of the Code following their discovery may also be grounds for disciplinary action. An employee who violates the Code will be subject to disciplinary action, up to and including termination.

Employees who have questions regarding interpretation of the Code as it relates to specific situations or certain actions should discuss the matter with their supervisor. Supervisors uncertain as to the proper interpretation of the Code as it relates to an employee’s question should contact the Director of Auditing and/or their area’s executive officer for resolution.

Any violations of the Code or questions regarding interpretation of the Code which cannot be resolved by the Director of Auditing and the appropriate executive officer will be directed to the CEO for final resolution.

A.  Reporting Requirements

The reporting thresholds, as described below, should not be construed to mean that because an event or circumstance requires reporting, a conflict of interest automatically exists. In general, the objective of these reporting requirements is to provide management with information which could help in identifying potential conflicts of interest.

B.  Substantial Ownership

Employees, directly or indirectly, owning or acquiring financial interest of $25,000 or more, or 5% ownership (regardless of the amount) in vendors, suppliers or contractors who do business with or are seeking to do business with the Company must report such relationships to their immediate supervisor.

Supervisors made aware of such relationships are responsible for making the determination of whether a conflict of interest exists given the circumstances and responsibilities of the employee involved. If it is determined that a conflict exists, the supervisor should contact the appropriate executive officer and the Director of Auditing for resolution.

C.  Gifts, Meals and Entertainment in Excess of $200 Value

Employees receiving normal and customary gifts, business meals or entertainment, services, or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor. Promotional and advertising items of nominal value and minimal quantity are not subject to this reporting requirement.

Supervisors are expected to provide proactive guidance to employees in regard to this policy. If an employee is uncertain of the value of an item offered or received, or if the employee is uncertain whether acceptance of such an item could constitute a conflict of interest, they should discuss the matter with their supervisor for resolution.

Each supervisor is responsible for making the determination of whether acceptance of any such item would create an actual or perceived conflict of interest given the circumstances and responsibilities of the employee involved. If the supervisor determines acceptance of a particular item would create an actual or perceived conflict of interest, the item should be cordially declined or returned with an explanation given to the vendor, supplier or contractor regarding the Code’s provisions.

Each supervisor is responsible for maintaining records of items received by his/her employees (see Exhibit A). Periodically, these records should be reviewed to determine whether trends exist which might indicate a possible conflict of interest.

D.  Annual Reporting

Annually, in conjunction with the review by the Company’s external auditors, the Director of Auditing will mail surveys with certificates of compliance to all directors, officers and key employees for completion. The survey and certificates provide the means by which the Company can document compliance with the Code and ensure that all directors, officers and key employees (primarily supervisors and above) are familiar with the Code’s contents (see Exhibit B).

Also, annually, the Director of Auditing will mail letters to the Company’s major vendors, suppliers and contractors informing them of the Code’s provisions regarding gifts and entertainment, and employees’ acquiring a substantial financial interest in organizations doing business with the Company (see Exhibit C).

In addition to the certificate of compliance in Exhibit B, the CEO, CFO, Treasurer and Controller must complete the certification for Principal Executive & Senior Financial Officers (see Exhibit D) and submit to the Director of Auditing.

Vectren’s Board of Directors is also subject to a Code of Ethics. This Code is provided in Exhibit E. The Board of Directors is required to affirm compliance with their Code annually.

EXHIBIT A

ENTERTAINMENT AND GIFT FORM

In accordance with the Corporate Code of Conduct, Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor, (cumulative totals comprised solely of individual items that are of a promotional/advertising nature (coffee mugs, hats, pencils, etc.) and of nominal value and quantity need not be reported). Accordingly, this form is provided to help facilitate the reporting process and to ensure all necessary information is documented.

A.	GENERAL
	1.	Employee:
	2.	Vendor, supplier, contractor or customer:

B.	ENTERTAINMENT AND MEALS
	1.	Type, location and date:
	2.	Estimated cost, including transportation and accommodations if applicable:
$
	3.	Business purpose:
	4.	List names and company affiliations of others present:
	5.	Does the Company currently do business with this organization?
Yes ☐ No ☐
	6.	Was this cleared with your supervisor beforehand?
Yes ☐ No ☐

C.	GIFTS, SERVICES AND OTHER ITEMS OF VALUE
Description and approximate value:

Employee Signature	Date

D.	SUPERVISOR COMMENTS

Supervisor Signature	Date

EXHIBIT B

ANNUAL CODE OF CONDUCT QUESTIONNAIRE

This questionnaire is being sent to all key employees in accordance with the Company’s Corporate Code of Conduct (“Code”) and in conjunction with the annual review by the Company’s external auditors. The intent of this questionnaire is to:

Provide a means by which the Company can document awareness of the Code and related policies,

Give further assurance to management that its representations with respect to these matters are correct, and

Provide additional information needed to assist in evaluating compliance with the Code and related policies.

Before this questionnaire is completed, each recipient should review the Code and refer to it for guidance when answering certain questions. Answers to these questions should cover the twelve months ending December 31, 2005 and through the date this questionnaire is completed. When completed, each recipient should sign and date the questionnaire in the spaces provided and return the original to the Director of Auditing in an envelope marked “confidential”. All responses will be held in strict confidence.

1.  Do you or any member of your close family have a substantial financial interest in any Company vendor, supplier or contractor as defined in the Code?

No  ☐    Yes  ☐    If yes, provide details.

2.  Have you or any member of your close family received any gifts or entertainment from a Company vendor, supplier, contractor or customer which has not been reported in accordance with the Code?

No  ☐    Yes  ☐    If yes, provide details.

3.  Have you or any of your subordinates accepted or been offered anything of value, (which would require reporting), from a Company vendor, supplier, contractor or customer, which in your opinion might indicate the presence or perception of a conflict of interest? When answering this question you should first review your records of gifts and entertainment received by employees in your area. Consideration should be given to possible trends. (Note: Entertainment and Gift Forms need not be retained after this review is completed, provided that the review does not call for further investigation. In that event, these records should be retained until the matter is finally resolved. If the answer to this question is “yes”, attach the original Entertainment and Gift Form to this questionnaire and return to the Director of Auditing.)

No  ☐    Yes  ☐    If yes, provide details.

4.  Have you or any of your employees maintained outside employment or participated in other business activities which conflicts with the performance of your job duties with the Company or creates an actual or perceived conflict of interest with the Company?

No  ☐    Yes  ☐    If yes, provide details.

5.  Have you or any of your employees served in a public office which might have dealt with issues directly and substantially affecting the Company?

No  ☐    Yes  ☐    If yes, provide details.

6.  Have you made or authorized any contribution or expenditure of corporate funds, or anything of value, by or on behalf of the Company, or any of its subsidiaries, in support of any candidate for federal, state or local office?

No  ☐    Yes  ☐    If yes, provide details.

7.  Are you aware of any of the following instances or situations:

•	Existing relationships between a Company employee and a Company vendor, supplier, contractor, customer, and/or competitor which could indicate a conflict of interest.

•	Confidential or proprietary information being improperly disclosed to anyone outside the Company.

•	Company assets or property being misappropriated.

•	Company transactions being intentionally misstated, concealed or otherwise misrepresented.

•	Intentional failure on behalf of a Company employee to comply with all applicable local, state or federal laws or applicable rules, regulations or technical standards governing the operation of our business.

•	An employee acting on “material non-public” information when trading or recommending Company securities.

•	An employee disclosing “insider” or “material non-public” information to “outsiders”. “Insider” or “material non-public” information is information of a material nature that has not been disclosed to the public.

•	Any other activities which conflict with the Code.

No  ☐    Yes  ☐    If yes, provide details.

CERTIFICATE OF COMPLIANCE

I have read the foregoing questionnaire as well as the Corporate Code of Conduct. I fully understand both, and my responses are true, accurate and complete to the best of my knowledge and belief.

Signature	Position

Name (please print)	Date

EXHIBIT C

December 30, 2005

To Our Vendors, Suppliers and Contractors:

We are writing to the many businesses that provide us with needed materials, supplies, or services to emphasize Vectren’s commitment to high standards of business conduct and to enlist your support in assuring the integrity of our business relationship.

Our Corporate Code of Conduct states that officers and employees or any close members of their family are not to accept gifts or other items of value from vendors, suppliers or contractors, which could be construed as having an influence on the performance of the employee’s duties to act in a manner which favors a vendor, supplier or contractor contrary to the best interests of the Company. This policy is not intended to prohibit normal and customary business meals, gifts or entertainment so long as they are not extravagant and have legitimate business purposes.

Our Corporate Code of Conduct further states that officers and employees or any members of their family should avoid substantial financial interests in vendors, suppliers or contractors with whom the Company does business. The Company has defined substantial interest as an investment of either $25,000 or 5% (regardless of amount) of the ownership of the organization in question.

We respectfully ask your help in ensuring these policies are upheld by providing a copy of this letter to all individuals in your company who deal with Vectren employees. We also request that if you become aware of any instance where a Vectren director, officer or employee or any member(s) of their family acquires a substantial interest in your organization, as defined above, you please notify the undersigned.

We look forward to continuing our solid business relationship with your organization and would like to thank you in advance for your cooperation and support in this endeavor.

Respectfully,

Brian Madonia

Director of Auditing

EXHIBIT D

Code of Ethics for Principal Executive & Sr. Financial Officers

In my role as a financial executive of Vectren Corporation, I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that, to the best of my knowledge, is accurate, complete, objective, relevant, timely and understandable.

3. I comply with rules and regulations of the federal, state and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.

5.      I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to the Company’s needs.

7. I proactively promote ethical behavior as a responsible partner among peers and employees in my work environment.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

(Signature)	(Date)

EXHIBIT E

Code of Ethics for Board of Directors

Overview

Vectren’s commitment to ethical business conduct is a fundamental shared value of our Board of Directors, management and employees and critical to the Company’s success. Vectren has adopted this Code of Ethics (“Code”) for Members of the Board of Directors. Each Director must comply with this Code. No code or policy can anticipate every situation that may arise, accordingly, this Code is intended to serve as a guiding set of principles for Directors. Directors are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Board’s Nominating and Governance committee (Governance Committee), who may consult with inside or outside counsel as appropriate. Directors who also serve as officers or employees of Vectren must also comply with Vectren’s Corporate Code of Conduct for employees and its guidelines on gift and entertainment reporting.

1.  Compliance with Laws and Regulations

Directors are expected to conduct their business affairs in compliance with applicable laws and regulations and shall encourage and promote such behavior for themselves, officers and employees.

2.  Conflicts of Interest

Directors must avoid any conflicts of interest between the Director and Vectren. A “conflict of interest” may exist when a director’s personal or professional interest is or appears to be adverse to the interests of Vectren. Conflicts of interest may also arise when a Director or members of his or her family, or an organization with which the Director is affiliated receives improper personal benefits as a result of his or her position as a Director of Vectren. Any situation that involves, or may involve, a conflict of interest should be promptly disclosed to the Chair of the Governance Committee, who may consult inside or outside counsel as appropriate.

As it relates to the Directors, any relationship other than the member of the Board’s service as a Director that exists between the Company and a non-management member of the Board is subject to review and scrutiny by the Governance Committee, and is also subject to the Vectren Corporation Corporate Governance Guidelines pertaining to the required independence of the members of the Board.

3.  Confidentiality and Corporate Opportunity

Directors must maintain the confidentiality of non-public information entrusted to them by Vectren, except when disclosure is required by law or regulation. Directors are prohibited from taking for themselves personally or for the organizations which they are affiliated, opportunities that are discovered through the use of Vectren information or position without the consent of the Board of Directors. No Director may use Vectren property, information or position for improper personal gain.

4.  Insider Trading

Directors are to abide by all applicable securities laws and regulations when trading Vectren securities.

5.  Fair Dealing

Directors shall endeavor to deal fairly with Vectren’s customers, suppliers and employees while serving the interest of shareholders. Directors should not take unfair advantage of anyone through manipulation, abuse of privileged information, or other intentional unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Directors and members of their immediate families should not accept gifts from persons or entities where any such gift is being made in order to influence the Director’s actions as a member of the Board.

6.  Waivers of the Code

Any waiver of this Code may only be made by the Board and should be promptly disclosed.

7.  Enforcement of the Code

The Board shall determine appropriate actions to be taken in the event of violations of this Code. Such actions should be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Board should take into account all relevant information, including the nature and severity of the violation.

As a member of Vectren’s Board of Directors, I assert my compliance with the above guiding principles.

(Signature)	(Date)

APPENDIX H

Vectren Corporation At Risk Compensation Plan

VECTREN CORPORATION

AT RISK COMPENSATION PLAN

Effective May 1, 2001

(As Amended and Restated as of May 1, 2006)

ARTICLE I

PURPOSE

1.1	Purpose. Vectren Corporation, an Indiana corporation, hereby establishes the Vectren Corporation At Risk Compensation Plan to promote the interests of the Company and its shareholders through (a) the attraction and retention of Participants essential to the success of the Company; (b) the motivation of Participants using performance-related incentives linked to performance goals and the interests of Company shareholders; and (c) enabling such individuals to share in the growth and success of the Company and its Subsidiaries. The Plan permits cash awards, the grant of Stock Options, Restricted Stock, and, any other stock-based forms of awards as the Committee, in its sole and complete discretion, may determine to be appropriate in carrying out the intent and purposes of this Plan. The Plan also provides for the grant of annual incentive awards.

ARTICLE II

DEFINITIONS

2.1 “Agreement”	shall mean a written agreement between the Company and a Participant implementing the grant, and setting forth the particular terms, conditions and restrictions of each Award. With respect to the grant of a Stock Option, the Agreement may be referred to herein as an “Option Agreement,” and with respect to any other Award hereunder, the Agreement may be referred to herein as an “Award Agreement.”

2.2 “Annual	Incentive Award” shall mean a cash bonus payable to a Participant under Article VIII.

2.3 “Award”	shall mean an award or grant made to a Participant under Article V, VI, or VII, or an Annual Incentive Award under Article VIII.

2.4 “Award	Date” or “Grant Date” shall mean the date on which an Award is made by the Committee under the Plan.

2.5 “Board”	or “Board of Directors” shall mean the Board of Directors of the Company.

2.6 “Cashless	Exercise” shall mean the exercise of an Option by the Participant through the use of a brokerage firm to make payment to the Company of the exercise price from the proceeds of the sale of Stock issued pursuant to the exercise of the Option, and upon receipt of such payment, the Company delivers the exercised Shares to the brokerage firm.

2.7 “Cause”	shall be defined in Section 10.4.

2.8 “Change	in Control” shall be defined in Section 10.2.

2.9 “Code”	shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.10 “Committee”	shall mean the Compensation and Benefits Committee of the Board or such other committee appointed by the Board to administer the Plan in accordance with Article XI; provided, however, if any member of the Committee does not qualify as both an outside director for purposes of Section 162(m) and a non-employee director for purposes of Rule 16b-3 the remaining members of the Committee (but not less than two members) shall be constituted as a subcommittee of the Committee to act as the Committee for purposes of this Plan.

2.11 “Common	Stock” shall mean the Common Stock of the Company without par value, or such other security or right or instrument into which such Common Stock may be changed or converted in the future.

2.12	“Company” shall mean Vectren Corporation, an Indiana corporation, or any successor thereto.

2.13 “Covered	Participant” shall mean a Participant who is a “covered employee” as defined in Section 162(m)(3) and the regulations promulgated thereunder.

2.14 “Designated	Beneficiary” shall mean the beneficiary designated by the Participant, pursuant to procedures established by the Committee, to receive amounts due to the Participant in the event of the Participant’s death. If the Participant does not make an effective designation, then the Designated Beneficiary will be deemed to be the Participant’s estate.

2.15 “Disability”	shall mean (a) the mental or physical disability of the Participant defined as “Disability” under the terms of the long-term disability plan sponsored by the Company and in which the Participant is covered, as amended from time to time in accordance with the provisions of such plan; or (b) a determination by the Committee, in its sole discretion, of total disability (based on medical evidence) that precludes the Participant from engaging in any occupation or employment for wage or profit for at least twelve months and appears to be permanent. All decisions by the Committee relating to a Participant’s Disability (including a decision that a Participant is not disabled), shall be final and binding on all parties.

2.16 “Effective	Date” shall mean:

(a)	January 1, 2001 with respect to Annual Incentive Awards granted pursuant to Article VIII; and

(b)	May 1, 2001 with respect to long-term incentive Awards granted pursuant to Articles V, VI or VII.

2.17 “Eligible	Employee” shall mean an Employee who is an officer or other key employee of a Participating Company as designated by the Committee to be eligible to participate in the Plan.

2.18 “Employee”	shall mean an individual who is employed by a Participating Company in a customary employer-employee relationship and designated as such in accordance with the Participating Company’s standard employment practices.

2.19 “Exchange	Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law as amended from time to time.

2.20 “Fair	Market Value” shall mean, on any given date, the closing price of Common Stock as reported on the composite tape of the primary stock exchange in which the Common Stock is listed on such day or, if no Shares were traded on such stock exchange on such day, then on the next preceding day that Stock was traded on such exchange, all as reported by The Wall Street Journal or such other source as the Committee may select.

2.21 “Good	Reason” shall be defined in Section 10.3.

2.22 “Incentive	Stock Option” shall mean an option to purchase Stock, granted under Article V herein, which is designated as an incentive stock option and is intended to meet the requirements of Code Section 422 and the regulations promulgated thereunder.

2.23 “Nonqualified	Stock Option” shall mean an option to purchase Stock, granted under Article V herein, which is not intended to qualify as an Incentive Stock Option.

2.24 “Option	Price” shall mean the exercise price per share of Stock covered by an Option in accordance with Section 5.2.

2.25 “Outside	Director” shall mean a member of the Board who is not an Employee.

2.26 “Participant”	shall mean an Eligible Employee or Outside Director who has been selected from time to time under Article III to receive an Award under the Plan.

2.27 “Participating	Company” shall mean the Company, and such other Subsidiaries as the Board authorizes to participate herein.

2.28 “Performance	Award” shall mean a performance-based Award made under Section 7.3, which may be in the form of either Performance Shares or Performance Units.

2.29 “Performance	Criteria” shall mean the following performance criteria used by the Committee to establish performance goals for a Performance Period for the purpose of determining when an Award subject to such performance goals has been earned, and may include alternative and multiple Performance Criteria including but not limited to the following: operating and maintenance expense targets; customer satisfaction; safety; and financial goals (which may be adjusted for abnormal weather, based on National Oceanic and Atmospheric Administration measures or such other objective measures, as approved by the Committee before the beginning of a Performance Period) including, but not limited to, absolute or relative (i.e. in relation to a peer group of companies) total shareholder return, return on equity, debt to equity ratio, investment performance, revenues, sales, net income, operating income (with or without investment income or income taxes), cash flow, margin, earnings before any or all of interest, taxes, depreciation and amortization, return on assets, return on invested capital, earnings per share and/or growth thereof, or total capital, equity or net worth, of the Company, any of its Subsidiaries, divisions, business units or other areas of the Company or its Subsidiaries.

2.30 “Performance	Period” shall mean the time period designated by the Committee during which Performance Criteria must be met in order for a Participant to obtain a performance-based Award.

2.31 “Performance	Share” shall mean an Award, designated as a Performance Share, granted to a Participant pursuant to Section 7.3, the value of which is linked to Stock and which is determined, in whole or in part, by the attainment of pre-established Performance Criteria as deemed appropriate by the Committee and described in the Agreement.

2.32 “Performance	Unit” shall mean an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 7.3, the value of which is determined, in whole or in part, by the attainment of pre-established Performance Criteria which is linked to the performance of Stock as deemed appropriate by the Committee and described in the Agreement.

2.33 “Person”	shall have the meaning ascribed to such term in Section 10.2(a)(i).

2.34 “Plan”	shall mean the Vectren Corporation At Risk Compensation Plan, as herein established and as hereafter amended from time to time.

2.35 “Restricted	Stock” shall mean an Award of Stock granted to a Participant pursuant to Article VI herein.

2.36 “Restriction	Period” shall mean the period during which the transfer of Shares of Restricted Stock is restricted and is subject to a risk of forfeiture, pursuant to Article VI.

2.37 “Retirement”	shall mean the termination of employment for a Participant who is eligible for early or normal retirement under the Vectren Corporation Combined Non-Bargaining Retirement Plan. Notwithstanding the foregoing, “Retirement” before the Participant has attained normal retirement under such plan shall require prior approval by the Committee. With respect to a Participant who is an Outside Director, “Retirement” shall mean the end of the director’s term of office upon attaining the mandatory retirement age for directors.

2.38 “Rule	16b-3” shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as adopted in Exchange Act Release No. 34-37260 (May 30, 1996), or any successor rule as amended from time to time.

2.39 “Section	162(m)” shall mean Section 162(m) of the Code, or any successor section under the Code, as amended from time to time and as interpreted by regulations promulgated thereunder from time to time.

2.40 “Section	409A” shall mean Section 409A of the Code, or any successor section under the Code, as amended from time to time and as interpreted by final or proposed regulations promulgated thereunder from time to time.

2.41 “Securities	Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.42 “Stock”	or “Shares” shall mean the shares of Common Stock of the Company.

2.43 “Stock	Appreciation Right” shall mean the right to receive an amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over the Option Price of a related Option or the Fair Market Value of the Stock on the Grant Date of the Stock Appreciation Right.

2.44 “Stock	Option” or “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

2.45 “Stock	Unit Award” shall mean an award of Common Stock or units granted under Section 7.4.

2.46 “Subsidiary”	shall mean any entity (other than Vectren Corporation) with respect to which Vectren Corporation owns, either directly or indirectly, at least 50% of the total combined voting power of all classes of stock or other ownership interest.

ARTICLE III

ELIGIBILITY

3.1	Eligibility. The Committee shall have sole and complete discretion in determining the Eligible Employees and Outside Directors who shall be eligible to participate in the Plan. An Outside Director who is selected by the Committee to participate in the Plan shall only be eligible for Awards under Articles V (other than Incentive Stock Options), VI or VII and shall not be eligible for Annual Incentive Awards under Article VIII. An Eligible Employee or Outside Director of the Company designated by the Committee as eligible hereunder shall be considered a Participant upon receiving an Award under the Plan.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1	Number of Shares. Subject to adjustment as provided for in Section 4.4 below, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 5,350,000 Shares, which shall be in a combination of Stock Options, Restricted Stock, and, at the discretion of the Committee, other Awards as described in this Plan. The maximum aggregate number of shares that may be issued under the Plan through the granting of Incentive Stock Options is 200,000 shares.

Shares of Common Stock may be available from the authorized but unissued Shares, Shares issued and reacquired by the Company or Shares purchased in the open market for purposes of the Plan. Except as provided in Sections 4.2 and 4.3 herein, the issuance of Shares in connection with the exercise of, or as other payment for, Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2	Lapsed Awards or Forfeited Shares. In the event that:

(a)	any Option or other Award granted under the Plan terminates, expires, or lapses for any reason without having been exercised or paid in accordance with its terms,

(b)	Shares issued pursuant to the Awards are canceled or forfeited for any reason, or

(c)	Awards are paid in cash,

the Shares subject to such Award shall thereafter be again available for grant of an Award under the Plan.

4.3	Delivery of Shares as Payment. In the event a Participant pays for any Option or other Award granted under the Plan through the delivery of previously acquired shares of Common Stock, the number of shares of Common Stock available for Awards under the Plan shall be increased by the number of shares surrendered by the Participant.

4.4	Capital Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure, capitalization or Shares of the Company, the Committee shall make such adjustments as are appropriate in the maximum number and kind of Shares that may be issued under the Plan and to any Participant, in the number and kind of Shares covered by any Awards granted before such change and in the Option Price of any Option granted before such change or in the Fair Market Value of the Shares on the Grant Date of any Stock Appreciation Right granted before such change. Such adjustments shall be intended to put the Participant in the same position as he or she was in immediately before such event.

ARTICLE V

STOCK OPTIONS

5.1	Grant of Stock Options. Subject to the limitation set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant Stock Options to Participants as it shall determine. The Committee shall have sole and complete discretion in determining the type of Option granted, the Option Price, the duration of the Option, the number of Shares to which an Option pertains, any conditions imposed upon the exercisability or the transferability of the Options, including vesting conditions, the conditions under which the Option may be terminated, and any such other provisions as may be warranted to comply with the law or rules of any securities trading system or stock exchange. Each Option grant shall have such specified terms and conditions detailed in an Option Agreement. The Option Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. However, no Incentive Stock Option may be awarded (a) after the tenth anniversary of the date this Plan, as amended and restated, is adopted by the Board or approved by the shareholders of the Company, whichever is earlier, or (b) to a Participant who is not an Employee.

5.2	Option Price. The exercise price per share of Stock covered by an Option shall be determined on the Grant Date by the Committee; provided that the Option Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date. Further provided, in the case of an Incentive Stock Option granted to any Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, the Option Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date.

(a)	Restriction Against Re-Pricing or Replacement. No Option shall provide by its terms for the re-setting of its exercise price or for its cancellation and reissuance, in whole or in part or otherwise for directly or indirectly reducing the exercise price of an outstanding Option (except as provided in Section 4.4); provided that the foregoing shall not limit the authority of the Committee to grant additional Options hereunder.

5.3	Exercisability. Except as otherwise provided herein, Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which will be specified in the Option Agreement and need not be the same for each Participant. However, under no circumstances, may an Incentive Stock Option be exercisable after the expiration of 10 years from the Grant Date (5 years from the Grant Date for any Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary).

5.4	Method of Exercise. Options shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full in cash, or its equivalent, by delivery of Shares of Stock (not subject to any security interest or pledge) or by delivery of Options, having a Fair Market Value at the time of exercise equal to the exercise price of the Shares, or by a combination of the foregoing. In addition, at the request of the Participant, and subject to applicable laws and regulations, the Company may (but shall not be required to) cooperate in a Cashless Exercise of the Option. After receipt of written notice and full payment of the Option Price, the Company shall deliver to the Participant as soon as practicable or at a later date mutually agreed to with a Participant, Shares of Stock, evidencing the number of Shares with respect to which the Option was exercised issued in the Participant’s name.

5.5	Death, Disability, Retirement or Other Termination of Employment. Except as otherwise provided in a Participant’s Option Agreement:

(a)	in the event of a Participant’s death, Disability or Retirement, Options granted to the Participant shall be considered immediately vested and shall be exercisable at such time as specified in the Option Agreement, and

(b)	subject to Article X, in the event the Participant resigns, is terminated from the Company or, in the case of an Outside Director, is not reelected to the Board or otherwise resigns as a member of the Board, Options which have not vested by such date shall be forfeited, and the Participant shall have three months from such date to exercise vested Options (but not beyond the expiration of the term of the Option, if earlier). Notwithstanding the foregoing, if the Participant is terminated from the Company for Cause, the Participant shall be required to exercise any vested Options immediately, and any vested Options not immediately exercised shall lapse.

ARTICLE VI

RESTRICTED STOCK

6.1	Grant of Restricted Stock. Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants, and in such amounts and for such duration and/or consideration as it shall determine.

6.2	Restricted Stock Award Agreement. Each Restricted Stock granted hereunder shall be evidenced by an Award Agreement that shall specify the Restriction Period, the conditions which must be satisfied prior to removal of the restriction, the forfeiture of such Shares in the event such conditions are not satisfied, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. The Committee may specify, but is not limited to, the following types of conditions in the Award Agreement: (a) conditions for acceleration or achievement of the end of the Performance Period based on any Performance Criteria or the end of the Restriction Period and (b) any other conditions or restrictions which the Committee may deem advisable, including requirements established pursuant to the Securities Act, the Exchange Act, the Code and any securities trading system or stock exchange upon which such Shares under the Plan are listed.

Notwithstanding the foregoing, the Committee shall have the authority to grant additional unrestricted Stock to a Participant hereunder, provided Performance Criteria are satisfied for the Performance Period.

6.3	Restriction Period. Except as otherwise provided in this Article, the Shares of Restricted Stock granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restriction Period or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement.

Subject to Section 6.7 and Article X, if a Participant resigns, is otherwise terminated from the Company or, in the case of an Outside Director is not reelected to the Board or otherwise resigns as a member of the Board, prior to the end of the Restriction Period he or she will forfeit all interests in the Award. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

6.4	Removal of Restrictions and Deferral of Payment. Except as otherwise provided in this Article, Restricted Stock covered by each Award made under the Plan shall become freely transferable by the Participant after the last day of the Restriction Period and/or upon the satisfaction of other conditions as determined by the Committee.

Furthermore, a Participant may defer the value of the Awards under the nonqualified deferred compensation plan sponsored by the Company if the Participant is eligible under such plan, if the deferral satisfies the requirements and restrictions imposed by Section 409A, and if such plan provides for deferral of Awards hereunder.

6.5	Voting Rights. During the Restriction Period, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those shares.

6.6	Dividends and Other Distributions. During the Restriction Period, Participants in whose name Restricted Stock is granted under the Plan shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were distributed.

6.7	Death, Disability or Retirement. Except as otherwise provided in a Participant’s Award Agreement, in the event of the Participant’s death, Disability, or Retirement the following shall apply:

(a)	If such event occurs after the end of the Performance Period but before the end of the Restriction Period, restrictions on all Shares shall be immediately removed;

(b)	In the event of the Participant’s Disability or Retirement before the Performance Period has ended, the restrictions on the shares awarded to the Participant shall be removed upon expiration of the Performance Period, and the number of Shares the Participant shall be entitled to, if any, shall equal (i) the number of Shares, if any, the Participant would otherwise be entitled to had the individual been an active Participant at the end of the Performance Period (i.e., as adjusted or forfeited based on the Performance Criteria) multiplied by (ii) the portion of Performance Period the Participant was an active Participant hereunder; and

(c)	In the event of the Participant’s death before the Performance Period has ended, the restrictions on the shares awarded to the Participant shall be removed upon the Participant’s date of death, and the number of Shares the Participant shall be entitled to, if any, shall equal the number of Shares contingently granted to the Participant, without any further adjustment.

ARTICLE VII

OTHER STOCK BASED AWARDS

7.1	Grant of Other Stock Based Awards. Subject to the limitations set forth in Section 4.1 and the other terms and provisions of the Plan and applicable law, the Committee may, at any time and from time to time, issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Appreciation Rights as described in Section 7.2, Performance Awards as described in Section 7.3, or other Stock Unit Awards as described in Section 7.4. Any such Awards shall be governed by the terms of an Agreement, and the Committee may impose such terms and conditions, similar to those described in Section 5.1 and/or Section 6.2 and not inconsistent with the terms of this Plan, as it deems appropriate on such Award.

7.2	Stock Appreciation Rights.

(a)	Grant of Stock Appreciation Rights. Stock Appreciation Rights granted in tandem with an Option or in addition to an Option may be granted at the time of the Option or at a later time.

(b)	Price. The exercise price of each Stock Appreciation Right shall be determined at the time of grant by the Committee, subject to the limitation that the exercise price shall not be less than 100% of Fair Market Value of the Common Stock on the Grant Date. No Stock Appreciation Right shall provide by its terms for the resetting of its exercise price or for its cancellation and reissuance, in whole or in part, or otherwise for directly or indirectly reducing the exercise price of an outstanding Stock Appreciation Right (except as permitted in Section 4.4); provided that the foregoing shall not limit the authority of the Committee to grant additional Stock Appreciation Rights hereunder.

(c)	Exercise. Stock Appreciation Rights shall be exercised by the delivery of a written notice from the Participant to the Company in a form prescribed by the Committee. Upon such exercise, the Participant shall be entitled to receive an amount equal to the excess of the Fair Market Value of a Share over the grant price thereof on the date of exercise of the Stock Appreciation Right multiplied by the number of Shares for which the Stock Appreciation Right was granted.

(d)	Payment. Payment upon exercise of the Stock Appreciation Right shall be made in the form of cash, Shares of Common Stock, or a combination thereof, as determined in the sole and complete discretion of the Committee. However, if any payment in the form of Shares results in a fractional share, such payment for the fractional share shall be made in cash.

7.3	Performance Awards.

(a)	Grant of Performance Awards. Performance Awards granted hereunder may be issued in the form of either Performance Units or Performance Shares to Participants subject to the Performance Criteria, Performance Period and other considerations or restrictions as it shall determine. The Committee shall have complete discretion in determining the number and value of Performance Units or Performance Shares granted to each Participant.

(b)	Value of Performance Awards. The Committee shall determine the number and value of Performance Units or Performance Shares granted to each Participant as a Performance Award. The Committee shall set Performance Criteria in its discretion for each Participant who is granted a Performance Award. The extent to which such Performance Criteria are met will determine the value of the Performance Unit or Performance Share to the Participant.

(c)	Settlement of Performance Awards. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof based on the degree to which the Performance Criteria established by the Committee and set forth in the Award Agreement have been satisfied.

7.4	Stock Unit Awards.

(a)	Grant of Other Stock Unit Awards. Stock Unit Awards granted hereunder may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the Fair Market Value of the underlying Common Stock on the Grant Date. The Committee, in its sole and complete discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section or as an Award granted pursuant to the other provisions of the Plan, may provide to the Participant (i) dividends or dividend equivalents and (ii) cash payments in lieu of or in addition to an Award. Subject to the provisions of the Plan, the Committee, in its sole and complete discretion, shall determine the terms, restrictions, conditions, vesting requirements, and payment rules of the Award. The Award Agreement shall specify the rules of each Award as determined by the Committee. However, each Stock Unit Award need not be subject to identical rules.

(b)	Rules. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:

(i)	Common Stock or other securities issued pursuant to Stock Unit Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant until the expiration of at least six months from the Grant Date, except that such limitation shall not apply in the case of death or Disability of the Participant, a Change in Control, or where a Committee of the Board, comprised of non-Employee directors of the Company within the meaning of Rule 16b-3, approved the Award. To the extent Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3, the rights of a Participant who is subject to Section 16 of the Exchange Act with respect to such Awards shall not vest or be exercisable until the expiration of at least six months from the Award Date unless the Board or the Committee, comprised of non-Employee directors of the Company within the meaning of Rule 16b-3, specifies otherwise. All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii)	Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award, be delivered without the payment of cash consideration.

(iii)	The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of Stock Unit Awards.

(iv)	Stock Unit Awards may be subject to vesting over a specified period.

(v)	The Committee, in its sole and complete discretion, as a result of certain circumstances, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award.

7.5	Death, Disability, Retirement or Other Termination of Employment. Unless otherwise provided in a Participant’s Award Agreement, in the event of death, Disability, or Retirement similar rules as provided in Section 5.5 or 6.7 (as applicable) shall apply to an Award granted under this Article.

7.6	Deferral of Payment. Notwithstanding the above, a Participant who is entitled to payment of an Award under this Article and who is eligible under the nonqualified deferred compensation plan sponsored by the Company may defer such payment to the extent provided under such plan providing the deferral satisfies the requirements and restrictions imposed by Section 409A.

ARTICLE VIII

ANNUAL INCENTIVE AWARDS

8.1	Timing and Determination of Annual Incentive Awards. Following the completion of a Performance Period, the Committee shall undertake or direct an evaluation of Performance Criteria for such Performance Period as determined in Section 8.2

No Annual Incentive Award may be paid without a certification by the Committee that the Performance Goals have been met.

Any Annual Incentive Awards will be paid as soon as practicable following the end of the Performance Period to which they relate.

8.2	Performance Criteria for Annual Incentive Awards. Performance Criteria of the Company will be established in writing by the Committee before the beginning of each Performance Period or at such later time as may be permitted by Section 162(m) to maintain the status of Annual Incentive Awards as performance-based compensation.

The Performance Period with respect to Awards shall be the calendar year or any other period designated as such by the Committee.

8.3	Maximum Annual Incentive Award. The maximum individual Annual Incentive Award for a Performance Period of twelve calendar months will be $2,000,000, provided the Eligible Employee has been a Participant for such twelve month period. In the event that an Annual Incentive Award is being determined for a Performance Period of less than twelve calendar months or for the Performance Period in which the Eligible Employee becomes a Participant, dies, or incurs a Disability, the maximum Annual Incentive Award of $2,000,000 shall be prorated in accordance with Section 8.4 or 8.5, whichever is applicable.

8.4	Short Performance Year.

(a)	Death, Disability or Retirement. In the event of a Participant’s death, Disability or Retirement prior to the date the Annual Incentive Award is paid the following shall apply:

(i)	In the event of the Participant’s death or Disability before the end of the Performance Period, the Company will be assumed to have achieved a target performance level for the Performance Period in which death or Disability occurs for purposes of determining the Annual Incentive Award. In the event of the Participant’s death or Disability after the end of the Performance Period, but before the date the Annual Incentive Award is paid, the Participant’s Annual Incentive Award shall be payable based on the actual Performance Criteria for the entire period.

(ii)	In the event of a Participant’s Retirement, the Participant’s Annual Incentive Award shall be determined and payable following the end of the Performance Period based on the actual Performance Criteria for the entire period.

(iii)	The amount of Annual Incentive Award shall be prorated as necessary to reflect the period of time during which the individual was employed in the Performance Period.

(b)	New Participants. In the event an individual becomes a Participant and is eligible for an Annual Incentive Award based on a Performance Period shorter than twelve months, such Annual Incentive Award shall be prorated to reflect the period of time the individual was employed in the Performance Period.

8.5	Limitation on Right to Payment of Award. Subject to Section 8.4 and Article X, no Participant shall have a right to receive payment of an Annual Incentive Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the date any Award would otherwise be payable, the Participant resigns or is otherwise terminated from the Participating Company.

ARTICLE IX

SPECIAL PROVISIONS APPLICABLE TO COVERED PARTICIPANTS

9.1	Special Provision Applicable to Covered Participants. Awards to Covered Participants shall be governed by the conditions of this Article IX in addition to the requirements of Articles V through VIII above. Should conditions set forth under this Article conflict with the requirements of Articles V through VIII, the conditions of this Article shall prevail.

(a)	All Performance Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee (which for purposes of this Article IX shall be comprised solely of two or more outside directors, as defined in Section 162(m)) in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m).

(b)	The Performance Criteria must be objective and must satisfy third party “objectivity” standards under Section 162(m), and the regulations promulgated thereunder.

(c)	The Performance Criteria shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

(d)	The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Criteria that are applicable to such Award. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Criteria have been satisfied. Resolutions adopted by the Committee may be used for this purpose.

(e)	The aggregate maximum number of shares of Restricted Stock that may be granted to any Covered Participant under Article VI and the maximum number of Shares represented by Performance Shares that may be granted to any Covered Participant under Section 7.3 during any calendar year shall be 150,000 Shares. The aggregate maximum amount payable in respect of Performance Units under Section 7.3 and Stock Unit Awards under Section 7.4 granted to a Covered Participant during any calendar year cannot exceed $1.5 million.

(f)	The aggregate maximum number of shares of Stock subject to Options under Article V and Stock Appreciation Rights under Section 7.2 granted to any Covered Participant during any calendar year shall be 750,000 shares.

(g)	Notwithstanding anything contained in this Plan to the contrary, the Company shall delay payment to any Participant if the Company reasonably anticipates that the Company’s deduction with respect to such payment otherwise would be eliminated by the application of Section 162(m). The Award subject of the delayed payment shall be automatically transferred to the then applicable Vectren non-qualified deferred compensation plan. All or any part of the delayed payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by Section 162(m) or the calendar year in which the Participant separates from service. This section shall be interpreted and implemented in accordance with Section 409A and may be amended by the Committee in the Committee’s sole discretion to ensure such compliance.

(h)	All Awards under this Plan to Covered Participants or to other Participants who may become Covered Participants at a relevant future date shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Article which is to avoid the loss of deductions by the Company under Section 162(m).

ARTICLE X

CHANGE IN CONTROL

10.1	Change in Control Agreements. The provisions of this Section regarding the terms and conditions of an Award Agreement upon a Change in Control shall apply notwithstanding any Plan provision to the contrary, and notwithstanding any agreement between the Participating Company and such Participant which relate to the terms of the Awards hereunder upon a Change in Control.

Upon a Change in Control, the following shall apply:

(a)	The Awards previously granted shall be immediately vested and not subject to forfeiture due to any subsequent termination from employment or removal or resignation from the Board.

(b)	In the event the Participant terminates employment from the Company with Good Reason or is terminated by the Company (except for Cause), any Stock Option Awards shall be exercisable within such time as specified in the Option Agreement as if the Participant’s employment was not terminated. In the event the Participant otherwise resigns from the Company any Stock Option Awards shall be exercisable within 3 months following such termination of employment. In the event the Participant is terminated by the Company for Cause, the Participant shall be required to exercise Options immediately, and Options not immediately exercised shall lapse.

(c)	Restrictions on any Restricted Stock shall be eliminated as of such event.

(d)	If the Change in Control occurs before the end of the Performance Period, no further adjustment shall be made to the number of Shares of Restricted Stock contingently granted based on the Performance Criteria.

(e)	Annual Incentive Awards shall be considered earned and shall not be subject to forfeiture due to any subsequent termination from employment. If the Change in Control occurs before the end of the Performance Period, the amount of the Annual Incentive Award shall be determined assuming the Company has achieved a target performance level and the amount shall then be multiplied by the portion of the Performance Period the individual was an active Participant hereunder. If the Change in Control occurs after the end of the Performance Period but before the Annual Incentive Award is paid, the amount payable shall be determined based on the actual performance level. In either case payment of the Annual Incentive Award shall be made as soon as practicable following the Change in Control.

10.2	Change in Control Defined. For purposes of this Article, “Change in Control” shall have the same meaning as such term or similar term is defined in a Participant’s individual agreement with the Company which relates to such Participant’s compensation and benefits upon the occurrence of a change in ownership of the Participating Company or similar event.

(a)	In the event there is no such agreement, “Change in Control” shall mean:

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this section are satisfied;

(ii)	Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; .

(iii)	Consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan or related trust of the Company, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv)

Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the Company and any employee benefit plan or related trust of the Company, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v)	The closing, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection with, a transaction approval of which by the shareholders of the Company would constitute an “Change in Control” under subsection (iii) or (iv) of this Section.

(b)	Notwithstanding (a) above, if the Participant’s employment is terminated before a Change in Control as defined in this Section and the Participant reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a “Change in Control” and who effectuates a “Change in Control” or (ii) otherwise occurred in connection with, or in anticipation of, a “Change in Control” which actually occurs, then for all purposes of this Agreement, the date of a “Change in Control” with respect to the Participant shall mean the date immediately prior to the date of such termination of the Participant’s employment.

10.3	Good Reason Defined. “Good Reason” shall mean, without the Participant’s written consent,

(a)	a demotion in the Participant’s status, position or responsibilities which, in the Participant’s reasonable judgment, does not represent a promotion from the Participant’s status, position or responsibilities as in effect immediately prior to the Change in Control;

(b)	the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with such status, position or responsibilities immediately prior to the Change in Control; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions that the Participant had immediately prior to the Change in Control, except in connection with the termination of the Participant’s employment for total and permanent Disability, death or Cause or by the Participant other than for Good Reason;

(c)	a reduction by the Company in the Participant’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time by the Company after the date or the Change in Control or the Company’s failure to increase (within twelve (12) months of the Participant’s last increase in base salary) the Participant’s base salary after a Change in Control in an amount which at least equals, on an appropriate percentage basis, an amount reasonably comparable to the percentage increases in base salary for all Company employees at the same level as the effected Participant in the preceding twelve (12) months;

(d)	the relocation of the principal executive offices of the Company or Subsidiary, whichever entity on behalf of which the Participant performs a principal function of that entity as part of the Participant’s employment services, to a location more than fifty (50) miles outside the Evansville, Indiana metropolitan area or, if the Participant’s services are not performed in Evansville, Indiana, the Company’s requiring the Participant to be based at any place other than the location at which the Participant performed the Participant’s duties immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations at the time of a Change in Control;

(e)	a reduction in the Participant’s total direct compensation opportunity after the Change in Control from that available immediately prior to the Change in Control;

(f)	the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Participant participates immediately prior to the Change in Control, including but not limited to this Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Participant’s participation therein, or any action by the Company which would directly or indirectly materially reduce the Participant’s participation therein;

(g)	the failure by the Company to continue to provide benefits (including, but not limited to, annual and long term bonus opportunities), in the aggregate, that are reasonably comparable to the benefits, in the aggregate, being provided for the majority of other Company employees at the same employment level as the Participant prior to the Change in Control;

(h)	the failure of the Company to obtain a satisfactory agreement with any successor or assign of the Company to assume and agree to perform under any Change in Control agreement between the Company and the Participant; or

(i)	any request by the Company that the Participant participate in an unlawful act or take any action constituting a breach of the Participant’s professional standard of conduct.

10.4	Cause Defined. “Cause” shall mean

(a)	intentional gross misconduct by the Participant damaging in a material way to the Company;

(b)	the Participant’s commission of fraud against the Company;

(c)	the Participant’s public acts of dishonesty or conviction of a felony; or

(d)	a material breach of the Participant’s employment agreement, after the Company has given the Participant notice thereof and a reasonable opportunity to cure.

ARTICLE XI

ADMINISTRATION

11.1	The Committee. The Plan shall be administered and interpreted by the Committee which shall have full authority, discretion and power necessary or desirable for such administration and interpretation. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal any such administrative rules, regulations, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (a) to determine the terms and conditions upon which Awards may be made and exercised; (b) to determine the Participants to which Awards shall be made; (c) to determine all terms and provisions of each Agreement, which need not be identical for types of Awards nor for the same type of Award to different Participants; (d) to construe and interpret all terms, conditions and provisions of the Plan and all Agreements; (e) to establish, amend, or waive rules or regulations for the Plan’s administration; (f) to accelerate the exercisability of any Award, the length of a Performance Period or the termination of any Restriction Period; and (g) to make all other determinations and take all other actions necessary or advisable for the administration or interpretation of the Plan. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan. Notwithstanding anything contained in this Plan to the contrary, the provisions of this Plan relating to Awards to Outside Directors shall be administered and interpreted exclusively by the Nominating and Corporate Governance Committee of the Board.

11.2	Committee Decisions. Unless strictly and expressly prohibited by law, all determinations and decisions made by the Committee pursuant to the provisions of this Plan shall be final, conclusive, and binding upon all persons, including Participants, Designated Beneficiaries, the Company, its shareholders and employees.

11.3	Rule 16b-3, Section 409A and Section 162(m) Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Award as it may deem to be advisable or required to satisfy the requirements of Rule 16b-3, Section 409A or Section 162(m).

ARTICLE XII

GENERAL PROVISIONS

12.1	Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, any taxes required by law to be withheld from Awards made under this Plan. In the event an Award is paid in the form of Common Stock, the Participant may remit to the Company the amount of any taxes required to be withheld from such payment in cash, or, in lieu thereof, the Company may withhold (or the Participant may be provided the opportunity to elect to tender) the number of shares of Common Stock equal in Fair Market Value to the amount required to be withheld.

12.2	Terms of Awards. Each Award granted under the Plan shall be evidenced in a corresponding Award Agreement provided in writing to the Participant, which shall specify the terms, conditions and any rules applicable to the Award.

12.3	Nontransferability. No Award, including any Options, granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. Further, no lien, obligation, or liability of the Participant may be assigned to any right or interest of the Participant in an Award under this Plan.

12.4	No Right to Employment. Neither the Plan, nor any Award made, or any other action taken, hereunder shall be construed as giving any Participant or other person any right of employment, by contract or otherwise, or continued employment with the Participating Company.

12.5	Rights as Shareholder. Subject to the terms and conditions of each particular Award, no Participant or Designated Beneficiary shall be deemed a shareholder of the Company nor have any rights as such with respect to any shares of Common Stock to be provided under the Plan until he or she has become the holder of such shares.

12.6	Construction of the Plan. Except to the extent superceded by the laws of the United States, the Plan and all Agreements shall be governed, construed, interpreted and administered in accordance with the laws of the State of Indiana. In the event any provision of the Plan or any Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

12.7	Amendment of Plan. The Committee or the Board of Directors may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment is made with shareholder approval if and to the extent such approval is necessary to comply with any legal requirement or any requirement of the market or exchange on which the Common Stock is listed, including for these purposes any approval requirement which is a requirement for the performance-based compensation exception under Section 162(m).

12.8	Amendment of Award. In addition, no amendment shall be made to an outstanding Award without written consent of the affected Participant.

12.9	Exemption from Computation of Compensation for Other Purposes. By acceptance of an applicable Award under this Plan, subject to the conditions of such Award, each Participant shall be considered in agreement that all shares of Stock sold or awarded and all Options granted under this Plan shall be considered extraordinary, special incentive compensation and will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit arrangement of the Company except as otherwise specifically provided in such arrangement.

12.10	Legend. In its sole and complete discretion, the Committee may elect to legend certificates representing Shares sold or awarded under the Plan, to make appropriate references to the restrictions imposed on such Shares.

12.11	Special Provisions for Certain Participants. All Award Agreements for Participants subject to Section 16(b) of the Exchange Act shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires for the Award to qualify for exemption from Section 16(b), unless the Committee in its discretion determines that any such Award should not be governed by Rule 16b-3. All performance-based Awards to Covered Participants shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m), unless the Committee, in its discretion, determines that any such Award is not intended to qualify for the exemption for performance-based compensation under Section 162(m).

12.12	Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.

12.13	Conflict with Employment Agreement. Except as specified in Article X or otherwise restricted under Section 12.11, to the extent any provision of this Plan conflicts with any provision of a written employment agreement between an Employee and the Company, the material terms of which have been approved by the Board, the provisions of the employment agreement shall control.

12.14	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

12.15	Severability. In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and endorsed as if such illegal or invalid provision had never been contained in this Plan.

12.16	Effect of Headings. The descriptive headings of the Articles and Sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.

12.17	Payment. Notwithstanding anything herein or in any Award Agreement to the contrary, any payment required to be made to a Participant hereunder shall be made in a lump sum within the period permitted for such payment to be a short term deferral under Section 409A, unless such payment is properly deferred by the Participant. Notwithstanding the foregoing, if the Participant is a specified employee (as defined in Section 409A) and a payment is required upon separation from service (as defined in Section 409A), then such payment shall be made on the first day of the seventh month following separation from service.

12.18

No Liability.    No member of the Board or the Committee or any officer or Employee shall be personally liable for any action, omission or determination made in good faith in connection with this Plan. The Company shall indemnify and hold harmless the members of the Committee, the Board and the officers and Employees, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of this Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in this Plan, each Employee agrees to release and hold harmless the Company and its Subsidiaries (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Employee in connection with his participation in this Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized Compensation and Benefits Committee Chairperson as of this             day of             , 2006.

VECTREN CORPORATION

By:
Jean L. Wojtowicz

Its:	Compensation and Benefits Committee Chairperson

ATTEST

By:
Ronald E. Christian

Its:	Executive Vice President, Chief
Administrative Officer, General
Counsel and Secretary

APPENDIX I

Financial and Other Information

Page Number
Management’s Report on Internal Control Over Financial Reporting	I-2
Report of Independent Registered Public Accounting Firm	I-3
Consolidated Balance Sheets	I-4
Consolidated Statements of Income	I-6
Consolidated Statements of Cash Flows	I-7
Consolidated Statements of Common Shareholders’ Equity	I-8
Notes to Consolidated Financial Statements	I-9
Selected Financial Data	I-49
Management’s Discussion and Analysis of Results of Operations and Financial Condition	I-50
Qualitative and Quantitative Disclosures About Market Risk	I-79
Market for the Company’s Common Equity and Related Stockholder Matters	I-81

The accompanying consolidated financial statements; selected financial data; management’s discussion and analysis of results, financial condition, and market risks; and market data for the Company’s common equity and related stockholder matters are reproduced, without update, from the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). Any forward-looking statements contained in Appendix I are based on management’s beliefs, as well as assumptions made by and information currently available to management on February 16, 2006, the date the Form 10-K was signed by management and the Board of Directors.

Vectren Corporation makes available all SEC filings and recent annual reports free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number, or email address that follows:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
sschein@vectren.com

Definitions

AFUDC: allowance for funds used during construction	MMBTU: millions of British thermal units

APB: Accounting Principles Board	MW: megawatts

EITF: Emerging Issues Task Force	MWh / GWh: megawatt hours / thousands of megawatt hours (gigawatt hours)

FASB: Financial Accounting Standards Board	NOx: nitrogen oxide

FERC: Federal Energy Regulatory Commission	OUCC: Indiana Office of the Utility Consumer Counselor

IDEM: Indiana Department of Environmental Management	PUCO: Public Utilities Commission of Ohio

IURC: Indiana Utility Regulatory Commission	SFAS: Statement of Financial Accounting Standards

MCF / BCF: thousands / billions of cubic feet	USEPA: United States Environmental Protection Agency

MDth / MMDth: thousands / millions of dekatherms	Throughput: combined gas sales and gas transportation volumes

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Vectren Corporation’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of its internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation under the framework in Internal Control—Integrated Framework, the Company concluded that its internal control over financial reporting was effective as of December 31, 2005.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Dated February 16, 2006

/s/ NIEL C. ELLERBROOK	/s/ JEROME A. BENKERT, JR.
Niel C. Ellerbrook Chairman, President and Chief Executive Officer	Jerome A. Benkert, Jr. Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Vectren Corporation:

We have audited the accompanying consolidated balance sheets of Vectren Corporation and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, common shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, included at Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Also, in our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

DELOITTE & TOUCHE LLP

Indianapolis, Indiana

February 16, 2006

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2005	2004
ASSETS
Current Assets
Cash & cash equivalents	$20.4	$9.6
Accounts receivable—less reserves of $2.8 & $2.0, respectively	197.8	173.5
Accrued unbilled revenues	240.6	176.6
Inventories	144.6	72.8
Recoverable fuel & natural gas costs	15.4	17.6
Prepayments & other current assets	106.4	136.2

Total current assets	725.2	586.3

Utility Plant
Original cost	3,632.0	3,465.2
Less: accumulated depreciation & amortization	1,380.1	1,309.0

Net utility plant	2,251.9	2,156.2

Investments in unconsolidated affiliates	214.7	180.0
Other investments	111.6	115.1
Non-utility property—net	240.3	229.2
Goodwill—net	207.1	207.1
Regulatory assets	89.9	82.5
Other assets	27.4	30.5

TOTAL ASSETS	$3,868.1	$3,586.9

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2005	2004
LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$159.0	$123.8
Accounts payable to affiliated companies	162.3	109.3
Refundable fuel & natural gas costs	7.6	6.3
Accrued liabilities	156.6	125.8
Short-term borrowings	299.9	412.4
Current maturities of long-term debt	0.4	38.5
Long-term debt subject to tender	53.7	10.0

Total current liabilities	839.5	826.1

Long-term Debt—Net of Current Maturities & Debt Subject to Tender	1,198.0	1,016.6
Deferred Income Taxes & Other Liabilities
Deferred income taxes	227.3	234.0
Regulatory liabilities	272.9	251.7
Deferred credits & other liabilities	186.7	163.2

Total deferred credits & other liabilities	686.9	648.9

Minority Interest in Subsidiary	0.4	0.4
Commitments & Contingencies (Notes 3, 11-13)
Cumulative, Redeemable Preferred Stock of a Subsidiary	—	0.1
Common Shareholders’ Equity
Common stock (no par value)—issued & outstanding 76.0 and 75.9, respectively	528.1	526.8
Retained earnings	628.8	583.0
Accumulated other comprehensive loss	(13.6)	(15.0)

Total common shareholders’ equity	1,143.3	1,094.8

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,868.1	$3,586.9

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Year Ended December 31,
	2005	2004	2003
OPERATING REVENUES
Gas utility	$1,359.7	$1,126.2	$1,112.3
Electric utility	421.4	371.3	335.7
Energy services & other	246.9	192.3	139.7

Total operating revenues	2,028.0	1,689.8	1,587.7

OPERATING EXPENSES
Cost of gas sold	973.3	778.5	762.5
Fuel for electric generation	126.3	96.1	86.5
Purchased electric energy	17.8	20.7	16.2
Cost of energy services & other	191.0	143.5	103.7
Other operating	282.2	252.0	237.1
Depreciation & amortization	158.2	140.1	128.7
Taxes other than income taxes	66.1	59.4	57.0

Total operating expenses	1,814.9	1,490.3	1,391.7

OPERATING INCOME	213.1	199.5	196.0
OTHER INCOME
Equity in earnings of unconsolidated affiliates	45.6	20.6	12.2
Other – net	6.2	4.6	16.4

Total other income	51.8	25.2	28.6

Interest expense	83.9	77.7	75.6

INCOME BEFORE INCOME TAXES	181.0	147.0	149.0

Income taxes	44.1	39.0	37.7
Minority interest	0.1	0.1	0.1

NET INCOME	$136.8	$107.9	$111.2

AVERAGE COMMON SHARES OUTSTANDING	75.6	75.6	70.6
DILUTED COMMON SHARES OUTSTANDING	76.1	75.9	70.8
EARNINGS PER SHARE OF COMMON STOCK:
BASIC	$1.81	$1.43	$1.58
DILUTED	$1.80	$1.42	$1.57

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$136.8	$107.9	$111.2
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	158.2	140.1	128.7
Deferred income taxes & investment tax credits	(8.6)	5.9	35.1
Equity in earnings of unconsolidated affiliates	(45.6)	(20.6)	(12.2)
Provision for uncollectible accounts	15.1	11.9	12.8
Expense portion of pension & postretirement benefit cost	10.7	11.8	10.0
Other non-cash charges—net	1.9	8.3	(11.8)
Changes in working capital accounts:
Accounts receivable & accrued unbilled revenue	(102.9)	(84.0)	(16.1)
Inventories	(71.9)	0.4	(7.6)
Recoverable fuel & natural gas costs	3.5	8.9	(1.0)
Prepayments & other current assets	36.1	(10.2)	(42.5)
Accounts payable, including to affiliated companies	101.2	42.5	(11.9)
Accrued liabilities	27.4	11.2	(11.0)
Unconsolidated affiliate dividends	18.8	22.3	9.3
Changes in noncurrent assets	(6.9)	(3.5)	(3.9)
Changes in noncurrent liabilities	(5.4)	(14.9)	(5.4)

Net cash flows from operating activities	268.4	238.0	183.7

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from:
Long-term debt—net of issuance costs	274.2	32.4	202.9
Stock option exercises & other stock plans	—	4.5	7.1
Common stock—net of issuance costs	—	—	163.2
Requirements for:
Dividends on common stock	(90.5)	(87.3)	(79.2)
Retirement of long-term debt	(88.5)	(70.7)	(121.9)
Redemption of preferred stock of subsidiary	(0.1)	(0.1)	(0.1)
Net change in short-term borrowings	(112.5)	139.5	(124.6)
Other activity	(0.6)	—	(1.6)

Net cash flows from financing activities	(18.0)	18.3	45.8

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from:
Unconsolidated affiliate distributions	6.9	3.2	4.8
Notes receivable & other collections	4.3	9.3	14.4
Requirements for:
Capital expenditures, excluding AFUDC equity	(231.6)	(252.5)	(233.5)
Unconsolidated affiliate investments	(19.2)	(18.2)	(16.6)
Notes receivable & other investments	—	(3.8)	(8.4)

Net cash flows from investing activities	(239.6)	(262.0)	(239.3)

Net increase (decrease) in cash & cash equivalents	10.8	(5.7)	(9.8)
Cash & cash equivalents at beginning of period	9.6	15.3	25.1

Cash & cash equivalents at end of period	$20.4	$9.6	$15.3

Cash paid during the year for:
Interest	$79.6	$75.3	$70.9
Income taxes	48.1	26.6	33.9

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS’ EQUITY

(In millions, except per share amounts)

	Common Stock
			Restricted Stock Grants	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount				Total
Balance at January 1, 2003	67.9	$352.3	$(2.3)	$530.4	$(10.5)	$869.9

Comprehensive income:
Net income				111.2		111.2
Minimum pension liability adjustments & other—net of tax					(6.3)	(6.3)
Comprehensive loss of unconsolidated affiliates—net of tax					5.7	5.7

Total comprehensive income						110.6

Common stock:
Public issuance—net of $6.2 million of issuance costs	7.4	163.2				163.2
Stock option exercises & other stock plans	0.3	7.1				7.1
Dividends ($1.11 per share)				(79.2)		(79.2)
Other		0.3	(0.2)			0.1

Balance at December 31, 2003	75.6	522.9	(2.5)	562.4	(11.1)	1,071.7

Comprehensive income:
Net income				107.9		107.9
Minimum pension liability adjustments & other—net of tax					(0.1)	(0.1)
Comprehensive income of unconsolidated affiliates—net of tax					(3.8)	(3.8)

Total comprehensive income						104.0

Common stock:
Stock option exercises & other stock plans	0.2	4.5				4.5
Dividends ($1.15 per share)				(87.3)		(87.3)
Other	0.1	3.8	(1.9)			1.9

Balance at December 31, 2004	75.9	531.2	(4.4)	583.0	(15.0)	1,094.8

Comprehensive income:
Net income				136.8		136.8
Minimum pension liability adjustments & other—net of tax					0.2	0.2
Cash flow hedges- net of tax					4.0	4.0
Comprehensive income of unconsolidated affiliates—net of tax					(2.8)	(2.8)

Total comprehensive income						138.2

Common stock:
Dividends ($1.19 per share)				(90.5)		(90.5)
Other	0.1	2.3	(1.0)	(0.5)		0.8

Balance at December 31, 2005	76.0	$533.5	$(5.4)	$628.8	$(13.6)	$1,143.3

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Nature of Operations

Vectren Corporation (the Company or Vectren), an Indiana corporation, is an energy and applied technology holding company headquartered in Evansville, Indiana. The Company’s wholly owned subsidiary, Vectren Utility Holdings, Inc. (Utility Holdings), serves as the intermediate holding company for three operating public utilities: Indiana Gas Company, Inc. (Indiana Gas), Southern Indiana Gas and Electric Company (SIGECO), and the Ohio operations. Utility Holdings also has other assets that provide information technology and other services to the three utilities. Utility Holdings’ consolidated operations are collectively referred to as the Utility Group. Both Vectren and Utility Holdings are exempt from registration pursuant to Section 3(a) (1) and 3(c) of the Public Utility Holding Company Act of 1935, which was repealed effective February 8, 2006, by the Energy Policy Act of 2005 (Energy Act). Both Vectren and Utility Holdings are holding companies as defined by the Energy Act.

Indiana Gas provides energy delivery services to approximately 562,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to approximately 140,000 electric customers and approximately 112,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. The Ohio operations provide energy delivery services to approximately 318,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (VEDO), a wholly owned subsidiary, (53% ownership) and Indiana Gas (47% ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

The Company, through Vectren Enterprises, Inc. (Enterprises), is also involved in nonregulated activities in three primary business areas: Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services. Energy Marketing and Services markets natural gas and provides energy management services, including energy performance contracting services. Coal Mining mines and sells coal and generates IRS Code Section 29 tax credits relating to the production of coal-based synthetic fuels. Utility Infrastructure Services provides underground construction and repair, facilities locating, and meter reading services. In addition, there are other businesses that invest in broadband communication services, energy-related opportunities and services, real estate, and leveraged leases, among other investments. These operations are collectively referred to as the Nonregulated Group. Enterprises supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, utility infrastructure services, and other services.

2.  Summary of Significant Accounting Policies

A.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries, after elimination of significant intercompany transactions.

The Company has investments in partnership-like structures that are variable interest entities as defined by FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” as a limited partner or as a subordinated lender. The activities of these entities are to purchase or construct as well as operate multifamily housing and office properties. The Company’s exposure to loss is limited to its investment which as of December 31, 2005, and 2004, totaled $15.1 million and $16.2 million, respectively, of Investments in unconsolidated affiliates, and $13.4 million and $16.7 million, respectively, of Other investments. The Company is also the equity owner in three leveraged leases where its exposure to loss is limited to its net investment, which as of December 31, 2005, and 2004, totaled $7.8 million and $7.0 million, respectively. The Company does not consolidate any of these entities.

B.  Cash & Cash Equivalents

All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents.

C.  Inventories

Inventories consist of the following:

	At December 31,
	2005	2004
	(In millions)
Gas in storage—at average cost	$73.3	$7.9
Materials & supplies	30.2	27.6
Fuel (coal & oil) for electric generation	19.4	13.9
Gas in storage—at LIFO cost	18.8	18.9
Other	2.9	4.5

Total inventories	$144.6	$72.8

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost exceeded LIFO cost at December 31, 2005, and 2004, by approximately $117.0 million and $56.4 million, respectively. Gas in storage of the Indiana regulated operations is stated at LIFO. All other inventories are carried at average cost.

D.  Utility Plant & Depreciation

Utility plant is stated at historical cost, including AFUDC. Depreciation rates, which include a cost of removal component, are established through regulatory proceedings and are applied to all in-service utility plant. The original cost of utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

	At December 31,
	2005		2004
	Original Cost	Depreciation Rates as a Percent of Original Cost	Original Cost	Depreciation Rates as a Percent of Original Cost
	(In millions)
Gas utility plant	$1,879.1	3.5%	$1,793.6	3.5%
Electric utility plant	1,611.4	3.7%	1,458.1	3.6%
Common utility plant	44.2	2.6%	44.2	2.7%
Construction work in progress	97.3	—	169.3	—

Total original cost	$3,632.0		$3,465.2

AFUDC represents the cost of borrowed and equity funds used for construction purposes, and is charged to construction work in progress during the construction period. AFUDC is included in Other – net in the Consolidated Statements of Income. The total AFUDC capitalized into utility plant and the portion of which was computed on borrowed and equity funds for all periods reported follows:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
AFUDC—borrowed funds	$1.6	$1.6	$2.1
AFUDC—equity funds	0.3	1.6	2.9

Total AFUDC	$1.9	$3.2	$5.0

Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred. When property that represents a retirement unit is replaced or removed, the remaining historical value of such property is charged to Utility plant, with an offsetting charge to Accumulated depreciation. Costs to dismantle and remove retired property are recovered through the depreciation rates identified above.

Jointly Owned Plant

SIGECO and Alcoa Generating Corporation (AGC), a subsidiary of ALCOA, own the 270 MW Unit 4 at the Warrick Power Plant as tenants in common. SIGECO’s share of the cost of this unit at December 31, 2005 is $63.2 million with accumulated depreciation totaling $40.2 million. AGC and SIGECO also share equally in the cost of operation and output of the unit. SIGECO’s share of operating costs is included in Other operating expenses in the Consolidated Statements of Income.

E.  Non-utility Property

Non-utility property, net of accumulated depreciation and amortization follows:

	At December 31,
	2005	2004
	(In millions)
Computer hardware and software	$105.6	$104.6
Land & buildings	69.5	62.8
Coal mine development costs & equipment	48.0	49.0
All other	17.2	12.8

Non-utility property—net	$240.3	$229.2

The depreciation of non-utility property is charged against income over its estimated useful life (ranging from 5 to 40 years), using the straight-line method of depreciation or units-of-production method of amortization. Repairs and maintenance, which are not considered improvements and do not extend the useful life of the non-utility property, are charged to expense as incurred. When non-utility property is retired, or otherwise disposed of, the asset and accumulated depreciation are removed, and the resulting gain or loss is reflected in income. Non-utility property is presented net of accumulated depreciation and amortization totaling $144.6 million and $111.1 million as of December 31, 2005, and 2004, respectively. For the years ended December 31, 2005, 2004, and 2003, the Company capitalized interest totaling $0.4 million, $1.4 million, and $0.9 million, respectively, on non-utility plant construction projects.

EITF 04-06

At its March 2005 meeting, the EITF Task Force reached a consensus on EITF 04-06, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-06) that stripping costs incurred during the production phase of a strip mine are variable production costs that should be included in the costs of the inventory produced (that is, extracted) during the period that the stripping costs are incurred. EITF 04-06 is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. If material, any unamortized costs that cannot be reclassified to inventory must be charged to earnings as a cumulative effect of change in accounting principle. The Company will adopt EITF 04-06 on January 1, 2006, and that the adoption will have no current impact on its operating results or financial condition.

F.  Goodwill

Goodwill arising from business combinations is accounted for in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 requires a portion of goodwill be charged to expense only when it is impaired. The Company tests its goodwill for impairment at a reporting unit level at least annually and that test is performed at the beginning of each year. Impairment reviews consist of a comparison of the fair value of a reporting unit to its carrying amount. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recognized in operations. Through December 31, 2005, no goodwill impairments have been recorded. Approximately $205.0 million of the Company’s goodwill is included in the Gas Utility Services operating segment. The remaining $2.1 million is attributable to the Nonregulated Group.

G.  Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) requires entities to record the fair value of a liability for a legal asset retirement obligation (ARO) in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, such gain or loss may be deferred. The Company adopted this statement on January 1, 2003. The adoption was not material to the Company’s results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143” (FIN 47). FIN 47 clarifies that a legal obligation to perform an asset retirement activity that is conditional on a future event is within SFAS 143’s scope. It also clarifies the meaning of the term “conditional asset retirement obligation” as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of an ARO that is conditional on a future event if the liability’s fair value can be estimated reasonably. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

The Company adopted this interpretation on December 31, 2005. The primary issue resulting from FIN 47’s adoption was the reassessment of whether a portion of removal costs accrued through depreciation rates established in regulatory proceedings should be recharacterized as an ARO. The adoption of this interpretation established an approximate $16 million ARO for interim retirements of gas utility pipeline and utility poles and certain asbestos-related issues. The ARO is included in Other liabilities and deferred credits. Adoption also resulted in an increase to Utility plant of approximately $12 million. Because of the effects of regulation, the difference was recorded to Regulatory assets and liabilities.

H.  Regulation

Retail public utility operations affecting Indiana customers are subject to regulation by the IURC, and retail public utility operations affecting Ohio customers are subject to regulation by the PUCO. The Company’s accounting policies give recognition to the rate-making and accounting practices of these agencies and to accounting principles generally accepted in the United States, including the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71).

Regulatory Assets and Liabilities

Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the rate-making process. Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the rate-making process. The Company assesses the recoverability of costs recognized as regulatory assets and the ability to continue to account for its activities based on the criteria set forth in SFAS 71. Based on current regulation, the Company believes such accounting is appropriate. If all or part of the Company’s operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets.

Regulatory liabilities consist of the following:

	At December 31,
	2005	2004
	(In millions)
Cost of removal	$251.4	$246.2
Asset retirement obligation timing difference	11.6	—
Interest rate hedging proceeds (See Note 14)	6.8	5.5
MISO-related costs	3.1	—

Total regulatory liabilities	$272.9	$251.7

Cost of Removal

The Company collects an estimated cost of removal of its utility plant through depreciation rates established by regulatory proceedings. The Company records amounts expensed in advance of payments as a regulatory liability because the liability does not meet the threshold of an ARO as defined by SFAS No. 143.

Regulatory assets consist of the following:

	At December 31,
	2005	2004
	(In millions)
Future amounts recoverable from ratepayers related to:
Income taxes	$11.1	$11.5
Asset retirement obligations & other	1.7	1.0

	12.8	12.5
Amounts deferred for future recovery related to:
Demand side management programs	26.7	25.9
MISO-related costs	9.4	3.1
Other	3.0	4.2

	39.1	33.2
Amounts currently recovered through base rates related to:
Unamortized debt issue costs	20.2	20.4
Premiums paid to reacquire debt	6.5	7.0
Demand side management programs & other	3.7	3.5

	30.4	30.9
Amounts currently recovered through tracking mechanisms related to:
Ohio authorized trackers	5.6	6.3
Indiana authorized trackers	2.0	(0.4)

	7.6	5.9

Total regulatory assets	$89.9	$82.5

Of the $30.4 million currently being recovered through base rates charged to customers, $28.6 million is earning a return. The weighted average recovery period of regulatory assets currently being recovered is 13.6 years. The Company has rate orders for all deferred costs not yet in rates and therefore believes that future recovery is probable.

Refundable or Recoverable Gas Costs, Fuel for Electric Production & Purchased Power

All metered gas rates contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in revenues. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel for electric generation is charged to operating expense when consumed.

I.  Impairment Review of Long-Lived Assets

Long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired. This review is performed in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 establishes one accounting model for all impaired long-lived assets and long-lived assets to be disposed of by sale or otherwise. SFAS 144 requires that the evaluation for impairment involve the comparison of an asset’s carrying value to the estimated future cash flows that the asset is expected to generate over its remaining life. If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded based on the difference between the asset’s carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.

J.  Comprehensive Income

Comprehensive income is a measure of all changes in equity that result from the non-shareholder transactions. This information is reported in the Consolidated Statements of Common Shareholders’ Equity. A summary of the components of and changes in Accumulated other comprehensive income for the past three years follows:

	2003			2004		2005
	Beginning of Year Balance	Changes During Year	End of Year Balance	Changes During Year	End of Year Balance	Changes During Year	End of Year Balance
	(In millions)
Unconsolidated affiliates	$0.9	$9.6	$10.5	$(6.4)	$4.1	$(4.6)	(0.5)
Minimum pension liability	(19.4)	(9.8)	(29.2)	(0.1)	(29.3)	0.3	(29.0)
Cash flow hedges & other	0.8	(0.8)	—	—	—	6.7	6.7
Deferred income taxes	7.2	0.4	7.6	2.6	10.2	(1.0)	9.2

Accumulated other comprehensive income (loss)	$(10.5)	$(0.6)	$(11.1)	$(3.9)	$(15.0)	$1.4	$(13.6)

Accumulated other comprehensive income arising from unconsolidated affiliates is the Company’s portion of ProLiance Energy, LLC’s and Reliant Services, LLC’s accumulated comprehensive income related to use of cash flow hedges, including commodity contracts and interest rate swaps, and the Company’s portion of Haddington Energy Partners, LP’s accumulated comprehensive income related to unrealized gains and losses on marketable securities. (See Note 3 for more information on unconsolidated affiliates.)

K.  Revenues

Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period.

L.  Excise and Utility Receipts Taxes

Excise taxes and a portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of operating revenues, which totaled $42.6 million in 2005, $38.3 million in 2004, and $37.1 million in 2003. Excise and utility receipts taxes expensed are recorded as a component of Taxes other than income taxes.

M.  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

N.  Reclassifications

Certain amounts included in prior years’ consolidated balance sheet and the consolidated statements of income and cash flows have been reclassified to conform the to the current year presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income. Reclassifications made to the consolidated statements of income decreased operating income and increased total other income by $3.2 million in 2004 and $3.4 million in 2003. Reclassifications made to the consolidated statement of cash flows decreased net cash flows provided by operating activities and decreased net cash flows required for investing activities by $3.1 million in 2004 and increased net cash flows provided by operating activities and net cash flows required for investing activities by $6.6 million in 2003.

O.  Other Significant Policies

Included elsewhere in these Notes are significant accounting policies related to investments in unconsolidated affiliates (Note 3), income taxes (Note 5), earnings per share (Note 10), and derivatives (Note 14).

As more fully described in Note 8, the Company applies the intrinsic method prescribed in APB Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations when measuring compensation expense for its share-based compensation plans. The exercise price of stock options awarded under the Company’s stock option plans is equal to the fair market value of the underlying common stock on the date of grant.

Accordingly, no compensation expense has been recognized related to stock option plans. The Company also maintains restricted stock and phantom stock plans for executives, employees, and non-employee directors that result in share-based compensation expense recognized in reported net income consistent with expense that would have been recognized if the Company used the fair value based method prescribed in SFAS No. 123 “Accounting for Stock-Based Compensation” (SFAS 123). Following is the effect on net income and earnings per share as if the fair value based method prescribed in SFAS 123 had been applied to all of the Company’s share-based compensation plans:

	Year Ended December 31,
	2005	2004	2003
	(In millions, except per share amounts)
Net Income:
As reported	$136.8	$107.9	$111.2
Add: Equity-based employee compensation included in reported net income— net of tax	2.1	1.7	2.1
Deduct: Total equity-based employee compensation expense determined under fair value based method for all awards—net of tax	2.8	2.6	3.4

Pro forma	$136.1	$107.0	$109.9

Basic Earnings Per Share:
As reported	$1.81	$1.43	$1.58
Pro forma	1.80	1.42	1.56
Diluted Earnings Per Share:
As reported	$1.80	$1.42	$1.57
Pro forma	1.79	1.41	1.55

SFAS 123 (revised 2004) and related interpretations

In December 2004, the FASB issued Statement 123 (revised 2004), “Share-Based Payments” (SFAS 123R) that will require compensation costs related to all share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123R replaces SFAS 123 and supersedes APB 25. In April 2005, the SEC extended the effective date of SFAS 123R to January 1, 2006 for calendar year companies like Vectren. The Company intends to adopt SFAS 123R using the modified prospective method. The adoption of this standard, and subsequent interpretations of the standard, is not expected to have a material effect on the Company’s operating results or financial condition.

3.  Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates where the Company has significant influence are accounted for using the equity method of accounting. The Company’s share of net income or loss from these investments is recorded in Equity in earnings of unconsolidated affiliates. Dividends are recorded as a reduction of the carrying value of the investment when received. Investments in unconsolidated affiliates where the Company does not have significant influence are accounted for using the cost method of accounting less write-downs for declines in value judged to be other than temporary. Dividends are recorded as Other—net when received.

Investments in unconsolidated affiliates consist of the following:

	At December 31,
	2005	2004
	(In millions)
ProLiance Energy, LLC	$136.5	$93.2
Reliant Services, LLC	29.3	26.5
Utilicom Networks, LLC & related entities	11.7	11.7
Haddington Energy Partnerships	10.8	20.3
Pace Carbon Synfuels, LP	9.6	9.4
Other partnerships & corporations	16.8	18.9

Total investments in unconsolidated affiliates	$214.7	$180.0

ProLiance Energy, LLC

ProLiance Energy, LLC (ProLiance), a nonregulated energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides services to a broad range of municipalities, utilities, industrial operations, schools, and healthcare institutions located throughout the Midwest and Southeast United States. ProLiance’s primary customers include Vectren’s utilities and nonregulated gas supply operations as well as Citizens Gas.

ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. The Company, including its retail gas supply operations, contracted for 95% of its natural gas purchases through ProLiance in 2005. Pre-tax income of $52.4 million, $25.9 million, and $25.9 million was recognized as ProLiance’s contribution to earnings for the years ended December 31, 2005, 2004, and 2003, respectively.

Transactions with ProLiance

Purchases from ProLiance for resale and for injections into storage for the years ended December 31, 2005, 2004, and 2003, totaled $1,049.3 million, $875.9 million, and $797.7 million, respectively. Amounts owed to ProLiance at December 31, 2005, and 2004, for those purchases were $159.1 million and $108.2 million, respectively, and are included in Accounts payable to affiliated companies in the Consolidated Balance Sheets. Amounts charged by ProLiance for gas supply services are established by supply agreements with each utility.

As required by a June 2005, PUCO order, VEDO solicited bids for its gas supply/portfolio administration services and selected a third party provider under a one year contract. ProLiance’s obligation to supply these services to VEDO ended October 31, 2005. As part of a settlement agreement approved by the IURC during July 2002, the gas supply agreements with Indiana Gas and SIGECO, were approved and extended through March 31, 2007. On February 1, 2006, the Company, Citizens Gas, and three consumer representatives, including the OUCC, filed a settlement agreement with the IURC providing for ProLiance to be the continued supplier of gas supply services to the Company’s Indiana utilities through March 2011. The settlement is subject to approval by the IURC.

Summarized Financial Information

For the year ended December 31, 2005, ProLiance’s revenues, margin, operating income, and net income were (in millions) $3,237.0, $116.0, $87.1, and $86.0, respectively. For the year ended December 31, 2004, ProLiance’s revenues, margin, operating income, and net income were (in millions) $2,573.8, $74.0, $43.2, and $42.6, respectively. For the year ended December 31, 2003, revenues, margin, operating income, and net income were (in millions) $2,269.7, $71.5, $43.3, and $42.5, respectively. As of December 31, 2005, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $870.2, $31.0, $698.2, and $3.3, respectively. As of December 31, 2004, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $595.6, $0.4, $462.2, and $6.6, respectively. As a result of ProLiance’s increased performance for the quarter ending December 31, 2005, its pre-tax earnings exceeded 20% of Vectren’s consolidated pre-tax earnings for the year ended December 31, 2005 and it is therefore considered a significant subsidiary for the purposes of Regulation S-X, paragraph 3.09, as promulgated by the SEC.

ProLiance Contingency

In 2002, a civil lawsuit was filed in the United States District Court for the Northern District of Alabama by the City of Huntsville, Alabama d/b/a Huntsville Utilities, Inc. (Huntsville Utilities) against ProLiance. Huntsville Utilities asserted claims based on alleged breach of contract with respect to the provision of portfolio services and/or pricing advice, fraud, fraudulent inducement, and other theories, including conversion and violations under the Racketeering, Influenced and Corrupt Organizations Act (RICO). These claims related generally to: (1) alleged breach of contract in providing advice and/or administering portfolio arrangements; (2) alleged promises to provide gas at a below-market rate; (3) the creation and repayment of a “winter levelizing program” instituted by ProLiance in conjunction with the Manager of Huntsville’s Gas Utility to allow Huntsville Utilities to pay its natural gas bills from the winter of 2000-2001 over an extended period of time coupled with the alleged ignorance about the program on the part of Huntsville Utilities’ Gas Board and other management, and; (4) conversion of Huntsville Utilities’ gas storage supplies to repay the balance owed on the winter levelizing program and the alleged lack of authority of Huntsville Utilities’ gas manager to approve those sales.

In early 2005, a jury trial commenced and on February 10, 2005, the jury returned a verdict largely in favor of Huntsville Utilities and awarded Huntsville Utilities compensatory damages of $8.2 million and punitive damages of $25.0 million. The jury rejected Huntsville Utilities’ claim of conversion. The jury also rejected a counter claim by ProLiance for payment of amounts due from Huntsville Utilities. Following that verdict, there were a number of issues presented to the judge for resolution. Huntsville made a claim under federal law that it was entitled to have the compensatory damage award trebled. The judge rejected that request. ProLiance made a claim against Huntsville for unjust enrichment, which was also rejected by the judge. The judge also determined that attorneys’ fees and prejudgment interest are owed by ProLiance to Huntsville Utilities. The verdict, as affected by the judge’s subsequent rulings, totals $38.9 million, and ProLiance has posted an appeal bond for that estimated amount. ProLiance’s management believes there are reasonable grounds for appeal which offer a basis for reversal of the entire verdict, and initiated the appeal process on July 26, 2005. The appeal will not be fully briefed until early 2006. The earliest an appellate decision might be issued would be in late in 2006.

While it is reasonably possible that a liability has been incurred by ProLiance, it is not possible to predict the ultimate outcome of an appeal of the verdict. ProLiance recorded a reserve of $3.9 million as of

December 31, 2004, reflective of their assessment of the lower end of the range of potential exposure on certain issues identified in the case and inclusive of estimated ongoing litigation costs. Amounts due from Huntsville Utilities were fully reserved by ProLiance in 2003.

As an equity investor in ProLiance, the Company reflected its share of the charge, or $1.4 million after tax, in its 2004 fourth quarter results. That charge does not reflect the possibility that some actual losses might be recovered from insurance carriers, as to which there can be no assurance. It is not expected that an unfavorable outcome on appeal will have a material adverse effect on the Company’s consolidated financial position or its liquidity, but an unfavorable outcome could be material to the Company’s earnings.

Commodity Prices

In response to the anticipated effects of higher gas costs, ProLiance obtained an approximate $112.5 million short-term credit facility for the October 2005 to March 2006 heating season from its existing lenders. This additional line increased ProLiance’s total borrowing capacity to $362.5 million. Neither ProLiance’s $250 million annual credit facility nor the $112.5 million additional line of credit is guaranteed by Vectren Corporation.

Haddington Energy Partnerships

The Company has an approximate 40% ownership interest in both Haddington Energy Partners, LP (Haddington I) and Haddington Energy Partners II, LP (Haddington II). On a combined basis, these partnerships raised a total of $67 million to invest in energy related ventures such as energy storage; cogeneration; natural gas gathering and processing; coal bed methane gathering; hydrogen production and fuel cells; and energy management software. As of December 31, 2005, the Company has no further commitments to invest in Haddington I and is committed to invest $2.5 million in Haddington II. Both Haddington ventures are investment companies accounted for using the equity method of accounting. Pre-tax earnings of $7.7 million and $4.5 million were recognized as the partnerships’ contribution to earnings for the years ended December 31, 2005 and 2004, respectively. In 2003, the earnings contribution was not significant.

The following is summarized financial information as to the assets, liabilities, and results of operations of the Haddington Partnerships. For the year ended December 31, 2005, revenues, operating income, and net income were (in millions) $13.2, $12.4, and $22.2, respectively. For the year ended December 31, 2004, revenues, operating income, and net income were (in millions) $3.3, $2.5, and $9.6, respectively. For the year ended December 31, 2003, revenues, operating income, and net income were (in millions) $0.6, ($0.3), and ($0.3), respectively. As of December 31, 2005, investments, other assets, and liabilities were (in millions) $25.0, $1.2, and zero, respectively. As of December 31, 2004, investments, other assets, and liabilities were (in millions) $50.7, $0.2, and zero, respectively.

Pace Carbon Synfuels, LP

Pace Carbon Synfuels, LP (Pace Carbon) is a Delaware limited partnership formed to develop, own, and operate four projects to produce and sell coal-based synthetic fuel (synfuel) utilizing Covol technology. The Company has an 8.3% interest in Pace Carbon which is accounted for using the equity method of accounting. Additional investments in Pace Carbon will be made to the extent Pace Carbon generates federal tax credits, with any such additional investments to be funded by these credits. The investment in Pace Carbon resulted in losses reflected in Equity in earnings of unconsolidated affiliates totaling $15.7 million in 2005, $12.0 million in 2004, and $11.4 million in 2003. The production of synthetic fuel generates IRS Code Section 29 tax credits that are reflected in Income taxes. Net income, including the losses, tax benefits, and tax credits, generated from the investment in Pace Carbon totaled $11.0 million in 2005, $9.0 million in 2004, and $10.3 million in 2003.

The following is summarized financial information as to the assets, liabilities, and results of operations of Pace Carbon. For the year ended December 31, 2005, revenues, margin, operating loss, and net loss were (in millions) $333.4, ($135.3), ($170.3), and ($175.7), respectively. For the year ended December 31, 2004, revenues, margin, operating loss, and net loss were (in millions) $243.0, ($99.8), ($128.6), and ($141.1), respectively. For the year ended December 31, 2003, revenues, margin, operating loss, and net loss were (in millions) $254.2, ($90.7), ($121.3), and ($134.4), respectively. As of December 31, 2005, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $72.8, $53.0, $43.4, and $24.5, respectively. As of December 31, 2004, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $44.1, $57.0, $25.3, and $19.8, respectively.

Section 29 Tax Credit Developments

Under Section 29 of the Internal Revenue Code, manufacturers such as Pace Carbon receive a tax credit for every ton of synthetic fuel sold. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to an unrelated person, and 3) the production facility must have been placed in service before July 1, 1998.

In past rulings, the Internal Revenue Service (IRS) has concluded that the synthetic fuel produced at the Pace Carbon facilities should qualify for Section 29 tax credits. The IRS issued a private letter ruling with respect to the four projects on November 11, 1997, and subsequently issued an updated private letter ruling on September 23, 2002. As a partner in Pace Carbon, Vectren has reflected total tax credits under Section 29 in its consolidated results from inception through December 31, 2005, of approximately $79 million. To date, Vectren has been in a position to fully utilize or carryforward the credits generated. Primarily from the use of these credits, the Company generated an Alternative Minimum Tax (AMT) credit carryforward in 2005 and 2004. As a result, the Company has an accumulated AMT credit carryforward of approximately $47.4 million and $31.9 million at December 31, 2005 and 2004, respectively.

During June 2001, the IRS began a tax audit of Pace Carbon for the 1998 tax year and later expanded the audit to include tax years 1999, 2000, and 2001. In May 2004, the IRS completed its audit of the 1998 to 2001 tax returns of Pace Carbon requesting only minor modifications to previously filed returns. There were no changes to any of the filed Section 29 tax credit calculations. The Permanent Subcommittee on Investigations of the U.S. Senate’s Committee on Governmental Affairs, however, has an ongoing investigation related to Section 29 tax credits. Vectren believes it is justified in its reliance on the private letter rulings and most recent IRS audit results for the Pace Carbon facilities.

Further, Section 29 tax credits are only available when the price of oil is less than a base price specified by the tax code, as adjusted for inflation. Credits realized in 2005 or in prior years are not affected by the limitation.

However, an average NYMEX price of approximately $60 per barrel in 2006, could begin to limit Section 29 tax credits, with a total phase out occurring at approximately $74 per barrel. Oil prices currently exceed the threshold where Section 29 tax credits would begin to be phased out. While Congress is considering legislation that would positively impact or entirely negate this potential limitation on tax credits related to oil prices in 2006, there can be no assurance Section 29 tax credits will be available in future periods.

Absent the effect of Section 29 tax credits, the Company’s investment in Pace Carbon has operated, and is expected to continue to operate, at a net loss. Due to the potential limitation of Section 29 tax credits, Pace Carbon investors must assess at what level to operate the synfuel plants. If the investors continue to operate the plants, and tax credits are phased out, the Company could potentially incur additional losses. In addition, the Company would be required to assess the potential impairment of its investment in Pace Carbon.

If a phase out of tax credits were to occur in 2006, approximately one third of that phase out risk is proportionately protected by an insurance arrangement that was executed in January 2005.

Utilicom Networks, LLC & Related Entities

The Company has an approximate 2% equity interest and a convertible subordinated debt investment in Utilicom Networks, LLC (Utilicom) that if converted bring the Company’s ownership interest up to 16%. The Company also has an approximate 19% equity interest in SIGECOM Holdings, Inc. (Holdings), which was formed by Utilicom to hold interests in SIGECOM, LLC (SIGECOM). SIGECOM provides broadband services, such as cable television, high-speed internet, and advanced local and long distance phone services, to the greater Evansville, Indiana area. The Company accounts for its investments in Utilicom and Holdings using the cost method of accounting.

Other Utilicom-related subsidiaries owned franchising agreements to provide broadband services to the greater Indianapolis, Indiana and Dayton, Ohio markets. In 2004, the build out of these markets was further evaluated, and the Company concluded that it was unlikely it would make additional investments in those markets. As a result, the Company recorded charges totaling $6.0 million, or $3.6 million after-tax, to write-off investments made in the Indianapolis and Dayton markets and to write down its investment in SIGECOM.

At December 31, 2005, convertible subordinated debt investments total $33.1 million, all of which is convertible into Utilicom ownership at the Company’s option or upon the event of a public offering of stock by Utilicom. Investments in the convertible notes are included in Other investments. At December 31, 2005, and 2004, the Company’s combined investment in equity and debt securities of Utilicom-related entities totaled $44.8 million and $43.3 million, respectively.

Other Affiliate Transactions

The Company has ownership interests in other affiliated companies accounted for using the equity method of accounting that perform underground construction and repair, facilities locating, and meter reading services to the Company. For the years ended December 31, 2005, 2004, and 2003, fees for these services and construction-related expenditures paid by the Company to its affiliates totaled $21.3 million, $31.2 million, and $37.2 million, respectively. Amounts charged by these affiliates are market based. Amounts owed to unconsolidated affiliates other than ProLiance totaled $3.2 million and $1.1 million at December 31, 2005, and 2004, respectively, and are included in Accounts payable to affiliated companies in the Consolidated Balance Sheets. Amounts due from unconsolidated affiliates included in Accounts receivable totaled $0.4 million and $0.6 million, respectively, at December 31, 2005, and 2004.

Undistributed Earnings of Unconsolidated Affiliates

As of December 31, 2005, the portion of the Company’s retained earnings that represents undistributed earnings of unconsolidated affiliates approximated $130 million and is primarily comprised of the undistributed earnings of ProLiance.

4.  Other Investments

Other investments consist of the following:

	At December 31,
	2005	2004
	(In millions)
Convertible notes receivable from Utilicom-related entities (See Note 3)	$33.1	$31.6
Leveraged leases	32.6	33.2
Other investments	45.9	50.3

Total other investments	$111.6	$115.1

Leveraged Leases

The Company is a lessor in three leveraged lease agreements under which real estate or equipment is leased to third parties. The total equipment and facilities cost was approximately $76.2 million at both December 31, 2005, and 2004, respectively. The cost of the equipment and facilities was partially financed by non-recourse debt provided by lenders who have been granted an assignment of rentals due under the leases and a security interest in the leased property, which they accepted as their sole remedy in the event of default by the lessee. Such debt amounted to approximately $44.5 million and $48.3 million at December 31, 2005, and 2004, respectively. At December 31, 2005 and 2004, the Company’s leveraged lease investment, net of related deferred tax liabilities, was $7.8 million and $7.0 million, respectively.

Other Investments

Other investments include other notes receivable, the cash surrender value of life insurance policies, restricted cash, and a municipal bond, among other items.

5.  Income Taxes

The components of income tax expense and utilization of investment tax credits follow:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Current:
Federal	$37.9	$24.1	$(11.9)
State	14.8	9.0	14.5

Total current taxes	52.7	33.1	2.6

Deferred:
Federal	(6.0)	3.8	39.1
State	(0.2)	4.3	(1.8)

Total deferred taxes	(6.2)	8.1	37.3

Amortization of investment tax credits	(2.4)	(2.2)	(2.2)

Total income tax expense	$44.1	$39.0	$37.7

A reconciliation of the federal statutory rate to the effective income tax rate follows:

	Year Ended December 31,
	2005	2004	2003
Statutory rate	35.0%	35.0%	35.0%
State and local taxes-net of federal benefit	5.5	5.9	5.5
Section 29 tax credits	(12.3)	(11.6)	(11.7)
Adjustment of income tax accruals	(1.9)	(0.1)	(0.1)
Amortization of investment tax credit	(1.3)	(1.5)	(1.5)
Other tax credits	(0.4)	(0.6)	(0.9)
All other-net	(0.2)	(0.6)	(1.0)

Effective tax rate	24.4%	26.5%	25.3%

The liability method of accounting is used for income taxes under which deferred income taxes are recognized to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities at currently enacted income tax rates. Significant components of the net deferred tax liability follow:

	At December 31,
	2005	2004
	(In millions)
Noncurrent deferred tax liabilities (assets):
Depreciation & cost recovery timing differences	$288.3	$253.0
Leveraged leases	24.8	26.2
Regulatory assets recoverable through future rates	19.3	19.2
Demand side management programs	7.7	12.5
Alternative minimum tax carryforward	(47.4)	(31.9)
Employee benefit obligations	(36.0)	(29.2)
Other comprehensive income	(9.2)	(10.2)
Regulatory liabilities to be settled through future rates	(8.1)	(7.7)
Other—net	(12.1)	2.1

Net noncurrent deferred tax liability	227.3	234.0

Current deferred tax liabilities:
Deferred fuel costs—net	7.6	4.5

Net current deferred tax liability	7.6	4.5

Net deferred tax liability	$234.9	$238.5

At December 31, 2005, and 2004, investment tax credits totaling $11.8 million and $14.2 million, respectively, are included in Deferred credits and other liabilities. These investment tax credits are amortized over the lives of the related investments. At December 31, 2005, the Company has alternative minimum tax carryforwards of $47.4 million, which do not expire and $1.6 million of other tax credit carryforwards that expire in approximately 20 years.

6.  Retirement Plans & Other Postretirement Benefits

At December 31, 2005, the Company maintains three qualified defined benefit pension plans, a nonqualified supplemental executive retirement plan (SERP), and three other postretirement benefit plans. The defined benefit pension and other postretirement benefit plans, which cover eligible full-time regular employees, are primarily noncontributory. The postretirement health care and life insurance plans are a combination of self-insured and fully insured plans. The Company has Voluntary Employee Beneficiary Association (VEBA) Trust Agreements for the partial funding of postretirement health benefits for retirees and their eligible dependents and beneficiaries. Annual VEBA funding is discretionary. To the extent these postretirement benefits are funded, the benefits are not liabilities in these consolidated financial statements. The detailed disclosures of benefit components that follow are based on an actuarial valuation using a measurement date as of September 30. The qualified pension plans and the SERP are aggregated under the heading “Pension Benefits.” Other postretirement benefit plans are aggregated under the heading “Other Benefits.”

Medicare Prescription Drug Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (Medicare Act) was enacted. The Medicare Act introduces a Medicare prescription drug benefit, as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the Medicare benefit. In accordance with FASB Staff Position (FSP) 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of

2003, the Company elected to early adopt the accounting for the federal subsidy under the Medicare Act on April 1, 2004, and remeasured its obligation as of January 1, 2004, to incorporate the impact of the Medicare Act which resulted in a reduction to the accumulated benefit obligation of $10.4 million. For the years ended December 31, 2005 and 2004, the remeasurement resulted in a reduction in net periodic postretirement benefit cost of $0.7 million and $0.8 million, respectively. The reduction is a component of amortization of actuarial loss (gain) in the information that follows. The Company has applied to the federal government for the subsidy and will begin receiving the subsidy in 2006.

Benefit Obligations

A reconciliation of the Company’s benefit obligations at December 31, 2005, and 2004, follows:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
	(In millions)
Benefit obligation, beginning of period	$241.1	$222.7	$92.8	$97.3
Service cost—benefits earned during the period	5.6	6.6	0.7	0.9
Interest cost on projected benefit obligation	13.8	13.4	4.5	5.3
Plan participants’ contributions	—	—	1.4	1.3
Plan amendments	—	4.5	(21.7)	—
Actuarial loss (gain)	6.3	5.3	1.4	(5.3)
Benefits paid	(11.4)	(11.4)	(7.1)	(6.7)

Benefit obligation, end of period	$255.4	$241.1	$72.0	$92.8

The accumulated benefit obligation for all defined benefit pension plans was $235.8 million and $219.5 million at December 31, 2005, and 2004, respectively.

The benefit obligation as of December 31, 2005, and 2004, was calculated using the following weighted average assumptions:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
Discount rate	5.50%	5.75%	5.50%	5.75%
Rate of compensation increase	3.25%	3.50%	3.25%	3.50%
Expected increase in Consumer Price Index	N/A	N/A	3.50%	3.50%

To calculate the 2005 ending postretirement benefit obligation, medical claims costs in 2006 were assumed to be 10% higher than those incurred in 2005. That trend was assumed to gradually decline to 5% in 2010 and remain level thereafter. A one percentage point increase in assumed health care cost trend rates would have increased the benefit obligation by approximately $1.2 million; conversely, a one percentage point decrease would have decreased the obligation by approximately $1.2 million. To calculate the 2004 ending postretirement benefit obligation, medical claims costs in 2005 were assumed to be 10% higher than those incurred in 2004. That trend was assumed to gradually decline to 5% in 2009 and remain level thereafter.

Plan Assets

A reconciliation of the Company’s plan assets at December 31, 2005, and 2004, follows:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
	(In millions)
Plan assets at fair value, beginning of period	$161.2	$147.8	$8.3	$9.2
Actual return on plan assets	20.1	16.3	1.3	0.7
Employer contributions	3.7	8.5	4.1	3.8
Plan participants’ contributions	—	—	1.4	1.3
Benefits paid	(11.4)	(11.4)	(7.7)	(6.7)

Fair value of plan assets, end of period	$173.6	$161.2	$7.4	$8.3

The asset allocation for the Company’s pension and postretirement plans at the measurement date for 2005, 2004 and 2003, by asset category, follows:

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003
Equity securities	64%	60%	59%	53%	60%	54%
Debt securities	33%	33%	35%	37%	36%	32%
Real estate	3%	6%	6%	—	—	—
Short term investments & other	—	1%	—	10%	4%	14%

Total	100%	100%	100%	100%	100%	100%

The Company invests in a master trust that benefits its qualified defined benefit pension plans. The general investment objectives are to invest in a diversified portfolio, comprised of both equity and fixed income investments, which are further diversified among various asset classes. The diversification is designed to minimize the risk of large losses while maximizing total return within reasonable and prudent levels of risk. The investment objectives specify a targeted investment allocation for the pension plans of 60% equities, 35% debt, and 5% real estate for 2006, and for postretirement plans of 55% equities, 35% debt, and 10% short-term investments and other for 2006. Objectives do not target a specific return by asset class. The portfolio’s return is monitored in total and investment objectives are long-term in nature.

Funded Status

The funded status of the plans, reconciled to amounts reflected in the balance sheets as of December 31, 2005, and 2004, follows:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004
	(In millions)
Fair value of plan assets, end of period	$173.6	$161.2	$7.4	$8.3
Benefit obligation, end of period	(255.4)	(241.1)	(72.0)	(92.8)

Funded status, end of period	(81.8)	(79.9)	(64.6)	(84.5)

Unrecognized net loss (gain)	48.6	50.9	(2.0)	(3.5)
Unrecognized prior service cost	12.6	14.2	(6.3)	—
Unrecognized transitional (asset) obligation	—	—	9.9	26.2
Post measurement date adjustments	1.0	0.2	1.2	1.3

Net amount recognized, end of year	$(19.6)	$(14.6)	$(61.8)	$(60.5)

As of December 31, 2005, and 2004, the funded status of the SERP, which is included in Pension Benefits in the chart above, was an unfunded amount of $14.4 million and $13.8 million, respectively, and the net amount recognized in the balance sheet related to the SERP as of December 31, 2005, and 2004 was a liability of $9.1 million and $8.4 million, respectively.

At December 31, 2005, and 2004, all pension and postretirement plans had accumulated benefit obligations in excess of plan assets. As required by SFAS 87, the Company has recorded additional minimum pension liability adjustments to reflect the total unfunded accumulated liability arising from its pension plans. This additional minimum pension liability adjustment is included in Deferred credits & other liabilities. The offset to this additional liability is recorded to an intangible asset included in Other assets to the extent pension plans have unrecognized prior service cost. Any unfunded or unaccrued amount in excess of prior service cost is recorded in net of tax amounts to Accumulated other comprehensive income in shareholders’ equity.

The effects of additional minimum pension liability adjustments at December 31, 2005, and 2004, follow:

	2005	2004
	(In millions)
Minimum pension liability adjustment, beginning of year	$43.5	$39.7
Change in minimum pension liability adjustment included in:
Other comprehensive income before effect of taxes	0.3	0.1
Other assets	(2.2)	3.7

Minimum pension liability adjustment, end of year	$41.6	$43.5

Offset included in:
Accumulated other comprehensive income	$17.2	$17.5
Other assets	12.6	14.2
Deferred income taxes	11.8	11.8

Expected Cash Flows

In 2006, the Company expects to make contributions of approximately $5.2 million to its pension plan trusts. In addition, the Company expects to make payments totaling approximately $0.8 million directly to SERP participants and approximately $4.4 million directly to those participating in other postretirement plans.

Expected retiree pension benefit payments, including the SERP, projected to be required during the years following 2005 (in millions) are $12.4 in 2006, $12.2 in 2007, $12.6 in 2008 $12.7 in 2009, $13.3 in 2010 and $70.8 in years 2011-2015. Expected benefit payments projected to be required for postretirement benefits during the years following 2005 (in millions) are $4.8 in 2006, $4.4 in 2007, $4.6 in 2008, $4.8 in 2009, $5.0 in 2010 and $25.5 in years 2011-2015.

Net Periodic Benefit Costs

A summary of the components of net periodic benefit cost for the three years ended December 31, 2005, follows:

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003
	(In millions)
Service cost	$5.6	$6.6	$5.8	$0.7	$0.9	$0.9
Interest cost	13.8	13.4	13.6	4.5	5.3	5.4
Expected return on plan assets	(13.2)	(13.5)	(14.8)	(0.6)	(0.7)	(0.7)
Amortization of prior service cost	1.6	0.9	0.8	(0.6)	—	—
Amortization of actuarial loss (gain)	1.8	1.0	0.5	(0.2)	(0.2)	(0.5)
Amortization of transitional (asset) obligation	—	(0.2)	(0.2)	1.5	2.9	2.9

Net periodic benefit cost	$9.6	$8.2	$5.7	$5.3	$8.2	$8.0

A portion of benefit costs are capitalized as Utility plant. Costs capitalized in 2005, 2004, and 2003 approximated $4.2, million, $4.6 million, and $3.8 million, respectively.

To calculate the expected return on plan assets, the Company uses the plan assets’ market-related value and an expected long-term rate of return. The fair market value of the assets at the measurement date is adjusted to a market-related value by recognizing the change in fair value experienced in a given year ratably over a five-year period.

Based on a targeted 60% equity, 35% debt, and 5% real estate allocation for the pension plans, the Company has used a long-term expected rate of return of 8.25% to calculate 2005 periodic benefit cost. For fiscal 2006, the expected long-term rate of return will also be 8.25%.

In January 2005, the Company announced the amendment of certain postretirement benefit plans, effective January 1, 2006. The amendment resulted in an estimated $4 million annual decrease in periodic cost, of which approximately $3.1 million was recognized in 2005. Two of the unions that represent bargaining employees at the Company’s regulated subsidiaries have advised the Company that it is their position that these changes are not permitted under the existing collective bargaining agreements which govern the relationship between the employees and the affected subsidiaries. With assistance from legal counsel, management has analyzed the unions’ position and continues to believe that the Company has reserved the right to amend the affected plans and that changing these benefits for retirees is not a mandatory subject of bargaining.

The weighted averages of significant assumptions used to determine net periodic benefit costs follow:

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003
	(In millions)
Discount rate	5.75%	6.00%	6.75%	5.75%	6.00%	6.75%
Rate of compensation increase	3.50%	3.50%	4.25%	3.50%	3.50%	4.25%
Expected return on plan assets	8.25%	8.50%	9.00%	8.25%	8.50%	9.00%
Expected increase in Consumer Price Index	N/A	N/A	N/A	3.50%	3.50%	3.50%

Health care cost trend rate assumptions do not have a material effect on the service and interest cost components of benefit costs. The Company’s benefit plans limit the Company’s exposure to increases in health care costs to annual changes in the Consumer Price Index (CPI). Any increase in health care costs in excess of the CPI increase is the responsibility of the plan participants.

Defined Contribution Plan

The Company also has defined contribution retirement savings plans that are qualified under sections 401(a) and 401(k) of the Internal Revenue Code. During 2005, 2004 and 2003, the Company made contributions to these plans of $3.5 million, $3.5 million, and $3.6 million, respectively.

Deferred Compensation Plans

The Company has nonqualified deferred compensation plans, which permit eligible executives and non-employee directors to defer portions of their compensation and vested restricted stock. A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds are similar to the funds in the Company’s defined contribution plan and include an investment in phantom stock units of the Company. The account balance fluctuates with the investment returns on those funds. At December 31, 2005 and 2004, the liability associated with these plans totaled $20.6 million and $16.8 million, respectively, and is included in Deferred credits and other liabilities. Deferred compensation expense was $2.6 million, $1.6 million and $1.3 million in 2005, 2004, and 2003, respectively.

The Company has established certain investments to fund its deferred compensation liabilities that are currently funded primarily through corporate-owned life insurance policies. These investments, which are consolidated, are available to pay plan benefits and are subject to the claims of the Company’s creditors. The cash surrender value of these policies included in Other investments on the Consolidated Balance Sheets were $16.1 million and $14.3 million at December 31, 2005 and 2004, respectively. Earnings from those investments totaled $1.8 million in 2005, $0.6 million in 2004, and $1.5 million in 2003.

7.  Borrowing Arrangements

Long-Term Debt

Long-term senior unsecured obligations and first mortgage bonds outstanding by subsidiary follow:

	At December 31,
	2005	2004
	(In millions)
Utility Holdings
Fixed Rate Senior Unsecured Notes
2011, 6.625%	$250.0	$250.0
2013, 5.25%	100.0	100.0
2015, 5.45%	75.0	—
2018, 5.75%	100.0	100.0
2031, 7.25%	100.0	100.0
2035, 6.10%	75.0	—

Total Utility Holdings	700.0	550.0

SIGECO
First Mortgage Bonds
2016, 1986 Series, 8.875%	13.0	13.0
2023, 1993 Environmental Improvement Series B, current adjustable rate 3.70%, tax exempt, auction rate mode, 2005 weighted average: 2.66%	22.6	22.6
2029, 1999 Senior Notes, 6.72%	80.0	80.0
2015, 1985 Pollution Control Series A, current adjustable rate 3.35%, tax exempt, auction rate mode, 2005 weighted average: 2.46%	9.8	9.8
2020, 1998 Pollution Control Series B, 4.50%, tax exempt	4.6	4.6
2030, 1998 Pollution Control Series B, 5.00%, tax exempt	22.0	22.0
2024, 2000 Environmental Improvement Series A, 4.65%, tax exempt	22.5	22.5

Total first mortgage bonds	174.5	174.5

Senior Secured Bonds to Third Parties:
2025, 1998 Pollution Control Series A, current adjustable rate 4.75%, tax exempt, next rate adjustment: 2006	31.5	31.5

Senior Unsecured Bonds to Third Parties:
2030, 1998 Pollution Control Series C, current adjustable rate 5.00%, tax exempt, next rate adjustment: 2006	22.2	22.2

Total SIGECO	228.2	228.2

Indiana Gas
Senior Unsecured Notes
2007, Series E, 6.54%	6.5	6.5
2013, Series E, 6.69%	5.0	5.0
2015, Series E, 7.15%	5.0	5.0
2015, Series E, 6.69%	5.0	5.0
2015, Series E, 6.69%	10.0	10.0
2025, Series E, 6.53%	10.0	10.0
2027, Series E, 6.42%	5.0	5.0
2027, Series E, 6.68%	1.0	1.0
2027, Series F, 6.34%	20.0	20.0
2028, Series F, 6.36%	10.0	10.0
2028, Series F, 6.55%	20.0	20.0
2029, Series G, 7.08%	30.0	30.0
2030, Insured Quarterly, 7.45%	—	49.9

Total Indiana Gas	127.5	177.4

	At December 31,
	2005	2004
	(In millions)
Vectren Capital Corp.
Fixed Rate Senior Unsecured Notes
2005, 7.67%	—	38.0
2007, 7.83%	17.5	17.5
2010, 4.99%	25.0	—
2010, 7.98%	22.5	22.5
2012, 5.13%	25.0	—
2012, 7.43%	35.0	35.0
2015, 5.31%	75.0	—

Total Vectren Capital Corp.	200.0	113.0

Other Long-Term Notes Payable	1.2	1.6

Total long-term debt outstanding	1,256.9	1,070.2

Current maturities of long-term debt	(0.4)	(38.5)
Debt subject to tender	(53.7)	(10.0)
Unamortized debt premium & discount—net	(4.4)	(4.6)
Fair value of hedging arrangements	(0.4)	(0.5)

Total long-term debt-net	1,198.0	1,016.6

Utility Holdings 2005 Issuance

In December 2005, Utility Holdings issued senior unsecured notes with an aggregate principal amount of $150 million in two $75 million tranches. The first tranche was 10-year notes due December 2015, with an interest rate of 5.45% priced at 99.799% to yield 5.47% to maturity (2015 Notes). The second tranche was 30-year notes due December 2035 with an interest rate of 6.10% priced at 99.799% to yield 6.11% to maturity (2035 Notes).

The notes have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by Utility Holdings, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2015 Notes and 25 basis points for the 2035 Notes.

In January and June 2005, Utility Holdings entered into forward starting interest rate swaps with a total notional amount of $75 million. Upon issuance of the debt, the instruments were settled resulting in the receipt of approximately $1.9 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issue maturing in December 2035.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $150 million.

Vectren Capital Corp. Debt Issuance

On October 11, 2005, Vectren and Vectren Capital Corp., its wholly-owned subsidiary (Vectren Capital), entered into a private placement Note Purchase Agreement (2005 Note Purchase Agreement) pursuant to which various institutional investors purchased the following tranches of notes from Vectren Capital: (i) $25 million 4.99% Guaranteed Senior Notes, Series A due 2010, (ii) $25 million 5.13% Guaranteed Senior Notes, Series B due 2012 and (iii) $75 million 5.31% Guaranteed Senior Notes, Series C due 2015. These Guaranteed Senior

Notes are unconditionally guaranteed by Vectren, the parent of Vectren Capital. The proceeds from this financing were received on December 15, 2005. This Note Purchase Agreement contains customary representations, warranties and covenants, including a covenant to the effect that the ratio of consolidated total debt to consolidated total capitalization will not exceed 75%.

On October 11, 2005, Vectren and Vectren Capital entered into First Amendments with respect to a Note Purchase Agreement dated as of December 31, 2000 pursuant to which Vectren Capital issued to institutional investors the following tranches of notes: (i) $38 million 7.67% Senior Notes due 2005, (ii) $17.5 million 7.83% Senior Notes due 2007, (iii) $22.5 million 7.98% Senior Notes due 2010 and (iv) a Note Purchase Agreement, dated April 25, 1997, pursuant to which Vectren Capital issued to an institutional investor a $35 million 7.43% Senior Note due 2012. The First Amendments (i) conform the covenants to those contained in the 2005 Note Purchase Agreement, (ii) eliminate a credit ratings trigger which would have afforded noteholders the option to require prepayment if the ratings of Indiana Gas or SIGECO fell below a certain level, (iii) substitute the unconditional guarantee by Vectren of the notes for the more limited support agreement previously in place and (iv) provide for a 100 basis point increase in interest rates if the ratio of consolidated total debt to total capitalization exceeds 65%.

Utility Holdings 2003 Issuance

In July 2003, Utility Holdings issued senior unsecured notes with an aggregate principal amount of $200 million in two $100 million tranches. The first tranche was 10-year notes due August 2013, with an interest rate of 5.25% priced at 99.746% to yield 5.28% to maturity (2013 Notes). The second tranche was 15-year notes due August 2018 with an interest rate of 5.75% priced at 99.177% to yield 5.80% to maturity (2018 Notes).

The notes have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by Utility Holdings, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2013 Notes and 25 basis points for the 2018 Notes.

Shortly before these issues, Utility Holdings entered into several treasury locks with a total notional amount of $150.0 million. Upon issuance of the debt, the treasury locks were settled resulting in the receipt of $5.7 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issues.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $203 million.

Long-Term Debt Put & Call Provisions

Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. The put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are remarketed. During 2005, no debt was put to the Company. During 2004 and 2003, debt totaling $2.5 million, and $0.1 million, respectively, was put to the Company. Debt which may be put to the Company during the years following 2005 (in millions) is $53.7 in 2006, $20.0 in 2007, zero in 2008, $80.0 in 2009, $10.0 in 2010, and $30.0 thereafter. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

SIGECO and Indiana Gas Debt Calls

In 2005, the Company called at par $49.9 million of Indiana Gas insured quarterly senior unsecured notes originally due in 2030, and in 2004, called at par $20.0 million of Indiana Gas insured quarterly senior unsecured notes originally due in 2015. The notes called in 2005 and 2004 had stated interest rates of 7.45% and 7.15%, respectively.

During 2003, the Company called two first mortgage bonds outstanding at SIGECO and two senior unsecured notes outstanding at Indiana Gas. The first SIGECO bond had a principal amount of $45.0 million, an interest rate of 7.60%, was originally due in 2023, and was redeemed at 103.745% of its stated principal amount. The second SIGECO bond had a principal amount of $20.0 million, an interest rate of 7.625%, was originally due in 2025, and was redeemed at 103.763% of the stated principal amount.

The first Indiana Gas note had a remaining principal amount of $21.3 million, an interest rate of 9.375%, was originally due in 2021, and was redeemed at 105.525% of the stated principal amount. The second Indiana Gas note had a principal amount of $13.5 million, an interest rate of 6.75%, was originally due in 2028, and was redeemed at the principal amount.

Pursuant to regulatory authority, the premiums paid to retire the net carrying value of these notes totaling $3.6 million were deferred in Regulatory assets.

Other Financing Transactions

During 2004, the Company remarketed two first mortgage bonds outstanding at SIGECO. The remarketing effort converted $32.8 million of outstanding fixed rate debt into variable rate debt where interest rates reset weekly. One bond, due in 2023, had a principal amount of $22.8 million and an interest rate of 6%. The other bond, due in 2015, had a principal amount of $10.0 million and an interest rate of 4.3%. These remarketing efforts resulted in the extinguishment of debt and the reissuance of new debt at generally the same par value. These bonds are classified in Long-term debt.

Other Company debt totaling $38.0 million in 2005, $15.0 million in 2004, and $18.5 million in 2003 was retired as scheduled.

Future Long-Term Debt Sinking Fund Requirements & Maturities

The annual sinking fund requirement of SIGECO’s first mortgage bonds is 1% of the greatest amount of bonds outstanding under the Mortgage Indenture. This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture. SIGECO intends to meet the 2006 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2006 is excluded from Current liabilities in the Consolidated Balance Sheets. At December 31, 2005, $549.4 million of SIGECO’s utility plant remained unfunded under SIGECO’s Mortgage Indenture. SIGECO’s gross utility plant balance subject to the Mortgage Indenture approximated $1.9 billion at December 31, 2005.

Consolidated maturities and sinking fund requirements on long-term debt during the five years following 2005 (in millions) are $0.4 in 2006, $24.0 in 2007, zero in 2008 and in 2009, and $47.5 in 2010.

Short-Term Borrowings

At December 31, 2005, the Company has $780.0 million of short-term borrowing capacity, including $520.0 million for the Utility Group operations and $260.0 million for the wholly owned Nonregulated Group and corporate operations, of which approximately $293.0 million is available for the Utility Group operations and approximately $187.0 million is available for wholly owned Nonregulated Group and corporate operations. These short-term borrowing arrangements expire in 2010. Utility Group credit facilities are primarily used to support the Company’s access to the commercial paper market. Interest rates and outstanding balances associated with short term borrowing arrangements follows.

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Weighted average commercial paper and bank loans outstanding during the year	$304.5	$211.4	$296.9
Weighted average interest rates during the year
Commercial paper	3.42%	1.78%	1.36%
Bank loans	3.82%	2.12%	1.94%

	At December 31,
	2005	2004
	(In millions)
Commercial paper	$226.9	$104.3
Bank loans	73.0	308.0
Other	—	0.1

Total short-term borrowings	$299.9	$412.4

During 2005, the Company increased the capacity of its utility-related credit facilities by approximately $165 million in response to increased natural gas costs.

Covenants

Both long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage and interest coverage, among other restrictions. As of December 31, 2005, the Company was in compliance with all financial covenants.

Ratings Triggers

In conjunction with the transaction described above, the ratings triggers that related to $113.0 million of Vectren Capital’s senior unsecured notes, outstanding at December 31, 2004, were removed. None of Vectren’s other outstanding debt contains ratings triggers.

Debt Guarantees

Vectren Corporation guarantees Vectren Capital’s long-term and short-term debt, which totaled $200.0 million and $73.0 million, respectively, at December 31, 2005. Utility Holdings’ currently outstanding long-term and short-term debt is jointly and severally guaranteed by Indiana Gas, SIGECO, and VEDO. Utility Holdings’ long-term and short-term debt outstanding at December 31, 2005, totaled $700.0 million and $226.9 million, respectively.

8.    Share-Based Incentive Plans

The Company has various share-based incentive plans to encourage executives, strategic employees, and non-employee directors to remain with the Company and to more closely align their interest with those of the Company’s shareholders.

Stock Option Plans

Stock options granted to employees in 2005, 2004 and 2003 become fully vested and exercisable at the end of three years. Stock options granted to employees in 2001 and 2002 become fully vested and exercisable at the end of five years. Stock options granted to non-employee directors since 2001 become fully vested and exercisable at the end of one year. All options granted prior to 2001 are fully vested and exercisable. Options granted both before and after 2001 generally expire ten years from the date of grant. Options generally vest on a straight-line graded basis over their terms.

A summary of activity within the Company’s stock option plans for the past three years follows:

		Wtd. Avg.
	Options	Exercise Price
Outstanding at January 1, 2003	1,349,262	$21.48
Granted	521,200	23.07
Cancelled	(5,800)	22.56
Exercised	(61,766)	17.30

Outstanding at December 31, 2003	1,802,896	22.08
Granted	219,000	24.74
Cancelled	(6,043)	19.66
Exercised	(90,400)	18.27

Outstanding at December 31, 2004	1,925,453	22.57
Granted	289,294	26.64
Cancelled	(7,879)	15.32
Exercised	(83,289)	21.22

Outstanding at December 31, 2005	2,123,579	$23.18

The following table summarizes information about stock options outstanding and exercisable at December 31, 2005:

	Outstanding			Exercisable
Range of Exercise Prices	# of Options	Wtd. Avg. Remaining Contractual Life	Wtd. Avg. Exercise Price	# of Options	Wtd. Avg. Exercise Price
$13.82 - $17.45	25,318	0.5	$17.44	25,318	$17.44
$19.83 - $20.26	249,978	2.4	20.08	249,978	20.08
$22.37 - $22.57	819,117	5.6	22.54	679,318	22.54
$23.19 - $25.59	739,872	6.8	23.78	464,830	23.64
$25.60 - $30.00	289,294	9.0	26.64	3,500	26.63

Total	2,123,579	6.0	$23.18	1,422,944	$22.39

Stock options that were exercisable and those options’ weighted average exercise prices were 1,154,510 and $22.57, respectively, at December 31, 2004 and 924,849 and $21.34, respectively, at December 31, 2003.

The fair value of each option granted used to determine pro forma net income as disclosed in Note 2, is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the years ended December 31, 2005, 2004, and 2003: risk-free rate of return of 4.22%, 4.37%, and 4.00%, respectively; expected option term of 8 years for all 3 years presented; expected volatility of 21.43%, 24.01%, and 26.98%, respectively; and dividend yield of 4.4%, 4.65%, and 4.81% respectively. The weighted average fair value of options granted in 2005, 2004, and 2003 were $4.36, $4.39, and $4.31, respectively.

Restricted Stock & Phantom Stock Plans

The Company maintains a performance-based restricted stock plan for its executives and employees and a non-performance based restricted stock plan through which non-employee directors receive a portion of their director fees. A summary of restricted stock activity during the three years ended December 31, 2005, follows:

Restricted Stock
Outstanding at January 1, 2003	240,687
Grants	120,228
Forfeitures	(14,136)
Vested	(137,777)

Outstanding at December 31, 2003	209,002
Grants	168,680
Forfeitures	(150)
Vested	(76,980)

Outstanding at December 31, 2004	300,552
Grants	164,669
Forfeitures	(35,017)
Vested	(76,619)

Outstanding at December 31, 2005	353,585

For the years ended December 31, 2005, 2004, and 2003, the weighted average fair value per share of restricted stock granted was $26.72, $24.87, and $23.33, respectively. In January 2006, 170,100 restricted shares were issued. The share price on the date of grant was $27.62. The restrictions lift over a four year period subject to adjustments for performance.

Executives and non-employee directors may defer certain portions of their salary, annual bonus, incentive compensation, and earned restricted stock into phantom stock units. Such units are vested when granted.

Compensation expense, net of amounts capitalized into utility plant projects, associated with the restricted stock and phantom stock plans for the years ended December 31, 2005, 2004, and 2003, was $3.5 million, $2.9 million, and $3.6 million, respectively.

9.  Common Shareholders’ Equity

Equity Issuance

In March 2003, the Company filed a registration statement with the Securities and Exchange Commission with respect to a public offering of authorized but previously unissued shares of common stock as well as the senior unsecured notes of Utility Holdings described above in Note 7. In August 2003, the registration became effective, and an agreement was reached to sell approximately 7.4 million shares to a group of underwriters. The net proceeds totaled $163.2 million.

Authorized, Reserved Common and Preferred Shares

At December 31, 2005, and 2004, the Company was authorized to issue 480.0 million shares of common stock and 20.0 million shares of preferred stock. Of the authorized common shares, approximately 9.3 million shares at December 31, 2005, and 9.4 million shares at December 31, 2004, were reserved by the board of directors for issuance through the Company’s share-based compensation plans, benefit plans, and dividend reinvestment plan. At both December 31, 2005, and 2004, there were 394.6 million of authorized shares of common stock and all authorized shares of preferred stock, available for a variety of general corporate purposes, including future public offerings to raise additional capital and for facilitating acquisitions.

Shareholder Rights Agreement

The Company’s board of directors adopted a Shareholder Rights Agreement (Rights Agreement). As part of the Rights Agreement, the board of directors declared a dividend distribution of one right for each outstanding Vectren common share. Each right entitles the holder to purchase from Vectren one share of common stock at a price of $65.00 per share (subject to adjustment to prevent dilution). The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (Vectren Acquiring Person) has acquired beneficial ownership of 15% or more of the outstanding Vectren common shares (or a 10% acquirer who is determined by the board of directors to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in any person or group becoming a Vectren Acquiring Person. The Vectren Shareholder Rights Agreement expires October 21, 2009.

10.  Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share assumes the conversion of stock options into common shares and the lifting of restrictions on issued restricted shares using the treasury stock method to the extent the effect would be dilutive. The following table illustrates the basic and dilutive earnings per share calculations for the three years ended December 31, 2005:

	Year Ended December 31,
	2005	2004	2003
	(In millions, except per share data)
Numerator:
Numerator for basic and diluted EPS—Net income	$136.8	$107.9	$111.2

Denominator:
Denominator for basic EPS—Weighted average common shares outstanding	75.6	75.6	70.6
Conversion of stock options and lifting of restrictions on issued restricted stock	0.5	0.3	0.2

Denominator for diluted EPS—Adjusted weighted average shares outstanding and assumed conversions outstanding	76.1	75.9	70.8

Basic earnings per share	$1.81	$1.43	$1.58
Diluted earnings per share	$1.80	$1.42	$1.57

Options to purchase 4,200 shares of common stock for the year ended December 31, 2004 and 530,663 shares of common stock for the year ended December 31, 2003, were excluded in the computation of dilutive earnings per share because the options’ exercise price was greater than the average market price of a share of common stock during the period. Exercise prices for options excluded from the computation were $25.59 in 2004 and ranged from $23.19 to $25.59 in 2003. For the year ended December 31, 2005, all options were dilutive.

11.  Commitments & Contingencies

Commitments

Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year during the five years following 2005 and thereafter (in millions) are $4.9 in 2006, $4.0 in 2007, $1.9 in 2008, $0.9 in 2009, $0.5 in 2010 and $2.4 thereafter. Total lease expense (in millions) was $6.1 in 2005, $6.7 in 2004, and $7.2 in 2003.

Firm purchase commitments for commodities by consolidated nonregulated companies total $100.6 million in 2006, $16.9 million in 2007, $10.6 million in 2008, and $6.3 million in 2009. Firm purchase commitment for utility and non-utility plant total $13.0 million.

Other Guarantees

Vectren issues guarantees to third parties on behalf of its unconsolidated affiliates. Such guarantees allow those affiliates to execute transactions on more favorable terms than the affiliate could obtain without such a guarantee. Guarantees may include posted letters of credit, leasing guarantees, and performance guarantees. As of December 31, 2005, guarantees issued and outstanding on behalf of unconsolidated affiliates approximated $7 million. The Company has also issued a guarantee approximating $4 million related to the residual value of an operating lease that expires in 2006.

Vectren has accrued no liabilities for these guarantees as they relate to guarantees issued among related parties, are not material, or such guarantees were executed prior to the adoption of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” Liabilities accrued for, and activity related to, product warranties are not significant.

Securities & Exchange Commission Inquiry into PUHCA Exemption

In July 2004, the Company received a letter from the SEC regarding its exempt status under the Public Utility Holding Company Act of 1935 (PUHCA). The Company has responded fully to the SEC’s letter and believes that it and its utility holding company subsidiary, Utility Holdings, remain entitled to exemption under Section 3(a)(1) of PUHCA. The question of the PUHCA exemptions was mooted by the Energy Policy Act of 2005 (Energy Act), which repealed the Public Utility Holding Company Act of 1935 effective February 8, 2006.

The Energy Act enacts a new Public Utility Holding Company Act of 2005 (PUHCA 2005). The Company and Utility Holdings, are holding companies under PUHCA 2005. Under PUHCA 2005, the FERC is granted authority to require holding companies and their subsidiaries to maintain certain books and records and make them available for review by FERC and state regulatory authorities to the extent relevant to the rates of FERC-jurisdictional public utilities and natural gas companies that are part of the holding company system. FERC has issued rules implementing PUHCA 2005 that allow companies to seek an exemption or waiver from all or some of FERC’s books and records requirements. Under PUHCA 2005, the Company will be required to notify FERC of its status as a holding company, and, unless an exemption or waiver is obtained, file an annual report, maintain certain books and records and make them available to the FERC. Compliance with these requirements is not expected to materially affect the Company’s financial position or operations.

Legal Proceedings

The Company is party to various legal proceedings arising in the normal course of business. In the opinion of management, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows. See the ProLiance discussion in Note 3.

12.  Environmental Matters

Clean Air Act

NOx SIP Call Matter

The Company has taken steps to comply with Indiana’s State Implementation Plan (SIP) of the Clean Air Act (the Act). These steps include installing Selective Catalytic Reduction (SCR) systems at Culley Generating Station Unit 3 (Culley), Warrick Generating Station Unit 4, and A. B. Brown Generating Station Units 1 and 2. SCR systems reduce flue gas NOx emissions to atmospheric nitrogen and water using ammonia in a chemical reaction. This technology is known to currently be the most effective method of reducing nitrogen oxide (NOx) emissions where high removal efficiencies are required.

The IURC has issued orders that approve:

•	the Company’s project to achieve environmental compliance by investing in clean coal technology;

•	a total capital cost investment for this project up to $250 million (excluding AFUDC and administrative overheads), subject to periodic review of the actual costs incurred;

•	a mechanism whereby, prior to an electric base rate case, the Company may recover through a rider that is updated every six months, an 8% return on its weighted capital costs for the project; and

•	ongoing recovery of operating costs, including depreciation and purchased emission allowances, related to the clean coal technology once the facility is placed into service.

Through December 31, 2005, capital investments approximating the level approved by the IURC have been made. The last SCR was placed into service in May, 2005. Related annual operating expenses, including depreciation expense, were $15.4 million in 2005, $9.7 million in 2004 and $1.2 million in 2003. Such operating expenses could approximate $24 to $27 million once all installed equipment is operational for an entire year.

The Company has achieved timely compliance through the reduction of the Company’s overall NOx emissions to levels compliant with Indiana’s NOx emissions budget allotted by the USEPA. Therefore, the Company has recorded no accrual for potential penalties that may result from noncompliance.

Clean Air Interstate Rule & Clean Air Mercury Rule

In March of 2005 USEPA finalized two new air emission reduction regulations. The Clean Air Interstate Rule (CAIR) is an allowance cap and trade program requiring further reductions in Nitrogen Oxides (NOx) and Sulfur Dioxide (SO2) emissions from coal-burning power plants. The Clean Air Mercury Rule (CAMR) is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants. Both sets of regulations require emission reductions in two phases. The first phase deadline for both rules is 2010 (2009 for NOx under CAIR), and the second phase deadline for compliance with the emission reductions required under CAIR is 2015, while the second phase deadline for compliance with the emission reduction requirements of CAMR is 2018. The Company is evaluating compliance options and fully expects to be in compliance by the required deadlines.

In May 2005, Vectren’s utility subsidiary, SIGECO, filed a new multi-emission compliance plan with the IURC. If approved, SIGECO’s coal-fired plants will be 100% scrubbed for SO2, 90% scrubbed for NOx, and mercury emissions will be reduced to meet the new mercury reduction standards. On October 20, 2005, the Company and the OUCC filed with the IURC a settlement agreement concerning the regulatory treatment and recovery of the investment required by this plan. On December 6, SIGECO, the OUCC and Citizens Action Coalition filed a supplement to the settlement in which SIGECO agreed to study renewable energy alternatives and include a carbon forecast in future filings with regard to new generation and further environmental compliance plans, among other initiatives. If the settlement agreement is approved, the Company will recover an approximate 8% return on its capital investments, which are expected to approximate $110 million, and related operating expenses through a rider mechanism. This rider mechanism will operate similar to the rider used to recover NOx-related capital investments and operating expenses. The Company expects a final order from the IURC related to this settlement agreement in early 2006.

Culley Generating Station Litigation

During 2003, the U.S. District Court for the Southern District of Indiana entered a consent decree among SIGECO, the Department of Justice (DOJ), and the USEPA that resolved a lawsuit originally brought by the USEPA against SIGECO. The lawsuit alleged violations of the Clean Air Act by SIGECO at its Culley Generating Station for (1) making modifications to generating station without obtaining required permits, (2) making major modifications to the generating station without installing the best available emission control technology, and (3) failing to notify the USEPA of the modifications.

Under the terms of the agreement, the DOJ and USEPA agreed to drop all challenges of past maintenance and repair activities at the Culley Generating Station. In reaching the agreement, SIGECO did not admit to any allegations in the government’s complaint, and SIGECO continues to believe that it acted in accordance with applicable regulations and conducted only routine maintenance on the units. SIGECO entered into this agreement to further its continued commitment to improve air quality and avoid the cost and uncertainties of litigation. Under the agreement, SIGECO committed to:

•	either repower Culley Unit 1 (50 MW) with natural gas and equip it with SCR control technology for further reduction of nitrogen oxide, or cease operation of the unit by December 31, 2006;

•	operate the existing SCR control technology recently installed on Culley Unit 3 (287 MW) year round at a lower emission rate than that currently required under the NOx SIP Call, resulting in further nitrogen oxide reductions;

•	enhance the efficiency of the existing scrubber at Culley Units 2 and 3 for additional removal of sulphur dioxide emissions;

•	install a baghouse for further particulate matter reductions at Culley Unit 3 by June 30, 2007;

•	conduct a Sulphuric Acid Reduction Demonstration Project as an environmental mitigation project designed to demonstrate an advance in pollution control technology for the reduction of sulfate emissions; and

•	pay a $600,000 civil penalty.

The Company notified the USEPA of its intention to shut down Culley Unit 1 effective December 31, 2006. The Company does not believe that implementation of the settlement will have a material effect to its results from operations or financial condition. The $600,000 civil penalty was accrued during 2003 and is reflected in Other-net.

Manufactured Gas Plants

In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas, SIGECO, and others may now be required to take remedial action if certain byproducts are found above the regulatory thresholds at these sites.

Indiana Gas has identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas has completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to the IDEM’s Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

In conjunction with data compiled by environmental consultants, Indiana Gas has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $20.4 million.

The estimated accrued costs are limited to Indiana Gas’ proportionate share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20% and 50%.

With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers in an aggregate amount approximating $20.4 million.

Environmental matters related to manufactured gas plants have had no material impact on earnings since costs recorded to date approximate PRP and insurance settlement recoveries. While Indiana Gas has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.

In October 2002, the Company received a formal information request letter from the IDEM regarding five manufactured gas plants owned and/or operated by SIGECO and not currently enrolled in the IDEM’s VRP. In response, SIGECO submitted to the IDEM the results of preliminary site investigations conducted in the mid-1990’s. These site investigations confirmed that based upon the conditions known at the time, the sites posed no risk to human health or the environment. Follow up reviews have been initiated by the Company to confirm that the sites continue to pose no such risk.

On October 6, 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM’s VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM on February 24, 2004. On July 13, 2004, SIGECO filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program. Costs of remediation at the four SIGECO sites, as well as the amount of any PRP or insurance recoveries, cannot be determined at this time. The total costs accrued to date, including investigative costs, have been immaterial.

Jacobsville Superfund Site

On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The USEPA has identified four sources of historic lead contamination. These four sources shut down manufacturing operations years ago. When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including Vectren’s Wagner Operations Center. Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that the Vectren property contains lead contaminated soils. Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that the Vectren property contains lead contaminated soils. At this time, Vectren anticipates only additional soil testing, if required by the USEPA.

13.    Rate & Regulatory Matters

Gas Utility Base Rate Settlements

On June 30, 2004, the IURC approved a $5.7 million base rate increase for SIGECO’s gas distribution business, and on November 30, 2004, approved a $24 million base rate increase for Indiana Gas’ gas distribution business. On April 13, 2005, the PUCO approved a $15.7 million base rate increase for VEDO’s gas distribution business. The new rate designs in all three territories include a larger service charge, which is intended to address to some extent earnings volatility related to weather. The base rate change in SIGECO’s service territory was implemented on July 1, 2004; the base rate change in Indiana Gas’ service territory was implemented on December 1, 2004; and the base rate change in VEDO’s service territory was implemented on April 14, 2005.

The orders also permit SIGECO and Indiana Gas to recover the on-going costs to comply with the Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter for SIGECO and $2.5 million per year for Indiana Gas. Any costs incurred in excess of these annual caps are to be deferred for future recovery. VEDO’s new base rates provide for the recovery of on-going costs to comply with the Pipeline Safety Improvement Act of 2002 as well as the funding of conservation programs.

Indiana and Ohio Decoupling/Conservation Filing

On October 25, 2005, Vectren Energy Delivery of Indiana filed with the IURC for approval of a conservation program and a conservation adjustment rider in its two Indiana service territories. If approved, the plan outlined in the petition will better align the interests of the Company with its customers through the promotion of natural gas conservation. The petition requests the use of a tracker mechanism to recover the costs of funding the design and implementation of conservation efforts, such as consumer education programs and rebates for high efficiency equipment. The conservation tracker works in tandem with a decoupling mechanism. The decoupling mechanism would allow the Company to recover the distribution portion of its rates from residential and commercial customers based on the level of customer usage established in each utility’s last general rate case. The Company will file its evidence in March 2006 and a hearing is set for June 2006.

Similarly, on November 28, 2005, Vectren Energy Delivery of Ohio filed with the PUCO for approval of a conservation program and a conservation adjustment rider that would accomplish the same objectives. Discussions with interested parties are ongoing in both states.

Weather Normalization

On October 5, 2005, the IURC approved the establishment of a normal temperature adjustment (NTA) mechanism for Vectren Energy Delivery of Indiana. The OUCC had previously entered into a settlement agreement with Vectren Energy Delivery of Indiana providing for the NTA. The NTA affects the Company’s Indiana regulated residential and commercial natural gas customers and should mitigate weather risk in those customer classes during the October to April heating season. These Indiana customer classes represent approximately 60-65% of the Company’s total natural gas heating load.

The NTA mechanism will mitigate volatility in distribution charges created by fluctuations in weather by lowering customer bills when weather is colder than normal and increasing customer bills when weather is warmer than normal. The NTA has been applied to meters read and bills rendered after October 15, 2005. Each subsequent monthly bill for the seven month heating season will be adjusted using the NTA.

The order provides that the Company will make, on a monthly basis, a commitment of $125,000 to a universal service fund program or other low income assistance program for the duration of the NTA or until a general rate case.

Gas Cost Recovery (GCR) Audit Proceedings

On June 14, 2005, the PUCO issued an order disallowing the recovery of approximately $9.6 million of gas costs relating to the two year audit period ended November 2002. That audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. The disallowance includes approximately $1.3 million relating to pipeline refunds and penalties and approximately $4.5 million of costs for winter delivery services purchased by VEDO to ensure reliability over the two year period. The PUCO also held that ProLiance should have credited to VEDO an additional $3.8 million more than credits actually received for the right to use VEDO’s gas transportation capacity periodically during the periods when it was not required for serving VEDO’s customers. The PUCO also directed VEDO to either submit its receipt of portfolio administration services to a request for proposal process or to in-source those functions. During the fourth quarter of 2003, the Company recorded a reserve of $1.1 million for this matter. An additional pretax charge of $4.2 million was recorded in Cost of Gas Sold in 2005. The reserve reflects management’s assessment of the impact of the PUCO decisions, an estimate of any current impact that decision may have on subsequent audit periods, and an estimate of a sharing in any final disallowance by Vectren’s partner in ProLiance.

VEDO filed its request for rehearing on July 14, 2005, and on August 10, 2005, the PUCO granted rehearing to further consider the $3.8 million portfolio administration issue and all interest on the findings, but denied rehearing on all other aspects of the case. On October 7, 2005, the Company filed an appeal with the Ohio Supreme Court requesting that the $4.5 million disallowance related to the winter delivery service issue be reversed. That appeal is pending with briefing scheduled to be completed in February, 2006. In addition, the Company solicited and received bids for VEDO’s gas supply and portfolio administration services and has selected a third party provider, who began providing services to VEDO on November 1, 2005, under a one year contract. On December 21, 2005, the PUCO granted in part VEDO’s rehearing request, and reduced the $3.8 million disallowance related to portfolio administration to $1.98 million. The Company is considering whether to appeal that decision.

Commodity Prices

Recently, commodity prices for natural gas purchases have increased and have become more volatile. Subject to compliance with applicable state laws, the Company’s utility subsidiaries are allowed recovery of such changes in purchased gas costs from their retail customers through commission-approved gas cost adjustment mechanisms, and margin on gas sales are not expected to be impacted. Nevertheless, it is possible regulators may disallow recovery of a portion of gas costs for a variety of reasons, including, but not limited to, a finding by the regulator that natural gas was not prudently procured. In addition, it is reasonably possible that as a result of this near term change in the natural gas commodity price, the Company’s utility subsidiaries may experience increased interest expense due to higher working capital requirements; increased uncollectible accounts expense and unaccounted for gas; and some level of price sensitive reduction in volumes sold or delivered. In response to higher gas prices, the Company increased its utility-related credit facilities (See Note 7) and ProLiance increased its credit facility (See Note 3).

MISO

Since February, 2002 and with the IURC’s approval, the Company has been a member of the Midwest Independent System Operator, Inc. (MISO), a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over the Company’s electric transmission facilities as well as that of other Midwest utilities. Pursuant to an order from the IURC received in December 2001, certain MISO startup costs (referred to as Day 1 costs) have been deferred for future recovery in the next general rate case.

On April 1, 2005, the MISO energy market commenced operation (the Day 2 energy market). As a result of being a market participant, the Company now bids its owned generation into the Day Ahead and Real Time markets and procures power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market.

On June 1, 2005, Vectren, together with three other Indiana electric utilities, received regulatory authority from the IURC that allows recovery of fuel related costs and deferral of other costs associated with the Day 2 energy market. The order allows fuel related costs to be passed through to customers in Vectren’s existing fuel cost recovery proceedings. The other non-fuel and MISO administrative related costs are to be deferred for recovery as part of the next electric general rate case proceeding.

Ohio Uncollectible Accounts Expense Tracker

On December 17, 2003, the PUCO approved a request by VEDO and several other regulated Ohio gas utilities to establish a mechanism to recover uncollectible account expense outside of base rates. The tariff mechanism establishes an automatic adjustment procedure to track and recover these costs instead of providing the recovery of the historic amount in base rates. Through this order, VEDO received authority to defer its 2003 uncollectible accounts expense to the extent it differs from the level included in base rates. The Company estimated the difference to approximate $4 million in excess of that included in base rates, and reversed and deferred that amount for future recovery in 2003. In 2005 and 2004, the Company recorded revenues of $5.1 and $3.3 million, respectively, which is equal to the level of uncollectible accounts expense recognized for Ohio residential customers.

14.  Derivatives & Other Financial Instruments

Accounting Policy for Derivatives

The Company executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk. The Company accounts for its derivative contracts in accordance with SFAS 133, “Accounting for Derivatives” and its related amendments and interpretations. In most cases, SFAS 133 requires a derivative to be recorded on the balance sheet as an asset or liability measured at its market value and that a change in the derivative’s market value be recognized currently in earnings unless specific hedge criteria are met.

When an energy contract that is a derivative is designated and documented as a normal purchase or normal sale, it is exempted from mark-to-market accounting. Otherwise, energy contracts and financial contracts that are derivatives are recorded at market value as current or noncurrent assets or liabilities depending on their value and on when the contracts are expected to be settled. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to SFAS 71. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in accumulated other comprehensive income for cash flow hedges or as an adjustment to the underlying’s basis for fair value hedges. The ineffective portion of hedging arrangements is marked-to-market through earnings. The offset to contracts affected by SFAS 71 are marked-to-market as a regulatory asset or liability. Market value for derivative contracts is determined using quoted market prices from independent sources. Following is a more detailed discussion of the Company’s use of mark-to-market accounting in four primary areas: asset optimization, SO2 emission allowance risk management, natural gas procurement, and interest rate management.

Asset Optimization

Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. Substantially all of the income from these activities is generated from contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk. Contracts with counter-parties subject to master netting arrangements are presented net in the Consolidated Balance Sheets. Asset optimization contracts are recorded at market value. Beginning in April 2005, substantially all off-system sales occur into the MISO day-ahead market.

At December 31, 2005, asset optimization contracts recorded at market value to Prepayments & other current assets were $1.3 million and were zero in Accrued liabilities. At December 31, 2004, asset optimization contracts recorded at market value approximated $2.5 million of Prepayments & other current assets and $3.1 million of Accrued liabilities.

The proceeds received and paid upon settlement of both purchase and sale contracts along with changes in market value of open contracts are recorded in Electric utility revenues. The change in market value is a function of the normal decline in market value as earnings are realized and the fluctuation in market value resulting from price volatility. Net revenues from asset optimization activities totaled $38.0 million in 2005, $23.8 million in 2004, and $26.5 million in 2003.

SO2 Emission Allowance Risk Management

The Company’s wholesale power marketing operations are exposed to price risk associated with SO2 emission allowances. During 2004 and 2005, emission allowances became more volatile and prices increased. To hedge this risk, the Company executed call options to hedge wholesale emission allowance utilization in future periods. The Company designated and documented these derivatives as cash flow hedges. At December 31, 2005, a deferred gain of approximately $3.2 million remains in accumulated comprehensive income which will be recognized in earnings as emission allowances are utilized. At December 31, 2005, outstanding call options hedging a forecasted 2006 transaction, have a fair value of $3.9 million and are recorded in Prepayments and other current assets. Hedge ineffectiveness totaling $0.8 million of expense is included in 2005’s earnings, and the effective portion of outstanding hedges totaling $3.6 million resides in Accumulated comprehensive income.

Natural Gas Procurement Activity

The Company’s regulated operations have limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana and Ohio regulations which, subject to compliance with those regulations, allow for recovery of such purchases through natural gas and fuel cost adjustment mechanisms. Although Vectren’s regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price- sensitive reduction in volumes sold. The Company mitigates these risks by executing derivative contracts that manage the price volatility of forecasted natural gas purchases. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.

The Company’s wholly owned gas retail operations also mitigate price risk associated with forecasted natural gas purchases by using derivatives. These nonregulated gas retail operations may also from time-to-time execute weather derivatives to mitigate extreme weather affecting unregulated gas retail sales.

At December 31, 2005 and 2004, the market values of these contracts and the book value of weather contracts were not significant.

Interest Rate Management

The Company is exposed to interest rate risk associated with its borrowing arrangements. Its risk management program seeks to reduce the potentially adverse effects that market volatility may have on interest expense. The Company has used interest rate swaps and treasury locks to hedge forecasted debt issuances and other interest rate swaps to manage interest rate exposure. Hedging instruments are recorded at market value. Changes in market value, when effective, are recorded in Accumulated other comprehensive income for cash flow hedges, as an adjustment to the outstanding debt balance for fair value hedges, or as regulatory asset/liability when regulation is involved. Amounts are recorded to interest expense as settled.

Interest rate swaps hedging the fair value of fixed-rate debt with a total notional amount of $17.5 million are outstanding. The fair value liability associated with those swaps was $0.4 million and $0.5 million, respectively, at December 31, 2005 and 2004. At December 31, 2005, approximately $6.8 million remains in Regulatory liabilities related to future interest payments. Of the existing regulatory liability, $0.7 million will be reclassified to earnings in 2006, $0.6 million was reclassified to earnings in 2005, and $0.6 million was reclassified to earnings during 2004.

Fair Value of Other Financial Instruments

The carrying values and estimated fair values of the Company’s other financial instruments follow:

	At December 31,
	2005		2004
	Carrying Amount	Est. Fair Value	Carrying Amount	Est. Fair Value
	(In millions)
Long-term debt	$1,256.9	$1,312.9	$1,070.2	$1,146.2
Short-term borrowings & notes payable	299.9	299.9	412.4	412.4

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company’s long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings, its carrying amount approximates its fair value.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period. Accordingly, any reacquisition would not be expected to have a material effect on the Company’s results of operations.

Periodically, the Company tests its cost method investments and notes receivable for impairment which may require their fair value to be estimated. Because of the customized nature of these investments and lack of a readily available market, it is not practical to estimate the fair value of these financial instruments at specific dates without considerable effort and costs. At December 31, 2005, and 2004, fair value for these financial instruments was not estimated.

15.  Segment Reporting

The Company segregates its operations into three groups: 1) Utility Group, 2) Nonregulated Group, and 3) Corporate and Other.

The Utility Group is comprised of Vectren Utility Holdings, Inc.’s operations, which consist of the Company’s regulated operations and other operations that provide information technology and other support services to those regulated operations. The Company segregates its regulated operations into a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana, and includes the Company’s power generating and marketing operations. The Company cross manages its regulated operations as separated between Energy Delivery, which includes the gas and electric transmission and distribution functions, and Power Supply, which includes the power generating and marketing operations. In total, regulated operations supply natural gas and /or electricity to over one million customers. For these regulated operations, the Company uses after tax operating income as a measure of profitability, consistent with regulatory reporting requirements. For the Utility Group’s other operations, net income is used as the measure of profitability.

In total, the Utility Group has three operating segments of as defined by SFAS 131 “Disclosure About Segments of an Enterprise and Related Information” (SFAS 131).

The Nonregulated Group is comprised of one operating segment as defined by SFAS 131 that includes various subsidiaries and affiliates investing in energy marketing and services, coal mining, utility infrastructure services, and broadband communications, among other energy-related opportunities.

Corporate and Other includes unallocated corporate expenses such as branding and charitable contributions, among other activities, that benefit the Company’s other operating segments. Net income is the measure of profitability used by management for both the Nonregulated Group and Corporate and Other. Information related to the Company’s business segments is summarized below:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Revenues
Utility Group
Gas Utility Services	$1,359.7	$1,126.2	$1,112.3
Electric Utility Services	421.4	371.3	335.7
Other Operations	36.1	32.9	26.5
Eliminations	(35.4)	(32.4)	(25.7)

Total Utility Group	1,781.8	1,498.0	1,448.8

Nonregulated Group	344.3	272.1	219.2
Corporate & Other	—	—	1.0
Eliminations	(98.1)	(80.3)	(81.3)

Consolidated Revenues	$2,028.0	$1,689.8	$1,587.7

Profitability Measure
Utility Group: Regulated Operating Income (Operating Income Less Applicable Income Taxes)
Gas Utility Services	$74.8	$70.9	$74.9
Electric Utility Services	72.4	65.6	63.8

Total Regulated Operating Income	147.2	136.5	138.7

Regulated other income—net	2.0	2.1	5.1
Regulated interest expense & preferred dividends	(63.9)	(62.7)	(62.0)

Regulated Net Income	85.3	75.9	81.8

Other Operations Net Income	9.8	7.2	3.7

Utility Group Net Income	95.1	83.1	85.5

Nonregulated Group Net Income	48.2	26.4	27.6
Corporate & Other Net Loss	(6.5)	(1.6)	(2.0)

Consolidated Net Income	$136.8	$107.9	$111.1

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Amounts Included in Profitability Measures
Depreciation & Amortization
Utility Group
Gas Utility Services	$64.9	$57.0	$61.1
Electric Utility Services	56.9	53.3	42.6
Other Operations	19.5	17.5	14.2

Total Utility Group	141.3	127.8	117.9

Nonregulated Group	16.0	12.0	10.5
Corporate & Other	0.9	0.3	0.3

Consolidated Depreciation & Amortization	$158.2	$140.1	$128.7

Interest Expense
Utility Group
Regulated Operations	$63.9	$62.7	$62.0
Other Operations	6.0	4.7	4.1

Total Utility Group	69.9	67.4	66.1

Nonregulated Group	14.6	11.3	9.7
Corporate & Other	(0.6)	(1.0)	(0.2)

Consolidated Interest Expense	$83.9	$77.7	75.6

Equity in Earnings of Unconsolidated Affiliates
Utility Group: Other Operations	$—	$0.2	$(0.5)
Nonregulated Group	45.6	20.4	12.7

Consolidated Equity in Earnings of Unconsolidated Affiliates	$45.6	$20.6	$12.2

Income Taxes
Utility Group
Gas Utility Services	$22.3	$17.5	$19.5
Electric Utility Services	33.5	30.8	29.8
Other Operations	1.7	4.8	2.3

Total Utility Group	57.5	53.1	51.6

Nonregulated Group	(9.9)	(13.6)	(13.2)
Corporate & Other	(3.5)	(0.5)	(0.7)

Consolidated Income Taxes	$44.1	$39.0	$37.7

Capital Expenditures
Utility Group
Gas Utility Services	$81.0	$89.1	$95.0
Electric Utility Services	100.0	150.6	124.1
Other Operations	29.9	27.9	15.9
Non-cash costs & changes in accruals	3.6	(25.4)	(2.7)

Total Utility Group	214.5	242.2	232.3

Nonregulated Group	17.1	10.3	13.2
Corporate & Other	—	0.1	2.3
Transfers of Assets	—	(0.1)	(14.3)

Consolidated Capital Expenditures	$231.6	$252.5	$233.5

Investments in Equity Method Investees
Nonregulated Group	$19.2	$18.2	$16.6

	At December 31,
	2005	2004
	(In millions)
Assets
Utility Group
Gas Utility Services	$2,030.8	$1,892.8
Electric Utility Services	1,176.0	1,090.1
Other Operations	188.9	175.0
Eliminations	(5.6)	(10.2)

Total Utility Group	3,390.1	3,147.7

Nonregulated Group	542.4	447.9
Corporate & Other	369.1	292.8
Eliminations	(433.5)	(301.5)

Consolidated Assets	$3,868.1	$3,586.9

16.  Additional Operational & Balance Sheet Information

Prepayments and other current assets in the Consolidated Balance Sheets consist of the following:

	At December 31,
	2005	2004
	(In millions)
Prepaid gas delivery service	$69.3	$116.9
Prepaid taxes	5.3	9.8
Other prepayments & current assets	31.8	9.5

Total prepayments & other current assets	$106.4	$136.2

Accrued liabilities in the Consolidated Balance Sheets consist of the following:

	At December 31,
	2005	2004
	(In millions)
Refunds to customers & customer deposits	$36.7	$31.0
Accrued taxes	34.2	32.1
Accrued interest	17.2	15.9
Deferred income taxes	7.6	4.5
Accrued salaries & other	60.9	42.3

Total accrued liabilities	$156.6	$125.8

Other – net in the Consolidated Statements of Income consists of the following:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Interest income	$3.8	$3.0	$3.2
AFUDC & capitalized interest	2.6	4.6	5.9
Gains on sale of investments & assets	—	0.6	7.5
Leveraged lease investment income	0.2	1.5	1.9
Other income	1.8	1.0	—
Other expense	(2.2)	(6.1)	(2.1)

Total other – net	$6.2	$4.6	$16.4

17.    Quarterly Financial Data (Unaudited)

Information in any one quarterly period is not indicative of annual results due to the seasonal variations common to the Company’s utility operations. Summarized quarterly financial data for 2005 and 2004 follows:

	Q1	Q2	Q3	Q4
	(In millions, except per share amounts)
2005
Operating revenues	$677.2	$326.2	$310.8	$713.8
Operating income	95.2	29.2	29.9	58.8
Net income	56.1	13.4	16.5	50.8
Earnings per share:
Basic	$0.74	$0.18	$0.22	$0.67
Diluted	0.74	0.18	0.22	0.66

2004
Operating revenues	$645.3	$276.7	$254.4	$513.4
Operating income	86.0	20.4	23.4	69.7
Net income	54.8	3.3	9.7	40.1
Earnings per share:
Basic	$0.73	$0.04	$0.13	$0.53
Diluted	0.72	0.04	0.13	0.53

SELECTED FINANCIAL DATA

The following selected financial data is derived from the Company’s audited consolidated financial statements and should be read in conjunction with those financial statements and notes thereto contained in this Form 10-K.

	Year Ended December 31,
	2005	2004	2003	2002	2001(1)
	(In millions, except per share data)
Operating Data:
Operating revenues	$2,028.0	$1,689.8	$1,587.7	$1,523.8	$2,009.1
Operating income	$213.1	$199.5	$196.0	$211.3	$127.9
Income before extraordinary loss & cumulative effect of change in accounting principle	$136.8	$107.9	$111.2	$114.0	$59.3
Net income	$136.8	$107.9	$111.2	$114.0	$52.7
Average common shares outstanding	75.6	75.6	70.6	67.6	66.7
Fully diluted common shares outstanding	76.1	75.9	70.8	67.9	66.9
Basic earnings per share before extraordinary loss & cumulative effect of change in accounting principle	$1.81	$1.43	$1.58	$1.69	$0.89
Basic earnings per share on common stock	$1.81	$1.43	$1.58	$1.69	$0.79
Diluted earnings per share before extraordinary loss & cumulative effect of change in accounting principle	$1.80	$1.42	$1.57	$1.68	$0.89
Diluted earnings per share on common stock	$1.80	$1.42	$1.57	$1.68	$0.79
Dividends per share on common stock	$1.19	$1.15	$1.11	$1.07	$1.03

Balance Sheet Data:
Total assets	$3,868.1	$3,586.9	$3,353.4	$3,136.5	$2,878.7
Long-term debt, net	$1,198.0	$1,016.6	$1,072.8	$954.2	$1,014.0
Redeemable preferred stock	$—	$0.1	$0.2	$0.3	$0.5
Common shareholders’ equity	$1,143.3	$1,094.8	$1,071.7	$869.9	$839.3

(1)	Merger and integration related costs associated with the merger of Indiana Energy and SIGCORP were $2.8 million for the year ended December 31, 2001. These costs relate primarily to transaction costs, severance and other merger and acquisition and integration activities. As a result of merger integration activities, management retired certain information systems in 2001. Accordingly, the useful lives of these assets were shortened to reflect this decision, resulting in additional depreciation expense of approximately $9.6 million for the year ended December 31, 2001. In total, merger and integration related costs incurred for the year ended December 31, 2001, were $12.4 million ($8.0 million after tax).

In addition, the Company incurred restructuring charges of $19.0 million ($11.8 million after tax) relating to employee severance, related benefits and other employee related costs, lease termination fees related to duplicate facilities, and consulting and other fees during the year ended December 31, 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto.

Executive Summary of Consolidated Results of Operations

	Year Ended December 31,
	2005	2004	2003
	(In millions, except per share data)
Net income	$136.8	$107.9	$111.2
Attributed to:
Utility Group	$95.1	$83.1	$85.6
Nonregulated Group	48.2	26.4	27.6
Corporate & Other	(6.5)	(1.6)	(2.0)

Basic earnings per share	$1.81	$1.43	$1.58
Attributed to:
Utility Group	$1.26	$1.10	$1.21
Nonregulated Group	0.64	0.35	0.39
Corporate & Other	(0.09)	(0.02)	(0.02)

Results

For the year ended December 31, 2005, reported earnings were $136.8 million, or $1.81 per share compared to $107.9 million, or $1.43 per share, in 2004 and $111.2 million, or $1.58 per share, in 2003. Of the $0.38 per share growth over 2004 results, the Utility Group contributed $0.16 per share, and the Nonregulated Group contributed $0.29 per share. The Corporate and Other Group results of $0.09 loss per share in 2005 reflects an additional contribution to the Vectren Foundation of $6.5 million, or $4.2 million after tax, to sustain its giving program over the next several years. The contribution is included in Other operating expenses in the Consolidated Statements of Income.

Utility Group results reflect the impact of a regulatory strategy that includes gas utility base rate increases, the recovery of pollution control investments, and a normal temperature adjustment mechanism implemented in its Indiana gas territories in October 2005, among other initiatives. Gas utility base rate increases added revenues of approximately $33.8 million, or $20.1 million after tax, in 2005 compared to 2004 and $4.7 million, or $2.8 million after tax, in 2004 compared to 2003. Increased revenues associated with recovery of pollution control investments, net of related operating and depreciation expenses, increased operating income $8.7 million, or $5.2 million after tax, in 2005 compared to 2004 and $6.0 million, or $3.6 million after tax, in 2004 compared to 2003. Results for the year ended December 31 2005, also reflect increased margins from generation asset optimization activities. In addition to higher operating costs, depreciation expense, and unfavorable weather, Utility Group results were impacted by a $4.2 million ($2.5 million after tax) charge recorded pursuant to the disallowance of Ohio gas costs in 2005. In 2003, $1.1 million ($0.7 million after tax) was recorded related to this matter.

Management estimates that the after tax impact of weather on the electric and gas utility businesses, including the effects of the recently implemented normal temperature adjustment mechanism, was unfavorable $3.2 million after tax in 2005, unfavorable $7.1 million after tax in 2004, and unfavorable $2.1 million after tax in 2003.

The Company experienced significant earnings growth from its primary nonregulated businesses during 2005 and 2004. Earnings from Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services

were $47.0 million in 2005, $31.0 million in 2004, and $27.4 million in 2003. The primary business growth was primarily due to increased earnings from ProLiance Energy, LLC and improved coal mining operations. Synfuel-related earnings included in primary business results were $11.7 million in 2005, $12.1 million in 2004 and $13.3 million in 2003.

Nonregulated Group results for 2005 also reflect earnings of $3.9 million from the Company’s investment in the Haddington Energy Partnerships, an increase of $1.9 million compared to 2004. Results for the year ended December 31, 2004, reflect $6.0 million in after tax charges related to the write-down of the Company’s broadband businesses. Earnings in 2003 reflect after tax gains from the divesture of businesses and investments totaling $2.6 million after tax.

While consolidated earnings decreased slightly in 2004 compared to 2003, earnings per share was further affected by an equity offering of 7.4 million shares in August of 2003. The equity offering generated net proceeds (after issuance expenses) of approximately $163 million.

The Utility Group generates revenue primarily from the delivery of natural gas and electric service to its customers. Its primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services. The Utility Group’s results are impacted by weather patterns in its service territory and general economic conditions both in its Indiana and Ohio service territories as well as nationally.

The Nonregulated Group generates revenue or earnings from the provision of services to customers. The activities of the Nonregulated Group are closely linked to the utility industry, and the results of those operations are generally impacted by factors similar to those impacting the overall utility industry.

In this discussion and analysis of results of operations, the results of the Utility Group and Nonregulated Group are presented on a per share basis. Such per share amounts are based on the earnings contribution of each group included in Vectren’s consolidated results divided by Vectren’s average shares outstanding during the period. The earnings per share of the groups do not represent a direct legal interest in the assets and liabilities allocated to either group but rather represent a direct equity interest in Vectren Corporation’s assets and liabilities as a whole.

The Company has in place a disclosure committee that consists of senior management as well as financial management. The committee is actively involved in the preparation and review of the Company’s SEC filings.

Dividends

Dividends declared for the year ended December 31, 2005, were $1.19 per share compared to $1.15 per share in 2004 and $1.11 per share in 2003. In October 2005, the Company’s board of directors increased its quarterly dividend to $0.305 per share from $0.295 per share.

Detailed Discussion of Results of Operations

Following is a more detailed discussion of the results of operations of the Company’s Utility Group and Nonregulated Group. The detailed results of operations for the Utility Group and Nonregulated Group are presented and analyzed before the reclassification and elimination of certain intersegment transactions necessary to consolidate those results into the Company’s Consolidated Statements of Income. Other than the $6.5 million contribution made in 2005 to the Vectren Foundation discussed above, Corporate and Other operations are not significant.

Results of Operations of the Utility Group

The Utility Group is comprised of Vectren Utility Holdings, Inc.’s (Utility Holdings) operations. The operations of Utility Holdings consist of the Company’s regulated operations and other operations that provide information technology and other support services to those regulated operations. The Company segregates its regulated operations into a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana, and includes the Company’s power generating and marketing operations. In total, these regulated operations supply natural gas and/or electricity to over one million customers. The results of operations of the Utility Group before certain intersegment eliminations and reclassifications for the years ended December 31, 2005, 2004, and 2003, follow:

	Year Ended December 31,
	2005	2004	2003
	(In millions, except per share data)
OPERATING REVENUES
Gas utility	$1,359.7	$1,126.2	$1,112.3
Electric utility	421.4	371.3	335.7
Other	0.7	0.5	0.8

Total operating revenues	1,781.8	1,498.0	1,448.8

OPERATING EXPENSES
Cost of gas sold	973.3	778.5	762.5
Fuel for electric generation	126.3	96.1	86.5
Purchased electric energy	17.8	20.7	16.2
Other operating	241.3	220.4	211.9
Depreciation & amortization	141.3	127.8	117.9
Taxes other than income taxes	65.2	58.2	56.6

Total operating expenses	1,565.2	1,301.7	1,251.6

OPERATING INCOME	216.6	196.3	197.2
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	—	0.2	(0.5)
Other—net	5.9	7.1	6.5

Total other income	5.9	7.3	6.0

Interest expense	69.9	67.4	66.1

INCOME BEFORE INCOME TAXES	152.6	136.2	137.1

Income taxes	57.5	53.1	51.6

NET INCOME	$95.1	$83.1	$85.5

BASIC EARNINGS PER SHARE	$1.26	$1.10	$1.21

The Utility Group’s 2005 earnings were $95.1 million, an increase of $12.0 million over the prior year. The improved performance is primarily due to gas base rate increases implemented in 2004 and early 2005, which added revenue of $33.8 million, or $20.1 million after tax, compared to 2004. The recovery of pollution control investments, net of related operating and depreciation expense, increased operating income $8.7, million or $5.2 million after tax, compared to the prior year. In addition, margins from generation asset optimization activities increased due to increased availability of the generating units. The improved utility margins were partially offset by higher operating and depreciation expense. The 2005 results also reflect a $4.2 million, $2.5 million after tax, charge recorded pursuant to the disallowance of Ohio gas costs. Year over year, management estimates the effects of weather, as adjusted for a recently implemented normal temperature adjustment mechanism, increased earnings approximately $3.9 million after tax.

The $2.5 million decrease in earnings occurring in 2004 compared to 2003 was primarily due to unfavorable weather estimated at $5.0 million after tax. Margin growth, offsetting the weather impact, resulted from the recovery of NOx related environmental expenditures, gas base rate increases implemented in 2004, and customer growth. The primary expense changes were higher depreciation and lower bad debt expense in 2003. Bad debt expense in 2003 associated with the Ohio service territory was reversed and deferred for later recovery under an uncollectible accounts expense rider.

During 2004 and 2003, the Company initiated base rate cases in its three gas service territories. Orders in its two Indiana service territories were received in the second half of 2004, and the order in the Ohio territory was received early in the second quarter of 2005. On an annual basis, these orders allow for additional revenues approximating $45 million. The Company has sought and received regulatory recovery mechanisms (trackers) affecting electric margin that provide a return on utility plant constructed for environmental compliance and that allow for recovery of related operating expenses. After tax earnings associated with the environmental compliance trackers totaled $13.5 million in 2005, $8.3 million in 2004, and $4.7 million in 2003. The Company recently implemented a normal temperature adjustment mechanism in its Indiana gas service territories and also utilizes regulatory trackers affecting gas margin that recover, on a dollar-for-dollar basis, pipeline integrity management costs in its Indiana territories and uncollectible accounts expense and other costs in its Ohio service territory.

Significant Fluctuations

Utility Group Margin

Throughout this discussion, the terms Gas Utility margin and Electric Utility margin are used. Gas Utility margin is calculated as Gas utility revenues less the Cost of gas. Electric Utility margin is calculated as Electric utility revenues less Fuel for electric generation and Purchased electric energy. These measures exclude Other operating expenses, Depreciation and amortization, and Taxes other than income taxes, which are included in the calculation of operating income. The Company believes Gas Utility and Electric Utility margins are better indicators of relative contribution than revenues since gas prices and fuel costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

Margin generated from the sale of natural gas and electricity to residential and commercial customers is seasonal and impacted by weather patterns in the Company’s service territories. The weather impact in the Company’s Indiana gas utility service territories is mitigated somewhat by a normal temperature adjustment mechanism, which was implemented in the fourth quarter of 2005. Margin generated from sales to large customers (generally industrial, other contract, and firm wholesale customers) is primarily impacted by overall economic conditions. Margin is also impacted by the collection of state mandated taxes, which fluctuate with gas costs, as well as other tracked expenses and is also impacted by some level of price sensitivity in volumes sold. Electric generating asset optimization activities are primarily affected by market conditions, the level of excess generating capacity, and electric transmission availability. Following is a discussion and analysis of margin generated from regulated utility operations.

Gas Utility Margin (Gas Utility Revenues less Cost of Gas Sold)

Gas Utility margin and throughput by customer type follows:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Gas utility revenues	$1,359.7	$1,126.2	$1,112.3
Cost of gas sold	973.3	778.5	762.5

Total gas utility margin	$386.4	$347.7	$349.8

Margin attributed to:
Residential & commercial customers	$333.2	$297.7	$302.1
Industrial customers	48.3	45.7	43.0
Other customers	4.9	4.3	4.7

Sold & transported volumes in MMDth attributed to:
Residential & commercial customers	112.9	114.5	122.6
Industrial customers	87.2	85.8	86.7

Total sold & transported volumes	200.1	200.3	209.3

Gas utility margins were $386.4 million for the year ended December 31, 2005, an increase of $38.7 million compared to 2004. The increase is primarily due to the favorable impact of gas base rate increases of $33.8 million and additional pass through expenses and revenue taxes recovered in margins of $5.8 million compared to last year. Results for the year ended December 31, 2005, reflect a $4.2 million charge for the impact of the disallowance of Ohio gas costs ordered by the PUCO. For the year ended December 31, 2005, weather was 5% warmer than normal but 4% colder than the prior year. Management estimates that weather, including of the effects of the normal temperature adjustment mechanism, increased margin an estimated $2.5 million compared to 2004. Though estimated to be modest to date and net of customer growth, management has seen evidence of gas customer usage declines in 2005, assumed to be driven primarily by price sensitivity. With the current outlook for continued high gas commodity prices, management expects that trend to continue and/or accelerate in 2006. The average cost per dekatherm of gas purchased was $9.05 in 2005, $6.92 in 2004; and $6.36 in 2003.

Gas utility margins were $347.7 and $349.8 million, respectively, for the years ended December 31, 2004 and 2003. This represents a decrease in gas utility margin of $2.1 million compared to 2003. Heating weather for the year ended December 31, 2004, was 8% warmer than normal and 8% warmer than 2003. The estimated unfavorable impact on gas utility margin caused by weather was approximately $9.8 million compared to 2003. Indiana base rate increases added $4.7 million compared to the prior year. Also offsetting the effects of weather were increased late and reconnect fees, expense recovery pursuant to Ohio regulatory trackers, and higher revenue taxes collected from rate payers. Gas sold and transported volumes were 4% less in 2004, compared to the prior year. The decreased throughput was primarily attributable to weather.

Electric Utility Margin (Electric Utility Revenues less Fuel for Electric Generation and Purchased Electric Energy)

Electric Utility margin and volumes sold by customer type follows:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Electric utility revenues	$421.4	$371.3	$335.7
Fuel for electric generation	126.3	96.1	86.5
Purchased electric energy	17.8	20.7	16.2

Total electric utility margin	$277.3	$254.5	$233.0

Margin attributed to:
Residential & commercial customers	$170.8	$157.3	$141.1
Industrial customers	66.9	63.7	53.5
Municipalities & other customers	19.8	18.6	20.1

Subtotal: Retail & firm wholesale	$257.5	$239.6	$214.7

Asset optimization	$19.8	$14.9	$18.3

Electric volumes sold in GWh attributed to:
Residential & commercial customers	2,933.2	2,830.9	2,715.8
Industrial customers	2,575.9	2,511.2	2,369.6
Municipal & other customers	689.9	645.9	624.7

Total retail & firm wholesale volumes sold	6,199.0	5,988.0	5,710.1

Retail & Firm Wholesale Margin

Electric retail and firm wholesale utility margin was $257.5 million for the year ended December 31, 2005, an increase over the prior year of $17.9 million. The recovery of pollution control related investments and associated operating expenses and depreciation expense increased margins $14.3 million compared to 2004. Cooling weather was 9% warmer than normal and 21% warmer than last year. The estimated increase in electric margin related to weather was $4.0 million compared to the prior year ($3.8 million related to cooling weather and $0.2 million related to heating weather).

Electric retail and firm wholesale margin was $239.6 million for the year ended December 31, 2004. This represents a $24.9 million increase over 2003. Additional NOx recoveries increased margin $14.6 million in 2004. Cooling weather for the year was 12% warmer than 2003, increasing margin an estimated $2.0 million. The remaining increase in margin was attributable to increased small customer usage and increased sales to industrial customers.

Margin from Asset Optimization Activities

Periodically, generation capacity is in excess of that needed to serve retail load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. Substantially all of the margin from these activities is generated from contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk. Beginning in April 2005, substantially all off-system sales occur into the MISO day-ahead market.

Following is a reconciliation of asset optimization activity:

	Year Ended December 31,
	2005	2004	2003
	(In millions)
Beginning of Year Net Balance Sheet Position	$(0.6)	$(0.4)	$(0.7)
Statement of Income Activity
Mark-to-market gains (losses) recognized	0.5	(1.4)	0.7
Realized gains	19.3	16.3	17.6

Net activity in electric utility margin	19.8	14.9	18.3

Net cash received & other adjustments	(17.9)	(15.1)	(18.0)

End of Year Net Balance Sheet Position	$1.3	$(0.6)	$(0.4)

For the year ended December 31, 2005, net asset optimization margins were $19.8 million, which represents an increase of $4.9 million, as compared to 2004. The increase in margin results primarily from the timing of available capacity and mark to market gains. Net asset optimization margins decreased $3.2 million in 2004 as compared to 2003 due to reduced available capacity.

In 2005, the Company experienced increased availability of the generating units. The availability of excess capacity was reduced in 2004 by scheduled outages of owned generation related to the installation of environmental compliance equipment. Off system sales totaled 1,208.1 GWh in 2005, compared to 670.4 GWh in 2004 and 739.0 GWh in 2003.

Utility Group Operating Expenses

Other Operating

Other operating expenses increased $20.9 million for the year ended December 31, 2005, compared to 2004. Amortization of rate case expenses, expenses associated with the Ohio choice program and integrity management programs, and expenses recovered through margin increased $6.5 million. Bad debt expense in the Company’s Indiana service territories was $9.3 million in 2005, an increase of $1.8 million compared to 2004. Compensation and benefit costs increases, including performance and share-based compensation was $6.8 million higher than the prior year, reflective of the return to higher earnings in 2005 as compared to 2004. Higher maintenance, chemical costs, and all other costs account for $5.8 million of the increase.

Other operating expenses increased $8.4 million for the year ended December 31, 2004, compared to 2003. Expense in 2003 reflects the deferral of $4.0 million relating to the Ohio order allowing the Company to defer for future recovery its actual bad debt expense in excess of the amount provided in base rates (See Rate and Regulatory Matters below). Other factors contributing to the increase were an increase in environmental compliance-related expenses of $2.8 million recovered in rates and planned turbine maintenance of $1.9 million.

Depreciation & Amortization

Depreciation expense increased $13.5 million in 2005 compared to 2004 and increased $9.9 million in 2004 compared to 2003. In addition to depreciation on additions to plant in service, the increases were primarily due to incremental depreciation expense associated with environmental compliance equipment additions. Depreciation expense associated with environmental compliance equipment, which is recovered in Electric Utility margins, totaled $12.1 million in 2005, $6.2 million in 2004, and $0.7 million in 2003. Results for 2004 include $1.8 million of lower depreciation due to adjustments of Ohio depreciation rates and amortization of Indiana regulatory assets.

Taxes Other Than Income Taxes

Taxes other than income taxes increased $7.0 million in 2005 compared to 2004, and $1.6 million in 2004 compared to 2003. These increases are primarily attributable to increased collections of utility receipts and excise taxes due to higher revenues.

Utility Group Other Income (Expense)

Total other income (expense)-net decreased $1.4 million in 2005 compared to 2004, and increased $1.3 million during 2004 compared to 2003. Lower amounts of AFUDC were recorded in 2005 compared to 2004 and in 2004 compared to 2003 as environmental compliance expenditures were placed in service. Fiscal year 2003 includes operating losses and the write-off of investments in an entity that processed fly ash, totaling $4.2 million.

Utility Group Interest Expense

Interest expense increased $2.5 million in 2005 compared to 2004. The increase was driven by rising interest rates and higher levels of short term borrowings due in part to higher working capital requirements resulting from the increased gas commodity prices.

In November 2005, the Company completed permanent financing transactions in which approximately $150 million in debt and interest rate swap settlement proceeds were received and used to retire higher coupon long-term debt and other short term borrowings.

In the second half of 2003, the Company completed permanent financing transactions in which approximately $366 million in equity, debt, and hedging net proceeds were received and used to retire higher coupon long-term debt and other short term borrowings. The changes in interest expense in 2004 and 2003 reflect the full impact of that transaction.

Utility Group Income Taxes

Federal and state income taxes increased $4.4 million in 2005 compared to 2004 due primarily to increased pre-tax income as compared to the prior year and adjustments to accruals resulting from the conclusion of state tax audits and other adjustments. Income taxes in 2004 were relatively consistent with 2003 with decreased earnings offset by a slightly higher effective rate.

Environmental Matters

The Company is subject to federal, state, and local regulations with respect to environmental matters, principally air, solid waste, and water quality. Pursuant to environmental regulations, the Company is required to obtain operating permits for the electric generating plants that it owns or operates and construction permits for any new plants it might propose to build. Regulations concerning air quality establish standards with respect to both ambient air quality and emissions from electric generating facilities, including particulate matter, sulfur dioxide (SO2), and nitrogen oxide (NOx). Regulations concerning water quality establish standards relating to intake and discharge of water from electric generating facilities, including water used for cooling purposes in electric generating facilities. Because of the scope and complexity of these regulations, the Company is unable to predict the ultimate effect of such regulations on its future operations, nor is it possible to predict what other regulations may be adopted in the future. The Company intends to comply with all applicable governmental regulations, but will contest any regulation it deems to be unreasonable or impossible with which to comply.

Clean Air Act

NOx SIP Call Matter

The Company has taken steps to comply with Indiana’s State Implementation Plan (SIP) of the Clean Air Act (the Act). These steps include installing Selective Catalytic Reduction (SCR) systems at Culley Generating

Station Unit 3 (Culley), Warrick Generating Station Unit 4, and A. B. Brown Generating Station Units 1 and 2. SCR systems reduce flue gas NOx emissions to atmospheric nitrogen and water using ammonia in a chemical reaction. This technology is known to currently be the most effective method of reducing nitrogen oxide (NOx) emissions where high removal efficiencies are required.

The IURC has issued orders that approve:

•	the Company’s project to achieve environmental compliance by investing in clean coal technology;

•	a total capital cost investment for this project up to $250 million (excluding AFUDC and administrative overheads), subject to periodic review of the actual costs incurred;

•	a mechanism whereby, prior to an electric base rate case, the Company may recover through a rider that is updated every six months, an 8% return on its weighted capital costs for the project; and

•	ongoing recovery of operating costs, including depreciation and purchased emission allowances, related to the clean coal technology once the facility is placed into service.

Through December 31, 2005, capital investments approximating the level approved by the IURC have been made. The last SCR was placed into service in May, 2005. Related annual operating expenses, including depreciation expense, were $15.4 million in 2005, $9.7 million in 2004 and $1.2 million in 2003. Such operating expenses could approximate $24 to $27 million once all installed equipment is operational for an entire year.

The Company has achieved timely compliance through the reduction of the Company’s overall NOx emissions to levels compliant with Indiana’s NOx emissions budget allotted by the USEPA. Therefore, the Company has recorded no accrual for potential penalties that may result from noncompliance.

Clean Air Interstate Rule & Clean Air Mercury Rule

In March of 2005 USEPA finalized two new air emission reduction regulations. The Clean Air Interstate Rule (CAIR) is an allowance cap and trade program requiring further reductions in Nitrogen Oxides (NOx) and Sulfur Dioxide (SO2) emissions from coal-burning power plants. The Clean Air Mercury Rule (CAMR) is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants. Both sets of regulations require emission reductions in two phases. The first phase deadline for both rules is 2010 (2009 for NOx under CAIR), and the second phase deadline for compliance with the emission reductions required under CAIR is 2015, while the second phase deadline for compliance with the emission reduction requirements of CAMR is 2018. The Company is evaluating compliance options and fully expects to be in compliance by the required deadlines.

In May 2005, Vectren’s utility subsidiary, SIGECO, filed a new multi-emission compliance plan with the IURC. If approved, SIGECO’s coal-fired plants will be 100% scrubbed for SO2, 90% scrubbed for NOx, and mercury emissions will be reduced to meet the new mercury reduction standards. On October 20, 2005, the Company and the OUCC filed with the IURC a settlement agreement concerning the regulatory treatment and recovery of the investment required by this plan. On December 6, 2005, SIGECO, the OUCC and Citizens Action Coalition filed a supplement to the settlement in which SIGECO agreed to study renewable energy alternatives and to include a carbon forecast in future filings with regard to new generation and further environmental compliance plans, among other initiatives. If the settlement agreement is approved, the Company will recover an approximate 8% return on its capital investments, which are expected to approximate $110 million, and related operating expenses through a rider mechanism. This rider mechanism will operate similar to the rider used to recover NOx-related capital investments and operating expenses. The Company expects a final order from the IURC related to this settlement agreement in early 2006.

Culley Generating Station Litigation

During 2003, the U.S. District Court for the Southern District of Indiana entered a consent decree among SIGECO, the Department of Justice (DOJ), and the USEPA that resolved a lawsuit originally brought by the

USEPA against SIGECO. The lawsuit alleged violations of the Clean Air Act by SIGECO at its Culley Generating Station for (1) making modifications to a generating station without obtaining required permits, (2) making major modifications to the generating station without installing the best available emission control technology, and (3) failing to notify the USEPA of the modifications.

Under the terms of the agreement, the DOJ and USEPA agreed to drop all challenges of past maintenance and repair activities at the Culley Generating Station. In reaching the agreement, SIGECO did not admit to any allegations in the government’s complaint, and SIGECO continues to believe that it acted in accordance with applicable regulations and conducted only routine maintenance on the units. SIGECO entered into this agreement to further its continued commitment to improve air quality and avoid the cost and uncertainties of litigation.

Under the agreement, SIGECO committed to:

•	either repower Culley Unit 1 (50 MW) with natural gas and equip it with SCR control technology for further reduction of nitrogen oxide, or cease operation of the unit by December 31, 2006;

•	operate the existing SCR control technology recently installed on Culley Unit 3 (287 MW) year round at a lower emission rate than that currently required under the NOx SIP Call, resulting in further nitrogen oxide reductions;

•	enhance the efficiency of the existing scrubber at Culley Units 2 and 3 for additional removal of sulphur dioxide emissions;

•	install a baghouse for further particulate matter reductions at Culley Unit 3 by June 30, 2007;

•	conduct a Sulphuric Acid Reduction Demonstration Project as an environmental mitigation project designed to demonstrate an advance in pollution control technology for the reduction of sulfate emissions; and

•	pay a $600,000 civil penalty.

The Company notified the USEPA of its intention to shut down Culley Unit 1 effective December 31, 2006. The Company does not believe that implementation of the settlement will have a material effect to its results from operations or financial condition. The $600,000 civil penalty was expensed and paid during 2003 and is reflected in Other-net.

Manufactured Gas Plants

In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, Indiana Gas, SIGECO, and others may now be required to take remedial action if certain byproducts are found above the regulatory thresholds at these sites.

Indiana Gas has identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas has completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Although Indiana Gas has not begun an RI/FS at additional sites, Indiana Gas has submitted several of the sites to the IDEM’s Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

In conjunction with data compiled by environmental consultants, Indiana Gas has accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $20.4 million.

The estimated accrued costs are limited to Indiana Gas’ proportionate share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20% and 50%.

With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers in an aggregate amount approximating $20.4 million.

Environmental matters related to manufactured gas plants have had no material impact on earnings since costs recorded to date approximate PRP and insurance settlement recoveries. While Indiana Gas has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen.

In October 2002, the Company received a formal information request letter from the IDEM regarding five manufactured gas plants owned and/or operated by SIGECO and not currently enrolled in the IDEM’s VRP. In response, SIGECO submitted to the IDEM the results of preliminary site investigations conducted in the mid-1990’s. These site investigations confirmed that based upon the conditions known at the time, the sites posed no risk to human health or the environment. Follow up reviews have been initiated by the Company to confirm that the sites continue to pose no such risk.

On October 6, 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM’s VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM on February 24, 2004. On July 13, 2004, SIGECO filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program. Costs of remediation at the four SIGECO sites, as well as the amount of any PRP or insurance recoveries, cannot be determined at this time. The total costs accrued to date, including investigative costs, have been immaterial.

Jacobsville Superfund Site

On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The USEPA has identified four sources of historic lead contamination. These four sources shut down manufacturing operations years ago. When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including Vectren’s Wagner Operations Center. Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that the Vectren property contains lead contaminated soils. Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that the Vectren property contains lead contaminated soils. At this time, Vectren anticipates only additional soil testing, if required by the USEPA.

Rate and Regulatory Matters

Gas and electric operations with regard to retail rates and charges, terms of service, accounting matters, issuance of securities, and certain other operational matters specific to its Indiana customers are regulated by the IURC. The retail gas operations of the Ohio operations are subject to regulation by the PUCO.

All metered gas rates in Indiana contain a gas cost adjustment (GCA) clause, and all metered gas rates in Ohio contain a gas cost recovery (GCR) clause. GCA and GCR clauses allow the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause (FAC) that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings.

GCA, GCR, and FAC procedures involve periodic filings and IURC and PUCO hearings to establish the amount of price adjustments for a designated future period. The procedures also provide for inclusion in later periods of any variances between the estimated cost of gas, cost of fuel, and net energy cost of purchased power and actual costs incurred. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in margin. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers.

The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test. For the recent past, the earnings test has not affected the Company’s ability to recover costs.

Weather Normalization

On October 5, 2005, the IURC approved the establishment of a normal temperature adjustment (NTA) mechanism for Vectren Energy Delivery of Indiana. The OUCC had previously entered into a settlement agreement with Vectren Energy Delivery of Indiana providing for the NTA. The NTA affects the Company’s Indiana regulated residential and commercial natural gas customers and should mitigate weather risk in those customer classes during the October to April heating season. These Indiana customer classes represent approximately 60-65% of the Company’s total natural gas heating load.

The NTA mechanism will mitigate volatility in distribution charges created by fluctuations in weather by lowering customer bills when weather is colder than normal and increasing customer bills when weather is warmer than normal. The NTA has been applied to meters read and bills rendered after October 15, 2005. Each subsequent monthly bill for the seven month heating season will be adjusted using the NTA.

The order provides that the Company will make, on a monthly basis, a commitment of $125,000 to a universal service fund program or other low income assistance program for the duration of the NTA or until a general rate case.

Rate structures in the Company’s Indiana electric territory and Ohio gas territory do not include weather normalization-type clauses.

Gas Utility Base Rate Settlements

On June 30, 2004, the IURC approved a $5.7 million base rate increase for SIGECO’s gas distribution business, and on November 30, 2004, approved a $24 million base rate increase for Indiana Gas’ gas distribution business. On April 13, 2005, the PUCO approved a $15.7 million base rate increase for VEDO’s gas distribution business. The new rate designs in all three territories include a larger service charge, which is intended to address to some extent earnings volatility related to weather. The base rate change in SIGECO’s service territory was implemented on July 1, 2004; the base rate change in Indiana Gas’ service territory was implemented on December 1, 2004; and the base rate change in VEDO’s service territory was implemented on April 14, 2005.

The orders also permit SIGECO and Indiana Gas to recover the on-going costs to comply with the Pipeline Safety Improvement Act of 2002. The Pipeline Safety Improvement Tracker provides for the recovery of incremental non-capital dollars, capped at $750,000 the first year and $500,000 thereafter for SIGECO and $2.5 million per year for Indiana Gas. Any costs incurred in excess of these annual caps are to be deferred for future recovery. VEDO’s new base rates provide for the recovery of on-going costs to comply with the Pipeline Safety Improvement Act of 2002 as well as the funding of conservation programs.

Indiana and Ohio Decoupling/Conservation Filings

On October 25, 2005, Vectren Energy Delivery of Indiana filed with the IURC for approval of a conservation program and a conservation adjustment rider in its two Indiana gas service territories. If approved, the plan outlined in the petition will better align the interests of the Company with its customers through the promotion of natural gas conservation. The petition requests the use of a tracker mechanism to recover the costs of funding the design and implementation of conservation efforts, such as consumer education programs and rebates for high efficiency equipment. The conservation tracker works in tandem with a decoupling mechanism. The decoupling mechanism would allow the Company to recover the distribution portion of its rates from residential and commercial customers based on the level of customer usage established in each utility’s last general rate case. The Company will file its evidence in March 2006 and a hearing is set for June 2006.

Similarly, on November 28, 2005, Vectren Energy Delivery of Ohio filed with the PUCO for approval of a conservation program and a conservation adjustment rider that would accomplish the same objectives. Discussions with interested parties are ongoing in both states.

MISO

Since February, 2002 and with the IURC’s approval, the Company has been a member of the Midwest Independent System Operator, Inc. (MISO), a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over the Company’s electric transmission facilities as well as that of other Midwest utilities. Pursuant to an order from the IURC received in December 2001, certain MISO startup costs (referred to as Day 1 costs) have been deferred for future recovery in the next general rate case.

On April 1, 2005, the MISO energy market commenced operation (the Day 2 energy market). As a result of being a market participant, the Company now bids its owned generation into the Day Ahead and Real Time markets and procures power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market.

On June 1, 2005, Vectren, together with three other Indiana electric utilities, received regulatory authority from the IURC that allows recovery of fuel related costs and deferral of other costs associated with the Day 2 energy market. The order allows fuel related costs to be passed through to customers in Vectren’s existing fuel cost recovery proceedings. The other non-fuel and MISO administrative related costs are to be deferred for recovery as part of the next electric general rate case proceeding.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including SIGECO’s transmission facilities, SIGECO’s continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives and uncertainties around Day 2 energy market operations, it is difficult to predict near term operational impacts. However, as stated above, it is believed that MISO’s regional operation of the transmission system will ultimately lead to reliability improvements. The potential need to expend capital for improvements to the transmission system, both to SIGECO’s facilities as well as to those facilities of adjacent utilities, over the next several years will become more predictable as MISO completes studies related to regional transmission planning and improvements. Such expenditures may be significant.

Gas Cost Recovery (GCR) Audit Proceedings

On June 14, 2005, the PUCO issued an order disallowing the recovery of approximately $9.6 million of gas costs relating to the two year audit period ended November 2002. That audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. The disallowance includes approximately $1.3 million relating to pipeline refunds and penalties and approximately $4.5 million of costs for winter delivery services purchased by VEDO to ensure reliability over the two year period. The PUCO also held that ProLiance should have credited to VEDO an additional $3.8 million more than credits actually received for the right to use VEDO’s gas transportation capacity periodically during the periods when it was not required for serving VEDO’s customers. The PUCO also directed VEDO to either submit its receipt of portfolio administration services to a request for proposal process or to in-source those functions. During 2003, the Company recorded a reserve of $1.1 million for this matter. An additional pretax charge of $4.2 million was recorded in Cost of Gas Sold in 2005. The reserve reflects management’s assessment of the impact of the PUCO decisions, an estimate of any current impact that decision may have on subsequent audit periods, and an estimate of a sharing in any final disallowance by Vectren’s partner in ProLiance.

VEDO filed its request for rehearing on July 14, 2005, and on August 10, 2005, the PUCO granted rehearing to further consider the $3.8 million portfolio administration issue and all interest on the findings, but denied rehearing on all other aspects of the case. On October 7, 2005, the Company filed an appeal with the Ohio Supreme Court requesting that the $4.5 million disallowance related to the winter delivery service issue be reversed. That appeal is pending with briefing scheduled to be completed in February, 2006. In addition, the Company solicited and received bids for VEDO’s gas supply and portfolio administration services and has selected a third party provider, who began providing services to VEDO on November 1, 2005, under a one year contract. On December 21, 2005, the PUCO granted in part VEDO’s rehearing request, and reduced the $3.8 million disallowance related to portfolio administration to $1.98 million. The Company is considering whether to appeal that decision.

Ohio Uncollectible Accounts Expense Tracker

On December 17, 2003, the PUCO approved a request by VEDO and several other regulated Ohio gas utilities to establish a mechanism to recover uncollectible account expense outside of base rates. The tariff mechanism establishes an automatic adjustment procedure to track and recover these costs instead of providing the recovery of the historic amount in base rates. Through this order, VEDO received authority to defer its 2003 uncollectible accounts expense to the extent it differs from the level included in base rates. The Company estimated the difference to approximate $4 million in excess of that included in base rates, and reversed and deferred that amount for future recovery in 2003. In 2005 and 2004, the Company recorded revenues of $5.1 million and $3.3 million, respectively, which is equal to the level of uncollectible accounts expense recognized for Ohio residential customers.

United States Securities and Exchange Commission Inquiry into PUHCA Exemption

In July 2004, the Company received a letter from the SEC regarding its exempt status under the Public Utility Holding Company Act of 1935 (PUHCA). The Company has responded fully to the SEC’s letter and believes that it and its utility holding company subsidiary, Utility Holdings, remain entitled to exemption under Section 3(a)(1) of PUHCA. The question of the PUHCA exemptions was mooted by the Energy Policy Act of 2005 (Energy Act), which repealed the Public Utility Holding Company Act of 1935 effective February 8, 2006.

The Energy Act enacts a new Public Utility Holding Company Act of 2005 (PUHCA 2005). The Company and Utility Holdings, are holding companies under PUHCA 2005. Under PUHCA 2005, the FERC is granted authority to require holding companies and their subsidiaries to maintain certain books and records and make them available for review by FERC and state regulatory authorities to the extent relevant to the rates of FERC-jurisdictional public utilities and natural gas companies that are part of the holding company system. FERC has issued rules implementing PUHCA 2005 that allow companies to seek an exemption or waiver from all or some of FERC’s books and records requirements. Under PUHCA 2005, the Company will be required to notify FERC of its status as a holding company, and, unless an exemption or waiver is obtained, file an annual report, maintain certain books and records and make them available to the FERC. Compliance with these requirements is not expected to materially affect the Company’s financial position or operations.

Results of Operations of the Nonregulated Group

The Nonregulated Group is comprised of Vectren Enterprises’ operations. The Nonregulated Group operates in three primary business areas: Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services. Energy Marketing and Services markets and supplies natural gas and provides energy management services, including energy performance contracting services. Coal Mining mines and sells coal and generates IRS Code Section 29 investment tax credits relating to the production of coal-based synthetic fuels. Utility Infrastructure Services provides underground construction and repair, facilities locating, and meter reading services. In addition, there are other businesses that invest in broadband communication services, energy-related opportunities and services, real estate, and leveraged leases, among other investments. The Nonregulated Group supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, utility infrastructure services, and other services. The results of operations of the Nonregulated Group for the years ended December 31, 2005, 2004, and 2003, follow:

	Year Ended December 31,
	2005	2004	2003
	(In millions, except per share amounts)
NET INCOME	$48.2	$26.4	$27.6

BASIC EARNINGS PER SHARE	$0.64	$0.35	$0.39

NET INCOME ATTRIBUTED TO:
Energy Marketing & Services	$29.3	$16.6	$15.3
Coal Mining	17.0	12.5	13.0
Utility Infrastructure	0.7	1.8	(0.9)
Other Businesses	1.2	(4.5)	0.2

Nonregulated earnings for the year ended December 31, 2005, were $48.2 million compared to $26.4 million in 2004 and $27.6 million in 2003. The Company’s three primary nonregulated businesses, Energy Marketing and Services, Coal Mining, and Utility Infrastructure Services, contributed $47.0 million in 2005, $30.9 million in 2004, and $27.4 million in 2003. Primary business growth was primarily due to increased earnings from ProLiance Energy, LLC, and improved coal mining operations. Synfuel-related earnings included in primary business results were $11.7 million in 2005, $12.1 million in 2004 and $13.3 million in 2003.

Other Businesses’ results for 2005 reflect $1.9 million of increased earnings over 2004 from the Company’s investment in Haddington Energy Partnerships. Results for 2004 reflect $6.0 million in after tax charges related to the write-down of the Company’s broadband businesses. Earnings in 2003 reflect after tax gains from the divesture of businesses and investments totaling $2.6 million after tax.

Energy Marketing & Services

Energy Marketing and Services is comprised of the Company’s gas marketing operations, performance contracting operations, and retail gas supply operations.

ProLiance Energy LLC (ProLiance), a nonregulated energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides services to a broad range of municipalities, utilities, industrial operations, schools, and healthcare institutions located throughout the Midwest and Southeast United States. ProLiance’s customers include Vectren’s utilities and nonregulated gas supply operations and Citizens Gas. ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. The Company accounts for its investment in ProLiance using the equity method of accounting.

As part of a settlement agreement approved by the IURC during July 2002, the gas supply agreements with Indiana Gas and SIGECO were approved and extended through March 31, 2007. On February 1, 2006, the

Company, Citizens Gas, and three consumer representatives, including the OUCC, filed a settlement agreement with the IURC providing for ProLiance to be the continued supplier of gas supply services to the Company’s Indiana utilities through March 2011. The settlement is subject to approval by the IURC. The Company does not expect the settlement to impact trends in ProLiance’s earnings contribution.

As required by a June 14, 2005, PUCO order (See Utility Holdings, Rate and Regulatory Matters discussion), VEDO solicited bids for its gas supply/portfolio administration services and has selected a third party provider under a one year contract. ProLiance’s obligation to supply these services to VEDO ended October 31, 2005. The Company believes this change will not materially affect ProLiance’s or Vectren’s future earnings, financial position, or cash flows.

Energy Systems Group, LLC (ESG), a wholly owned subsidiary, provides energy performance contracting and facility upgrades through its design and installation, as well as operation, of energy-efficient equipment throughout the Midwest, Southeast and Mid-Atlantic United States. Prior to April 2003, ESG was a consolidated venture between the Company and Citizens Gas with the Company owning two-thirds. In April 2003, the Company purchased the remaining interest in ESG.

Vectren Retail, LLC (d/b/a Vectren Source), a wholly owned subsidiary, provides natural gas and other related products and services in the Midwest and Southeast United States to nearly 130,000 customers opting for choice among energy providers. Vectren Source began serving choice customers in 2002.

Net income generated by Energy Marketing and Services for the year ended December 31, 2005, was $29.3 million compared to $16.6 million in 2004 and $15.3 million in 2003. Throughout the periods presented, gas marketing operations, performed through ProLiance, provided the primary earnings contribution, totaling $31.1 million in 2005, compared to $15.2 million in 2004 and $15.3 million in 2003. The significant increase in earnings in 2005 compared to 2004 was made possible by storage and transportation opportunities resulting from increased firm storage capacity and price volatility and market disruptions during the fourth quarter of 2005. While ProLiance’s earnings remained relatively consistent in 2004 compared to 2003, ProLiance experienced increased earnings primarily related to asset optimization from storage activities as a result of significant price volatility. However, those increases were offset by the reserve established for the contingency described below.

Vectren Source operations have also provided earnings growth. Vectren Source’s earnings totaled $0.9 million in 2005 compared to a loss of $0.4 million in 2004 and a loss of $1.9 million in 2003. During 2005 Vectren Source added approximately 30,000 customers compared to 2004. Customer growth was the primary source of increased earnings in 2004 compared to 2003.

Earnings from performance contracting operations, performed through ESG, were a net loss of $0.4 million in 2005, compared to earnings of $2.8 million in 2004 and $3.0 million in 2003. For the year ended December 31, 2005, the decrease is primarily attributable to the delay in the closing of new contracts and increased overhead from an acquisition completed in 2004.

ProLiance Contingency

In 2002, a civil lawsuit was filed in the United States District Court for the Northern District of Alabama by the City of Huntsville, Alabama d/b/a Huntsville Utilities, Inc. (Huntsville Utilities) against ProLiance. Huntsville Utilities asserted claims based on alleged breach of contract with respect to the provision of portfolio services and/or pricing advice, fraud, fraudulent inducement, and other theories, including conversion and violations under the Racketeering, Influenced and Corrupt Organizations Act (RICO). These claims related generally to: (1) alleged breach of contract in providing advice and/or administering portfolio arrangements; (2) alleged promises to provide gas at a below-market rate; (3) the creation and repayment of a “winter levelizing program” instituted by ProLiance in conjunction with the Manager of Huntsville’s Gas Utility to allow Huntsville Utilities to pay its natural gas bills from the winter of 2000-2001 over an extended period of time coupled with the alleged ignorance about the program on the part of Huntsville Utilities’ Gas Board and other management, and; (4) conversion of Huntsville Utilities’ gas storage supplies to repay the balance owed on the winter levelizing program and the alleged lack of authority of Huntsville Utilities’ gas manager to approve those sales.

In early 2005, a jury trial commenced and on February 10, 2005, the jury returned a verdict largely in favor of Huntsville Utilities and awarded Huntsville Utilities compensatory damages of $8.2 million and punitive damages of $25.0 million. The jury rejected Huntsville Utilities’ claim of conversion. The jury also rejected a counter claim by ProLiance for payment of amounts due from Huntsville Utilities. Following that verdict, there were a number of issues presented to the judge for resolution. Huntsville made a claim under federal law that it was entitled to have the compensatory damage award trebled. The judge rejected that request. ProLiance made a claim against Huntsville for unjust enrichment, which was also rejected by the judge. The judge also determined that attorneys’ fees and prejudgment interest are owed by ProLiance to Huntsville Utilities. The verdict, as affected by the judge’s subsequent rulings, totals $38.9 million, and ProLiance has posted an appeal bond for that estimated amount. ProLiance’s management believes there are reasonable grounds for appeal which offer a basis for reversal of the entire verdict, and initiated the appeal process on July 26, 2005. The appeal will not be fully briefed until early 2006. The earliest an appellate decision might be issued would be in late 2006.

While it is reasonably possible that a liability has been incurred by ProLiance, it is not possible to predict the ultimate outcome of an appeal of the verdict. ProLiance recorded a reserve of $3.9 million as of December 31, 2004, reflective of their assessment of the lower end of the range of potential exposure on certain issues identified in the case and inclusive of estimated ongoing litigation costs. Amounts due from Huntsville Utilities were fully reserved by ProLiance in 2003.

As an equity investor in ProLiance, the Company reflected its share of the charge, or $1.4 million after tax, in its 2004 fourth quarter results. That charge does not reflect the possibility that some actual losses might be recovered from insurance carriers, as to which there can be no assurance. It is not expected that an unfavorable outcome on appeal will have a material adverse effect on the Company’s consolidated financial position or its liquidity, but an unfavorable outcome could be material to the Company’s earnings.

Commodity Prices

In response to the effects of higher gas costs, ProLiance obtained an approximate $112.5 million short-term credit facility for the October 2005 to March 2006 heating season from its existing lenders. This additional line increased ProLiance’s total borrowing capacity to $362.5 million. Neither ProLiance’s $250 million annual credit facility nor the $112.5 million additional line of credit is guaranteed by Vectren Corporation.

Coal Mining

The Coal Mining group mines and sells coal to the Company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels). The Coal Mining Group also generates IRS Code Section 29 tax credits relating to the production of coal-based synthetic fuels through its 8.3% ownership interest in Pace Carbon Synfuels, LP (Pace Carbon). Pace Carbon developed, owns, and operates four projects to produce and sell coal-based synthetic fuel (synfuel) utilizing Covol technology. Vectren accounts for its investment in Pace Carbon using the equity method. In addition, Fuels receives synfuel-related fees from a synfuel producer unrelated to Pace Carbon for a portion of its coal production.

Coal Mining net income for the year ended December 31, 2005, was $17.0 million, as compared to $12.5 million in 2004, and $13.0 million in 2003. Earnings from Mining operations were $5.3 million in 2005, compared to $0.4 million in 2004 and a loss of $0.3 million in 2003. The increased performance is primarily due to greater production, improved yield and higher prices, despite the effects of rising costs for steel, explosives, and diesel fuel in 2005 and 2004. The Company produced 4.4 million tons of coal in 2005, compared to

3.6 million tons in 2004 and 3.3 million tons in 2003. Synfuel-related results, which include earnings from Pace Carbon and synfuel processing fees earned by Fuels, were $11.7 million in 2005, $12.1 million in 2004, and $13.3 million in 2003. The 2005 decrease reflects lower synfuel processing fees earned by Fuels and costs associated with protecting Section 29 tax credits from oil price risk. The 2004 decrease reflects lower production of synthetic fuel produced by Pace Carbon due to feedstock problems at one of their four plants. The underperforming plant was relocated and began production in January 2005. An additional plant was relocated, due to feedstock problems, in the fourth quarter of 2005 and began production in December 2005. The production of synthetic fuel generates Section 29 tax credits that are utilized by the Company, reducing income tax expense in those years.

Section 29 Tax Credit Developments

Under Section 29 of the Internal Revenue Code, manufacturers such as Pace Carbon receive a tax credit for every ton of synthetic fuel sold. To qualify for the credits, the synthetic fuel must meet three primary conditions: 1) there must be a significant chemical change in the coal feedstock, 2) the product must be sold to an unrelated person, and 3) the production facility must have been placed in service before July 1, 1998.

In past rulings, the Internal Revenue Service (IRS) has concluded that the synthetic fuel produced at the Pace Carbon facilities should qualify for Section 29 tax credits. The IRS issued a private letter ruling with respect to the four projects on November 11, 1997, and subsequently issued an updated private letter ruling on September 23, 2002. As a partner in Pace Carbon, Vectren has reflected total tax credits under Section 29 in its consolidated results from inception through December 31, 2005, of approximately $79 million. To date, Vectren has been in a position to fully utilize or carryforward the credits generated. Primarily from the use of these credits, the Company generated an Alternative Minimum Tax (AMT) credit carryforward in 2005 and 2004. As a result, the Company has an accumulated AMT credit carryforward of approximately $47.4 million and $31.9 million at December 31, 2005 and 2004, respectively.

During June 2001, the IRS began a tax audit of Pace Carbon for the 1998 tax year and later expanded the audit to include tax years 1999, 2000, and 2001. In May 2004, the IRS completed its audit of the 1998 to 2001 tax returns of Pace Carbon requesting only minor modifications to previously filed returns. There were no changes to any of the filed Section 29 tax credit calculations. The Permanent Subcommittee on Investigations of the U.S. Senate’s Committee on Governmental Affairs, however, has an ongoing investigation related to Section 29 tax credits. Vectren believes it is justified in its reliance on the private letter rulings and most recent IRS audit results for the Pace Carbon facilities.

Further, Section 29 tax credits are only available when the price of oil is less than a base price specified by the tax code, as adjusted for inflation. Credits realized in 2005 or in prior years are not affected by the limitation. However, an average NYMEX price of approximately $60 per barrel in 2006, could begin to limit Section 29 tax credits, with a total phase out occurring at approximately $74 per barrel. Oil prices currently exceed the threshold where Section 29 tax credits would begin to be phased out. While Congress is considering legislation that would positively impact or entirely negate this potential limitation on tax credits related to oil prices in 2006, there can be no assurance Section 29 tax credits will be available in future periods.

Absent the effect of Section 29 tax credits, the Company’s investment in Pace Carbon has operated, and is expected to continue to operate, at a net loss. Due to the potential limitation of Section 29 tax credits, Pace Carbon investors must assess at what level to operate the synfuel plants. If the investors continue to operate the plants, and tax credits are phased out, the Company could potentially incur additional losses. In addition, the Company would be required to assess the potential impairment of its investment in Pace Carbon.

If a phase out of tax credits were to occur in 2006, approximately one third of that phase out risk is proportionately protected by an insurance arrangement that was executed in January 2005.

Utility Infrastructure Services

Utility Infrastructure Services provides underground construction and repair to gas, water, and telecommunications companies primarily through its investment in Reliant Services, LLC (Reliant) and Reliant’s 100% ownership in Miller Pipeline. Reliant is a 50% owned strategic alliance with an affiliate of Cinergy Corporation and is accounted for using the equity method of accounting. Utility Infrastructure’s net income decreased $1.1 million compared to 2004 and increased $2.7 million in 2004, compared to 2003. The 2005 decrease is primarily attributable to fewer large pipeline projects and customer requested delays in the start of awarded waste water projects. The $2.7 million improvement in 2004 was primarily driven by better pricing, increased large pipeline projects, and increases in utility and municipal waste water construction and repair spending, along with productivity improvements.

Other Businesses

Other Businesses includes a variety of operations and investments, including investments in Broadband and the Haddington Energy Partnerships (Haddington). Broadband invests in communication services, such as cable television, high-speed internet, and advanced local and long distance phone services.

Other Businesses reported net income of $1.2 million in 2005 compared to a loss of $4.5 million in 2004 and income of $0.2 million in 2003. Results for 2005 reflect $1.9 million of increased earnings from the Company’s investment in the Haddington Energy Partnerships compared to 2004. During 2004, the Company recorded charges related to its broadband investments totaling $6.0 million after tax. Results in 2005 were further affected by planned decreases in leveraged lease income as well as additional charges associated with Vectren Communication Services, Inc. The year ended December 31, 2003, includes a $2.6 million after tax net gain associated with divestures of a debt collection subsidiary and various other investments.

The Haddington Energy Partnerships are equity method investments that invest in energy-related ventures. Earnings from Haddington for the year ended December 31, 2005, were $3.9 million compared to $2.0 million in 2004, and a loss of $0.6 million in 2003. In 2005, Haddington sold its investment in Lodi Gas Storage, LLC for cash. The Company recognized its portion of the gain resulting from that sale which totaled $3.8 million after tax. During 2004, these partnerships sold their investments in SAGO Energy, LP, for cash and wrote-down their investment in Nations Energy Holdings, resulting in a net after tax gain of $1.8 million.

Broadband investments include an approximate 2% equity interest and a convertible subordinated debt investment in Utilicom Networks, LLC (Utilicom) that if converted bring the Company’s ownership interest up to 16% and an approximate 19% equity interest in SIGECOM Holdings, Inc., which was formed by Utilicom to hold interests in SIGECOM, LLC (SIGECOM). SIGECOM provides broadband services, such as cable television, high-speed internet, and advanced local and long distance phone services, to approximately 29,000 customers in the greater Evansville, Indiana area. SIGECOM’s operations are cash flow positive and have not required any further investment since May 2002.

Other Utilicom-related subsidiaries also owned franchising agreements to provide broadband services to the greater Indianapolis, Indiana and Dayton, Ohio markets. In 2004, the build out of these markets was further evaluated, and the Company concluded that it was unlikely it would make additional investments in those markets. As a result, the Company recorded charges totaling $6.0 million, or $3.6 million after-tax, to write off investments made in the Indianapolis and Dayton markets and to write down its investment in SIGECOM.

In 2004, as part of its decision to no longer expand its broadband-related operations, the Company ceased operations of Vectren Communications Services, Inc. (VCS), a municipal broadband consulting business, during the second quarter. This decision resulted in losses of $2.4 million after tax due primarily to inventory write downs, cessation charges, and other costs. In 2005, the Company incurred approximately $1.3 million in after tax charges associated with the settlement of a lawsuit and other charges. VCS’ total loss for 2005 was $1.5 million compared to losses of $2.6 million in 2004 and $1.8 million in 2003.

Impact of Recently Issued Accounting Guidance

SFAS No. 154

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a Replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154). This statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of the direct effects caused by a change in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Further, changes in depreciation, amortization or depletion methods for long-lived, nonfinancial assets are to be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted. The adoption of this standard, beginning in fiscal year 2006, is not expected to have any material effect on the Company’s operating results or financial condition.

FIN 47

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143” (FIN 47). FIN 47 clarifies that a legal obligation to perform an asset retirement activity that is conditional on a future event is within SFAS 143’s scope. It also clarifies the meaning of the term “conditional asset retirement obligation” as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of an asset retirement obligation (ARO) that is conditional on a future event if the liability’s fair value can be estimated reasonably. The interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

The Company adopted this interpretation on December 31, 2005. The primary issue resulting from FIN 47’s adoption was the reassessment of whether a portion of removal costs accrued through depreciation rates established in regulatory proceedings should be recharacterized as an ARO. The adoption of this interpretation established an approximate $16 million ARO for interim retirements of gas utility pipeline and utility poles and certain asbestos-related issues, the majority of which was already accrued as a cost of removal regulatory liability. The ARO is included in Other liabilities and deferred credits. Adoption also resulted in an increase to Utility plant of approximately $12 million. Because of the effects of regulation, the difference was recorded to Regulatory assets and liabilities.

EITF 04-06

At its March 2005 meeting, the EITF Task Force reached a consensus on EITF 04-06, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-06) that stripping costs incurred during the production phase of a strip mine are variable production costs that should be included in the costs of the inventory produced (that is, extracted) during the period that the stripping costs are incurred. EITF 04-06 is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. If material, any unamortized costs that cannot be reclassified to inventory must be charged to earnings as a cumulative effect of change in accounting principle. The Company expects that the adoption of EITF 04-06 will have no current impact on its operating results or financial condition.

SFAS 123 (revised 2004) and related interpretations

In December 2004, the FASB issued Statement 123 (revised 2004), “Share-Based Payments” (SFAS 123R) that will require compensation costs related to all share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123R replaces SFAS 123 and supersedes APB 25. In April 2005, the SEC extended the effective date of SFAS 123R to January 1, 2006 for calendar year companies like Vectren. The Company intends to adopt SFAS 123R using the modified prospective method. The adoption of this standard, and subsequent interpretations of this standard, is not expected to have a material effect on the Company’s operating results or financial condition.

Critical Accounting Policies

Management is required to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and the related disclosures that conform to accounting principles generally accepted in the United States. Note 2 to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Certain estimates used in the financial statements are subjective and use variables that require judgment. These include the estimates to perform goodwill and other asset impairments tests and to determine pension and postretirement benefit obligations. The Company makes other estimates, in the course of accounting for unbilled revenue and the effects of regulation that are critical to the Company’s financial results but that are less likely to be impacted by near term changes. Other estimates that significantly affect the Company’s results, but are not necessarily critical to operations, include depreciating utility and non-utility plant, valuing derivative contracts, and estimating uncollectible accounts, among others. Actual results could differ from these estimates.

Impairment Review of Investments

The Company has investments in notes receivable, entities accounted for using the cost method of accounting, and entities accounted for using the equity method of accounting. When events occur that may cause one of these investments to be impaired, the Company performs an impairment analysis. An impairment analysis of notes receivable usually involves the comparison of the investment’s estimated free cash flows to the stated terms of the note, or for notes that are collateral dependent, a comparison of the collateral’s fair value to the carrying amount of the note. An impairment analysis of cost method and equity method investments involves comparison of the investment’s estimated fair value to its carrying amount. Fair value is estimated using market comparisons, appraisals, and/or discounted cash flow analyses. Calculating free cash flows and fair value using the above methods is subjective and requires judgment concerning growth assumptions, longevity of cash flows, and discount rates (for fair value calculations).

During 2004, the Company performed an impairment analysis on its Utilicom-related investments. The Company used free cash flow analyses to estimate fair value for the cost method portion of the Utilicom investment and recoverability of the related notes receivable. An impairment charge totaling $6.0 million was recorded as a result of the analysis. A 10% increase in the discount rate assumption utilized to calculate Utilicom’s fair value would have resulted in an estimated additional $2 million impairment charge to the cost method investment and no additional impairment charge to the notes receivable.

Impairment tests on other investments were also conducted using appraisals and discounted cash flow models to estimate fair value. A $3.9 million write-off of investments in an entity that processed fly ash resulted in 2003.

Goodwill

Pursuant to SFAS No. 142, the Company performs an annual impairment analysis of its goodwill, almost all of which resides in the Gas Utility Services operating segment, at the beginning of each year, and more frequently if events or circumstances indicate that an impairment loss may have been incurred. Impairment tests are performed at the reporting unit level. The Company has determined its Gas Utility Services operating segment as identified in Note 15 to the consolidated financial statements to be the reporting unit. An impairment test performed in accordance with SFAS 142 requires that a reporting unit’s fair value be estimated. The Company used a discounted cash flow model to estimate the fair value of its Gas Utility Services operating segment, and that estimated fair value was compared to its carrying amount, including goodwill. The estimated fair value was in excess of the carrying amount in 2005, 2004, and 2003 and therefore resulted in no impairment.

Estimating fair value using a discounted cash flow model is subjective and requires significant judgment in applying a discount rate, growth assumptions, company expense allocations, and longevity of cash flows. A 100 basis point increase in the discount rate utilized to calculate the Gas Utility Services segment’s fair value also would have resulted in no impairment charge.

Pension and Other Postretirement Obligations

The Company estimates the expected return on plan assets, discount rate, rate of compensation increase, and future health care costs, among other things, and relies on actuarial estimates to assess the future potential liability and funding requirements of the Company’s pension and postretirement plans. The Company annually measures its obligations on September 30. The Company used the following weighted average assumptions to develop 2005 periodic benefit cost: a discount rate of 5.75%, an expected return on plan assets of 8.25%, a rate of compensation increase of 3.5%, and an inflation assumption of 3.5%. During 2005, the Company reduced the discount rate by 25 basis points to value 2005 ending pension and postretirement obligations due to a decline in benchmark interest rates. In January 2005, the Company announced the amendment of certain postretirement benefit plans, effective January 1, 2006. The amendment resulted in an estimated $4 million annual decrease in periodic cost, of which $3.1 million was recognized in 2005. Two of the unions that represent bargaining employees at the Company’s regulated subsidiaries have advised the Company that it is their position that these changes are not permitted under the existing collective bargaining agreements which govern the relationship between the employees and the affected subsidiaries. With assistance from legal counsel, management has analyzed the unions’ position and continues to believe that the Company has reserved the right to amend the affected plans and that changing these benefits for retirees is not a mandatory subject of bargaining. Future changes in health care costs, work force demographics, interest rates, or plan changes could significantly affect the estimated cost of these future benefits.

Management estimates that a 50 basis point decrease in the discount rate would have increased 2005 periodic benefit cost by approximately $1.0 million.

Unbilled Revenues

To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period. The Company uses actual units billed during the month to allocate unbilled units by customer class. Those allocated units are multiplied by rates in effect during the month to calculate unbilled revenue at balance sheet dates. While certain estimates are used in the calculation of unbilled revenue, the method from which these estimates are derived is not subject to near-term changes.

Regulation

At each reporting date, the Company reviews current regulatory trends in the markets in which it operates. This review involves judgment and is critical in assessing the recoverability of regulatory assets as well as the ability to continue to account for its activities based on the criteria set forth in SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71). Based on the Company’s current review, it believes its regulatory assets are probable of recovery. If all or part of the Company’s operations cease to meet the criteria of

SFAS 71, a write off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets. In the unlikely event of a change in the current regulatory environment, such write-offs and impairment charges could be significant.

Financial Condition

Within Vectren’s consolidated group, Utility Holdings funds the short-term and long-term financing needs of the Utility Group operations, and Vectren Capital Corp (Vectren Capital) funds short-term and long-term financing needs of the Nonregulated Group and corporate operations. Vectren Corporation guarantees Vectren Capital’s debt, but does not guarantee Utility Holdings debt. Vectren Capital’s long-term and short-term obligations outstanding at December 31, 2005, totaled $200.0 million and $73.0 million, respectively. Utility Holdings outstanding long-term and short-term borrowing arrangements are jointly and severally guaranteed by Indiana Gas, SIGECO, and VEDO. Utility Holdings long-term and short-term obligations outstanding at December 31, 2005, totaled $700.0 million and $226.9 million, respectively. Additionally, prior to Utility Holdings formation, Indiana Gas and SIGECO funded their operations separately, and therefore, have long-term debt outstanding funded solely by their operations.

The Company’s common stock dividends are primarily funded by utility operations. Nonregulated operations have demonstrated sustained profitability, and the ability to generate cash flows. These cash flows are primarily reinvested in other nonregulated ventures, but are also used to fund a portion of the Company’s dividends, and from time to time may be reinvested in utility operations or used for corporate expenses.

The credit ratings on outstanding senior unsecured debt of Utility Holdings, SIGECO and Indiana Gas, at December 31, 2005, are A-/Baa1 as rated by Standard and Poor’s Ratings Services (Standard and Poor’s) and Moody’s Investors Service (Moody’s), respectively. SIGECO’s credit ratings on outstanding secured debt are A/A3. Utility Holdings’ commercial paper has a credit rating of A-2/P-2. The current outlook of both Moody’s and Standard and Poor’s is stable. Standard and Poor’s revised its current outlook to stable from negative in January 2005 and in March 2005 revised SIGECO’s secured debt rating to A from A- and its unsecured debt to A- from BBB+. Credit ratings on Vectren Capital’s senior unsecured debt were withdrawn in December 2005 at the Company’s request. A security rating is not a recommendation to buy, sell, or hold securities. The rating is subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. Standard and Poor’s and Moody’s lowest level investment grade rating is BBB- and Baa3, respectively.

The Company’s consolidated equity capitalization objective is 45-55% of long-term capitalization. This objective may have varied, and will vary, depending on particular business opportunities, capital spending requirements, execution of long-term financing plans and seasonal factors that affect the Company’s operations. The Company’s equity component was 48% and 51% of long-term capitalization at December 31, 2005, and 2004, respectively. Long-term capitalization includes long-term debt, including current maturities and debt subject to tender, as well as common shareholders’ equity and any outstanding preferred stock.

In the fourth quarter of 2005, the Company issued $275 million of long-term debt, taking advantage of favorable long-term debt capital markets. Proceeds from the issuance, net of those used to retire maturing and called debt, converted approximately $187 million of short-term debt to long-term. This short-term debt had been incurred primarily to support Vectren’s capital expenditure and investment programs. In addition to permanently financing these long-lived assets, the issuance of new long-term debt improved Vectren’s liquidity position allowing additional capacity on its credit lines to meet expected working capital requirements for 2006 and beyond. Resulting primarily from this issuance, the equity component of long-term capitalization decreased 3% at December 31, 2005, compared to 2004.

The Company expects the majority of its capital expenditures, investments, and debt security redemptions to be provided by internally generated funds. However, due to significant capital expenditures and expected growth in nonregulated operations, the Company may require additional permanent financing.

Sources & Uses of Liquidity

Operating Cash Flow

The Company’s primary historical source of liquidity to fund working capital requirements has been cash generated from operations. Cash flow from operating activities increased $30.4 million in 2005 compared to 2004 and increased $54.3 million in 2004 compared to 2003. Cash utilized for working capital increases was $6.6 million in 2005, $31.2 million in 2004, and $90.1 million in 2003, and is the primary reason for the increased operating cash flow. Earnings before non-cash charges were impacted by $15.5 million and $31.9 million in alternative minimum taxes in 2005 and 2004, respectively.

Financing Cash Flow

Although working capital requirements are generally funded by cash flow from operations, the Company uses short-term borrowings to supplement working capital needs when accounts receivable balances are at their highest and gas storage is refilled. Additionally, short-term borrowings are required for capital projects and investments until they are financed on a long-term basis.

Cash flow required for financing activities reflects the impact of long-term financing arrangements executed in 2005 and 2003 and increases in common stock dividends over the periods presented. In 2005, Utility Holdings issued $150 million of senior unsecured securities and used those proceeds to retire higher coupon long-term debt and refinance certain capital projects originally financed with short-term borrowings. In addition, Vectren Capital issued $125 million in senior unsecured securities and used those proceeds to fund $38 million of maturing debt and refinance certain capital projects originally financed with short-term borrowings. Cash flow provided by financing activities for the year ended December 31, 2003, includes the effects of the long-term financing in which approximately $366 million in equity, debt, and hedging net proceeds were received and used to retire higher coupon long-term debt and other short-term borrowings. These transactions are more fully described below.

Utility Holdings 2005 Debt Issuance

In November 2005, Utility Holdings issued senior unsecured notes with an aggregate principal amount of $150 million in two $75 million tranches. The first tranche was 10-year notes due December 2015, with an interest rate of 5.45% priced at 99.799% to yield 5.47% to maturity (2015 Notes). The second tranche was 30-year notes due December 2035 with an interest rate of 6.10% priced at 99.779% to yield 6.11% to maturity (2035 Notes).

The notes are guaranteed by the Utility Holdings’ three public utilities: SIGECO, Indiana Gas, and VEDO. These guarantees are full and unconditional and joint and several. In addition, they have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by Utility Holdings, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2015 Notes and 25 basis points for the 2035 Notes.

In January and June 2005, Utility Holdings entered into forward starting interest rate swaps with a notional value of $75 million. Upon issuance of the debt, the interest rate swaps were settled resulting in the receipt of approximately $1.9 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issue maturing on December 2035.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $150 million and were used to repay short-term borrowings and to retire approximately $50 million of long-term debt with higher interest rates.

Vectren Capital Corp. 2005 Debt Issuance

On October 11, 2005, Vectren and Vectren Capital Corp., its wholly-owned subsidiary (Vectren Capital), entered into a private placement Note Purchase Agreement (2005 Note Purchase Agreement) pursuant to which various institutional investors purchased the following tranches of notes from Vectren Capital: (i) $25 million 4.99% Guaranteed Senior Notes, Series A due 2010, (ii) $25 million 5.13% Guaranteed Senior Notes, Series B due 2012 and (iii) $75 million 5.31% Guaranteed Senior Notes, Series C due 2015. These Guaranteed Senior Notes are unconditionally guaranteed by Vectren, the parent of Vectren Capital. The proceeds from this financing were received on December 15, 2005. This Note Purchase Agreement contains customary representations, warranties and covenants, including a covenant to the effect that the ratio of consolidated total debt to consolidated total capitalization will not exceed 75%.

On October 11, 2005, Vectren and Vectren Capital entered into First Amendments with respect to a Note Purchase Agreement dated as of December 31, 2000 pursuant to which Vectren Capital issued to institutional investors the following tranches of notes: (i) $38 million 7.67% Senior Notes due 2005, (ii) $17.5 million 7.83% Senior Notes due 2007, (iii) $22.5 million 7.98% Senior Notes due 2010 and (iv) a Note Purchase Agreement, dated April 25, 1997, pursuant to which Vectren Capital issued to an institutional investor a $35 million 7.43% Senior Note due 2012. The First Amendments (i) conform the covenants to those contained in the 2005 Note Purchase Agreement, (ii) eliminate a credit ratings trigger which would have afforded noteholders the option to require prepayment if the ratings of Indiana Gas or SIGECO fell below a certain level, (iii) substitute the unconditional guarantee by Vectren of the notes for the more limited support agreement previously in place and (iv) provide for a 100 basis point increase in interest rates if the ratio of consolidated total debt to total capitalization exceeds 65%.

Utility Holdings 2003 Debt Issuance

In July 2003, Utility Holdings issued senior unsecured notes with an aggregate principal amount of $200 million in two $100 million tranches. The first tranche was 10-year notes due August 2013, with an interest rate of 5.25% priced at 99.746% to yield 5.28% to maturity (2013 Notes). The second tranche was 15-year notes due August 2018 with an interest rate of 5.75% priced at 99.177% to yield 5.80% to maturity (2018 Notes).

The notes are guaranteed by the Utility Holdings’ three public utilities: SIGECO, Indiana Gas, and VEDO. These guarantees are full and unconditional and joint and several. In addition, they have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by Utility Holdings, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2013 Notes and 25 basis points for the 2018 Notes.

Shortly before these issues, Utility Holdings entered into several treasury locks with a total notional amount of $150 million. Upon issuance of the debt, the treasury locks were settled resulting in the receipt of $5.7 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issues.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $203 million and were used refinance certain capital projects originally financed with short-term borrowings and to retire long-term debt with higher interest rates.

Equity Issuance

In March 2003, the Company filed a registration statement with the Securities and Exchange Commission with respect to a public offering of authorized but previously unissued shares of common stock as well as the senior unsecured notes of Utility Holdings described above. In August 2003, the registration became effective, and an agreement was reached to sell approximately 7.4 million shares to a group of underwriters. The net proceeds totaled $163.2 million and were utilized entirely by Utility Holdings and Utility Holdings’ subsidiaries to refinance short-term borrowings and to retire callable long-term debt.

Long-Term Debt Put & Call Provisions

Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. The put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are remarketed. During 2005, no debt was put to the Company. In 2004, and 2003, debt totaling $2.5 million, and $0.1 million, respectively, was put to the Company. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

SIGECO and Indiana Gas Debt Calls

In 2005, the Company called at par $49.9 million of Indiana Gas insured quarterly senior unsecured notes originally due in 2030, and in 2004, called at par $20.0 million of Indiana Gas insured quarterly senior unsecured notes originally due in 2015. The notes called in 2005 and 2004 had stated interest rates of 7.45% and 7.15%, respectively.

During 2003, the Company called two first mortgage bonds outstanding at SIGECO and two senior unsecured notes outstanding at Indiana Gas. The first SIGECO bond had a principal amount of $45.0 million, an interest rate of 7.60%, was originally due in 2023, and was redeemed at 103.745% of its stated principal amount. The second SIGECO bond had a principal amount of $20.0 million, an interest rate of 7.625%, was originally due in 2025, and was redeemed at 103.763% of the stated principal amount.

The first Indiana Gas note had a remaining principal amount of $21.3 million, an interest rate of 9.375%, was originally due in 2021, and was redeemed at 105.525% of the stated principal amount. The second Indiana Gas note had a principal amount of $13.5 million, an interest rate of 6.75%, was originally due in 2028, and was redeemed at the principal amount.

Pursuant to regulatory authority, the premiums paid to retire these notes totaling $3.6 million were deferred as a Regulatory asset.

Other Financing Transactions

During 2004, the Company remarketed two first mortgage bonds outstanding at SIGECO. The remarketing effort converted $32.8 million of outstanding fixed rate debt into variable rate debt where interest rates reset weekly. One bond, due in 2023, had a principal amount of $22.8 million and an interest rate of 6%. The other bond, due in 2015, had a principal amount of $10.0 million and an interest rate of 4.3%. These remarketing efforts resulted in the extinguishment and reissuance of debt at generally the same par value.

Other Company debt totaling $38.0 million in 2005, $15.0 million in 2004, and $18.5 million in 2003 was retired as scheduled.

Investing Cash Flow

Cash flow required for investing activities was $239.6 million in 2005, $262.0 million in 2004, and $239.3 million in 2003. Capital expenditures are the primary component of investing activities. Capital expenditures were $231.6 million in 2005 compared to $252.5 million in 2004 and $233.5 million in 2003. The year ended December 31, 2004, included higher levels of expenditures for environmental compliance equipment.

Available Sources of Liquidity

At December 31, 2005, the Company has $780.0 million of short-term borrowing capacity, including $520.0 million for the Utility Group and $260.0 million for the wholly owned Nonregulated Group and corporate operations, of which approximately $293.0 million is available for the Utility Group operations and approximately $187.0 million is available for the wholly owned Nonregulated Group and corporate operations.

In response to higher natural gas prices, Utility Holdings increased its available consolidated short-term borrowing capacity to $520 million, a $165 million increase over previous levels. In addition, Utility Holdings extended the maturity of its largest credit facility, which totals $515 million, through November, 2010. Vectren Capital also extended the maturity of its largest facility, which totals $255 million, through November, 2010. The amendments were completed on November 10, 2005.

The Company periodically issues new common shares to satisfy dividend reinvestment plan and stock option plan requirements. New issuances added additional liquidity of $4.5 million in 2004 and $7.1 million in 2003.

Potential & Future Uses of Liquidity

Pension and Postretirement Funding Obligations

The Company believes making contributions to its qualified pension plans in the coming years will be necessary. Management currently estimates that the qualified pension plans will require minimum Company contributions of approximately $5 million in 2006 and approximately $15 million in 2007. During 2005, $3.7 million in contributions were made.

Planned Capital Expenditures & Investments

Planned capital expenditures and investments in nonregulated unconsolidated affiliates, including contractual purchase and investment commitments discussed below, for the five-year period 2006—2010 are estimated as follows:

	2006	2007	2008	2009	2010
	(In millions)
Utility Group	$245.8	$292.1	$358.4	$319.1	$244.5
Nonregulated Group	127.6	62.1	77.0	52.8	25.3

Total capital expenditures & investments	$373.4	$354.2	$435.4	$371.9	$269.8

Contractual Obligations

The following is a summary of contractual obligations at December 31, 2005:

	2006	2007	2008	2009	2010	Thereafter
	(In millions)
Long-term debt (1)	$53.7	$24.0	$—	$—	$47.5	$1,131.7
Short-term debt	299.9	—	—	—	—	—
Long-term debt interest commitments	77.4	77.4	75.5	75.4	75.4	689.9
Nonregulated firm commodity purchase commitments	100.6	16.9	10.6	6.3	—	—
Utility & nonutility plant purchase commitments (2)	13.0	—	—	—	—	—
Operating leases	4.9	4.0	1.9	0.9	0.5	2.4
Unconsolidated affiliate investments (2) (3)	2.5	—	—	—	—	—

Total	$552.0	$122.3	$88.0	$82.6	$123.4	$1,824.0

(1)	Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. These provisions allow holders to put debt back to the Company at face value or the Company to call debt at face value or at a premium. Long-term debt subject to tender during the years following 2005 (in millions) is $53.7 in 2006, $20.0 in 2007, zero in 2008, $80.0 in 2009, $10.0 in 2010 and $30.0 thereafter.

(2)	The settlement period of these obligations is estimated.

(3)	Future investments in Pace Carbon will be made to the extent Pace Carbon generates federal tax credits, with any such additional investments to be funded by these credits.

The Company’s regulated utilities have both firm and non-firm commitments to purchase commodities as well as certain transportation and storage rights. Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator approved cost recovery mechanisms. Because of the pass through nature of these costs and their insignificant impact to earnings, they have not been included in the listing of contractual obligations.

Off Balance Sheet Arrangements

Ratings Triggers

In conjunction with the transaction described above, the ratings triggers that related to $113.0 million of Vectren Capital’s senior unsecured notes, outstanding at December 31, 2004, were removed. None of Vectren’s other outstanding debt contains ratings triggers

Guarantees and Letters of Credit

In the normal course of business, Vectren issues guarantees to third parties on behalf of its consolidated subsidiaries and unconsolidated affiliates. Such guarantees allow those subsidiaries and affiliates to execute transactions on more favorable terms than the subsidiary or affiliate could obtain without such a guarantee. Guarantees may include posted letters of credit, leasing guarantees, and performance guarantees. As of December 31, 2005, guarantees issued and outstanding on behalf of unconsolidated affiliates approximated $7 million. In addition, the Company has also issued a guarantee approximating $4 million related to the residual value of an operating lease that expires in 2006. Through December 31, 2005, the Company has not been called upon to satisfy any obligations pursuant to its guarantees.

Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•	Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy environment including effects of industry restructuring and unbundling.

•	Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•	Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas, and interest expense.

•	Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•	The performance of projects undertaken by the Company’s nonregulated businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of Section 29 income tax credits and the Company’s coal mining, gas marketing, and broadband strategies.

•	Direct or indirect effects on the Company’s business, financial condition or liquidity resulting from a change in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.

•	Costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters, including, but not limited to, those described in Management’s Discussion and Analysis of Results of Operations and Financial Condition.

•	Changes in Federal, state or local legislature requirements, such as changes in tax laws or rates, environmental laws and regulations.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to various business risks associated with commodity prices, interest rates, and counter-party credit. These financial exposures are monitored and managed by the Company as an integral part of its overall risk management program. The Company’s risk management program includes, among other things, the use of derivatives. The Company also executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations and optimizing its generation assets.

The Company has in place a risk management committee that consists of senior management as well as financial and operational management. The committee is actively involved in identifying risks as well as reviewing and authorizing risk mitigation strategies.

Commodity Price Risk

Regulated Operations

The Company’s regulated operations have limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana and Ohio regulations, which subject to compliance with those regulations, allow for recovery of the cost of such purchases through natural gas and fuel cost adjustment mechanisms. Nevertheless, it is possible regulators may disallow recovery of a portion of gas costs for various reasons, including but not limited to, a finding by the regulator that natural gas was not prudently procured, as an example. Although Vectren’s regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price- sensitive reduction in volumes sold or delivered. The Company mitigates these risks by executing derivative contracts that manage the price of forecasted natural gas purchases. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.

Recently, commodity prices for natural gas purchases have increased and have become more volatile. Despite hedging strategies, this near term change in natural gas commodity prices may have significant effects on operating results as described above.

Wholesale and Other Operations

Electric sales and purchases in the wholesale power market and other commodity-related operations are exposed to commodity price risk associated with fluctuating commodity prices including electricity, natural gas, and coal. Other commodity-related operations include regulated sales of electricity to certain municipalities and large industrial customers and nonregulated retail gas marketing and coal mining operations. Open positions in terms of price, volume, and specified delivery points may occur and are managed using methods described below with frequent management reporting.

The Company’s wholesale power marketing activities include asset optimization strategies that manage the utilization of available electric generating capacity. Execution of asset optimization strategies require entering into energy contracts that commit the Company to purchase and sell electricity in the future. Commodity price risk results from forward positions that commit the Company to deliver electricity. The Company mitigates price risk exposure with planned unutilized generation capability and offsetting forward purchase contracts. The Company accounts for asset optimization contracts that are derivatives at fair value with the offset marked to market through earnings.

The Company’s other commodity-related operations involve the purchase and sale of commodities, including electricity, natural gas, and coal to meet customer demands and operational needs. These operations also enter into forward and option contracts that commit the Company to purchase and sell commodities in the future. Price risk from forward positions obligating the Company to deliver commodities is mitigated using stored inventory, generating capability, and offsetting forward purchase contracts. Price risk also results from forward contracts obligating the Company to purchase commodities to fulfill forecasted nonregulated sales of natural gas and coal that may, or may not, occur. With the exception of a small portion of contracts that are derivatives that qualify as hedges of forecasted transactions under SFAS 133, these contracts are expected to be settled by physical receipt or delivery of the commodity.

Nonregulated gas retail operations will from time-to-time purchase weather derivatives to mitigate extreme weather affecting unregulated retail gas sales, and the Company may purchase other tailored products that mitigate unique risks involving emission allowances and the effect oil prices may have on the availability of Section 29 tax credits. Market risk resulting from commodity contracts is measured by management using the potential impact on pre-tax earnings caused by the effect a 10% adverse change in forward commodity prices might have on market sensitive derivative positions outstanding on specific dates. For the years ended December 31, 2005, and 2004, a 10% adverse change in forward commodity prices would have decreased earnings by $0.3 million and $0.7 million, respectively, based upon open positions existing on the last day of those years.

Unconsolidated Affiliate

ProLiance, a nonregulated energy marketing affiliate, engages in energy hedging activities to manage pricing decisions, minimize the risk of price volatility, and minimize price risk exposure in the energy markets. ProLiance’s market exposure arises from storage inventory, imbalances, and fixed-price forward purchase and sale contracts, which are entered into to support its operating activities. Currently, ProLiance buys and sells physical commodities and utilizes financial instruments to hedge its market exposure. However, net open positions in terms of price, volume and specified delivery point do occur. ProLiance manages open positions with policies which limit its exposure to market risk and require reporting potential financial exposure to its management and its members.

Interest Rate Risk

The Company is exposed to interest rate risk associated with its borrowing arrangements. Its risk management program seeks to reduce the potentially adverse effects that market volatility may have on interest expense. The Company manages this risk by allowing 20% and 30% of its total debt to be exposed to variable rate volatility. However, there are times when this targeted range of interest rate exposure may not be attained. To manage this exposure, the Company may use derivative financial instruments. At December 31, 2005, debt subject to short-term interest rate volatility and seasonal increases in short-term debt outstanding, represented 22% of the Company’s total debt portfolio.

Market risk is estimated as the potential impact resulting from fluctuations in interest rates on adjustable rate borrowing arrangements exposed to short-term interest rate volatility. During 2005 and 2004, the weighted average combined borrowings under these arrangements were $390.8 million and $276.4 million, respectively. At December 31, 2005, and 2004, combined borrowings under these arrangements were $349.8 million and $500.2 million, respectively. Based upon average borrowing rates under these facilities during the years ended

December 31, 2005 and 2004, an increase of 100 basis points (one percentage point) in the rates would have increased interest expense by $3.9 million and $2.8 million, respectively.

Other Risks

By using forward purchase contracts and derivative financial instruments to manage risk, the Company as well as ProLiance exposes itself to counter-party credit risk and market risk. The Company manages exposure to counter-party credit risk by entering into contracts with companies that can be reasonably expected to fully perform under the terms of the contract. Counter-party credit risk is monitored regularly and positions are adjusted appropriately to manage risk. Further, tools such as netting arrangements and requests for collateral are also used to manage credit risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in commodity prices or interest rates. The Company attempts to manage exposure to market risk associated with commodity contracts and interest rates by establishing parameters and monitoring those parameters that limit the types and degree of market risk that may be undertaken.

The Company’s customer receivables from gas and electric sales and gas transportation services are primarily derived from a diversified base of residential, commercial, and industrial customers located in Indiana and west central Ohio. The Company manages credit risk associated with its receivables by continually reviewing creditworthiness and requests cash deposits or refunds cash deposits based on that review. Credit risk associated with certain investments is also managed by a review of creditworthiness and receipt of collateral.

MARKET FOR COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock trades on the New York Stock Exchange under the symbol “VVC.” For each quarter in 2005 and 2004, the high and low sales prices for the Company’s common stock as reported on the New York Stock Exchange and dividends paid are presented below.

	Cash Dividend	Common Stock Price Range
		High	Low
2005
First Quarter	$0.295	$27.95	$25.82
Second Quarter	0.295	28.98	26.01
Third Quarter	0.295	29.46	26.50
Fourth Quarter	0.305	28.75	25.00
2004
First Quarter	$0.285	$25.87	$24.11
Second Quarter	0.285	25.54	22.86
Third Quarter	0.285	25.75	24.08
Fourth Quarter	0.295	27.09	24.79

On January 25, 2006, the board of directors declared a dividend of $0.305 per share, payable on March 1, 2006, to common shareholders of record on February 15, 2006.

As of January 31, 2006, there were 11,590 shareholders of record of the Company’s common stock.

Dividend Policy

Common stock dividends are payable at the discretion of the board of directors, out of legally available funds. The Company’s policy is to distribute approximately 55% to 65% of earnings over time. On an annual basis, this percentage has varied and will continue to vary due to short-term earnings volatility. The Company and its predecessors have increased its dividend for 46 consecutive years. While the Company is under no contractual obligation to do so, it intends to continue to pay dividends and increase its annual dividend consistent with historical practice. Nevertheless, should the Company’s financial condition, operating results, capital requirements, or other relevant factors change, future payments of dividends, and the amounts of these dividends, will be reassessed.

Certain lending arrangements contain restrictive covenants, including the maintenance of a total debt to total capitalization ratio, which could limit the Company’s ability to pay dividends. These restrictive covenants are not expected to affect the Company’s ability to pay dividends in the near term.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located on the proxy card below.

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This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1, 2 and 3 and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy can be revoked at any time prior to the vote on the Proposals.

The Board of Directors recommends a vote FOR all of the nominees and FOR Proposal 2 and 3.

1.	Election of Directors (three-year term):
Nominees: (1) John M. Dunn (2) Niel C. Ellerbrook (3) Anton H. George (4) Robert L. Koch II
☐	FOR ☐ WITHHOLD

For, except vote withheld from the following nominees:

________________________________________________________________

2.	Approve the Company’s At Risk Compensation Plan, as Amended and Restated:
☐	FOR ☐ AGAINST ☐ ABSTAIN

3.	Ratify the appointment of Deloitte & Touche, LLP as independent registered public accountants for 2006:
☐	FOR ☐ AGAINST ☐ ABSTAIN

☐	I plan to attend the Annual Meeting.

☐	I consent to access future Annual Reports and Proxy Statements over the Internet rather than to receive copies by mail.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

VOTE BY TELEPHONE
c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 94856 Cleveland, OH 44141-4856	Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 26, 2006, to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

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If voting by mail, Proxy must be signed and dated below.

ê     Please fold and detach card at perforation before mailing.     ê

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PROXY	VECTREN CORPORATION	PROXY

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on April 26, 2006.

The undersigned hereby appoints Jerome A. Benkert, Jr., Carl L. Chapman and Ronald E. Christian and each of them, jointly and severally, with powers of substitution, to vote on all matters which may properly come before the 2006 Annual Meeting of Shareholders of Vectren Corporation (or any adjournment thereof).

Signature(s) of shareholder

Signature, if held jointly
Date: _________________________________, 2006

Please sign as your name(s) appear hereon. All joint tenants should date this proxy and sign. When signing as attorney, executor, trustee or guardian, give the full title of such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.